Exhibit 10.1

INDENTURE

dated as of December 10, 2025

by and among

LMNT CRE 2025-FL3, LLC,
as Issuer

LUMENT COMMERCIAL MORTGAGE TRUST,
as Advancing Agent

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Note Administrator

and

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Custodian

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	ARTICLE XIII

	NOTEHOLDERS’ RELATIONS

Section 13.1	Subordination	176
Section 13.2	Standard of Conduct	179

	ARTICLE XIV

	MISCELLANEOUS

Section 14.1	Form of Documents Delivered to the Trustee and Note Administrator	179
Section 14.2	Acts of Noteholders	180
Section 14.3	Notices, etc., to the Trustee, the Note Administrator, the Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Placement Agents, the Collateral Manager and the Rating Agencies	181
Section 14.4	Notices to Noteholders; Waiver	182
Section 14.5	Effect of Headings and Table of Contents	183
Section 14.6	Successors and Assigns	183
Section 14.7	Severability	183
Section 14.8	Benefits of Indenture	183
Section 14.9	Governing Law; Waiver of Jury Trial	183
Section 14.10	Submission to Jurisdiction	184
Section 14.11	Counterparts	184
Section 14.12	17g-5 Information	184
Section 14.13	Rating Agency Condition	186
Section 14.14	Patriot Act Compliance	187

	ARTICLE XV

	ASSIGNMENT OF THE COLLATERAL INTEREST PURCHASE AGREEMENTS

Section 15.1	Assignment of Collateral Interest Purchase Agreement	187

	ARTICLE XVI

	CURE RIGHTS; PURCHASE RIGHTS

Section 16.1	Collateral Interest Purchase Agreements	189
Section 16.2	Operating Advisor	189
Section 16.3	Purchase Right; Majority Class H Noteholder	190
Section 16.4	Representations and Warranties Related to Reinvestment Collateral Interests and Exchange Collateral Interests	190

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SCHEDULES

Schedule A	Schedule of Collateral Interests
Schedule B	Benchmark
Schedule C	List of Authorized Officers of Collateral Manager

EXHIBITS

Exhibit A-1	Form of Class A Senior Secured Floating Rate Note (Global Note)
Exhibit A-2	Form of Class A Senior Secured Floating Rate Note (Definitive Note)
Exhibit B-1	Form of Class A-S Second Priority Secured Floating Rate Note (Global Note)
Exhibit B-2	Form of Class A-S Second Priority Secured Floating Rate Note (Definitive Note)
Exhibit C-1	Form of Class B Third Priority Secured Floating Rate Note (Global Note)
Exhibit C-2	Form of Class B Third Priority Secured Floating Rate Note (Definitive Note)
Exhibit D-1	Form of Class C Fourth Priority Secured Floating Rate Note (Global Note)
Exhibit D-2	Form of Class C Fourth Priority Secured Floating Rate Note (Definitive Note)
Exhibit E-1	Form of Class D Fifth Priority Secured Floating Rate Note (Global Note)
Exhibit E-2	Form of Class D Fifth Priority Secured Floating Rate Note (Definitive Note)
Exhibit F-1	Form of Class E Sixth Priority Secured Floating Rate Note (Global Note)
Exhibit F-2	Form of Class E Sixth Priority Secured Floating Rate Note (Definitive Note)
Exhibit G-1	Form of Class F Seventh Priority Secured Floating Rate Note (Global Note)
Exhibit G-2	Form of Class F Seventh Priority Secured Floating Rate Note (Definitive Note)
Exhibit H-1	Form of Class G Eighth Priority Secured Floating Rate Note (Global Note)
Exhibit H-2	Form of Class G Eighth Priority Secured Floating Rate Note (Definitive Note)
Exhibit I-1	Form of Class H Income Note (Global Note)
Exhibit I-2	Form of Class H Income Note (Definitive Note)
Exhibit J-1	Form of Transfer Certificate – Regulation S Global Note
Exhibit J-2	Form of Transfer Certificate – Rule 144A Global Note
Exhibit J-3	Form of Transfer Certificate – Definitive Note
Exhibit K	Form of Closing Document Checklist Regarding the Collateral Interest File
Exhibit L	Form of Custodian Receipt
Exhibit M	Form of Request for Release
Exhibit N	[Reserved]
Exhibit O	Form of NRSRO Certification
Exhibit P	[Reserved]

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Exhibit Q	Form of Note Administrator’s Monthly Report
Exhibit R-1	Form of Investor Certification (for Non-Borrower Affiliates)
Exhibit R-2	Form of Investor Certification (for Borrower Affiliates)
Exhibit R-3	Form of Investor Certification (for Applicable Investors and Relevant Recipients)
Exhibit S	Form of Online Market Data Provider Certification

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INDENTURE, dated as of December 10, 2025, by and among LMNT CRE 2025-FL3, LLC, a limited liability company formed under the laws of Delaware (the “Issuer”), LUMENT COMMERCIAL MORTGAGE TRUST, a Maryland Corporation (“LCMT”), as advancing agent (herein, together with its permitted successors and assigns, the “Advancing Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the “Trustee”), COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as note administrator, paying agent, calculation agent, transfer agent, authentication agent and backup advancing agent (herein, in all of the foregoing capacities, together with its permitted successors and assigns, the “Note Administrator”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as custodian (herein, together with its permitted successors and assigns in the trusts hereunder, the “Custodian”).

PRELIMINARY STATEMENT

The Issuer is duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. All covenants and agreements made by the Issuer herein are for the benefit and security of the Secured Parties. The Issuer, the Note Administrator, in all of its capacities hereunder, the Custodian, the Trustee and the Advancing Agent are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Issuer in accordance with this Indenture’s terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising out of (in each case, to the extent of the Issuer’s interest therein and specifically excluding any interest in any related Future Funding Participations therein):

(a)        the Closing Date Collateral Interests listed on Schedule A hereto which the Issuer purchases on the Closing Date and causes to be delivered to the Trustee (directly or through the Custodian or bailee) herewith, including all payments thereon or with respect thereto, and all Collateral Interests which are delivered to the Trustee (directly or through the Custodian or bailee) after the Closing Date pursuant to the terms hereof (including, without limitation, all Delayed Acquisition Collateral Interests, Reinvestment Collateral Interests and Exchange Collateral Interests acquired by the Issuer after the Closing Date) and all payments thereon or with respect thereto;

(b)        the Initial Interest Deposit Amount;

(c)        the Servicing Accounts, the Indenture Accounts and the related security entitlements and all income from the investment of funds in any of the foregoing at any time credited to any of the foregoing accounts;

(d)        the Eligible Investments;

(e)        the rights of the Issuer under the Collateral Management Agreement, the Collateral Interest Purchase Agreement and the Servicing Agreement;

(f)        all amounts delivered to the Note Administrator (directly or through a securities intermediary);

(g)        all other investment property, instruments and general intangibles in which the Issuer has an interest;

(h)        the Issuer’s ownership interest in, and rights to, all Permitted Subsidiaries; and

(i)        all proceeds with respect to the foregoing clauses (a) through (h).

The collateral described in the foregoing clauses (a) through (i) is referred to herein as the “Collateral.” Such Grants are made to secure the Secured Notes equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note for any reason, except as expressly provided in this Indenture (including, but not limited to, the Priority of Payments) and to secure (i) the payment of all amounts due on and in respect of the Secured Notes in accordance with their terms, (ii) the payment of all other sums payable under this Indenture and (iii) compliance with the provisions of this Indenture, all as provided in this Indenture. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted by or on behalf of the Issuer to the Trustee for the benefit of the Secured Parties, whether or not such securities or such investments satisfy the criteria set forth in the definitions of “Collateral Interest” or “Eligible Investment,” as the case may be.

Except to the extent otherwise provided in this Indenture, this Indenture shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein, for the benefit of the Noteholders. Upon the occurrence and during the continuation of any Event of Default hereunder, and in addition to any other rights available under this Indenture or any other Collateral held for the benefit and security of the Noteholders or otherwise available at law or in equity but subject to the terms hereof, the Trustee shall have all rights and remedies of a secured party under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Indenture, to exercise, sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public and private sale.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with, and subject to, the terms hereof, in order that the interests of the Secured Parties may be adequately and effectively protected in accordance with this Indenture.

Notwithstanding anything in this Indenture to the contrary, for all purposes hereunder, no Holder of the Class H Notes shall be a secured party for purposes of the Grant by virtue of holding such Notes.

CREDIT RISK RETENTION

On the Closing Date, pursuant to the U.S. Risk Retention Agreement and the EU/UK Risk Retention Letter, LMNT Holder will retain 100% of the Class H Notes. The Class H Notes are referred to in this Indenture as the EHRI.

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word “including” and its variations shall mean “including without limitation.” Whenever any reference is made to an amount the determination of which is governed by Section 1.2 hereof, the provisions of Section 1.2 shall be applicable to such determination or calculation, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision. All references in this Indenture to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this Indenture as originally executed. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, Subsection or other subdivision.

“17g-5 Information”: The meaning specified in Section 14.13(g) hereof.

“17g-5 Information Provider”: The meaning specified in Section 14.12(a) hereof.

“17g-5 Website”: A password-protected internet website maintained by the 17g-5 Information Provider, which shall initially be located at https://www.ctslink.com, under the “NRSRO” tab for this transaction. Any change of the 17g-5 Website shall only occur after notice has been delivered by the 17g-5 Information Provider to the Issuer, the Note Administrator, the Trustee, the Collateral Manager, the Placement Agents and the Rating Agencies, which notice shall set forth the date of change and new location of the 17g-5 Website.

“1940 Act”: Investment Company Act of 1940, as amended.

“Access Termination Notice”: The meaning specified in the Future Funding Agreement.

“Account”: Any of the Servicing Accounts, the Indenture Accounts and the Future Funding Reserve Account.

“Accountants’ Report”: A report of a firm of Independent certified public accountants of recognized national reputation.

“Act” or “Act of Noteholders”: The meaning specified in Section 14.2 hereof.

“Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or otherwise) or disposition of a Collateral Interest, satisfaction of each of the following conditions: (a) such Collateral Interest is being acquired or disposed of in accordance with the terms and conditions set forth in this Indenture; (b) the acquisition or disposition of such Collateral Interest does not result in a reduction or withdrawal of the then current rating issued by Fitch or KBRA on any Class of Notes then outstanding; and (c) such Collateral Interest is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

“Acquisition Criteria”: Acquisitions of Reinvestment Collateral Interests and Exchange Collateral Interests will be permitted only if, as of the date of the commitment to purchase such Collateral Interest:

(i)        the Note Protection Tests are satisfied;

(ii)      no Event of Default has occurred and is continuing; and

(iii)      its acquisition will be in compliance with the Acquisition and Disposition Requirements.

“Additional Note Administrator Compensation”: The meaning specified in Section 10.3(c).

“Administrative Modification”: The meaning specified in the Servicing Agreement.

“Advance Rate”: The meaning specified in the Servicing Agreement.

“Advancing Agent”: Lument Commercial Mortgage Trust, a Maryland real estate investment trust, solely in its capacity as advancing agent hereunder, unless a successor Person shall have become the Advancing Agent pursuant to the applicable provisions of this Indenture, and thereafter “Advancing Agent” shall mean such successor Person.

“Advancing Agent Fee”: The fee payable monthly in arrears on each Payment Date to the Advancing Agent in accordance with the Priority of Payments, equal to 0.25% per annum on the Aggregate Outstanding Amount of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes on such Payment Date prior to giving effect to distributions with respect to such Payment Date; which fee is hereby waived by the Advancing Agent for so long as LCMT (or any of its Affiliates) (i) is the Advancing Agent and (ii) owns the Class H Notes.

“Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Advisory Committee”: The meaning specified in the Collateral Management Agreement.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. The Note Administrator, the Servicer, the Special Servicer and the Trustee may rely on certifications of any Holder or party hereto regarding such Person’s affiliations.

“Agent Members”: Members of, or participants in, the Depository, Clearstream, Luxembourg or Euroclear.

“Aggregate Outstanding Amount”: With respect to any Class or Classes of the Notes as of any date of determination, the aggregate Principal Balance of such Class or Classes of Notes Outstanding as of such date of determination, which includes in the case of the Class F Notes and the Class G Notes, any Deferred Interest with respect to such Class.

“Aggregate Outstanding Portfolio Balance”: On the date of determination thereof, the sum (without duplication) of: (i) the aggregate Principal Balance of the Collateral Interests, (ii) the aggregate Principal Balance of Cash and Eligible Investments held as Principal Proceeds; and (iii) the aggregate Principal Balance of Cash and Eligible Investments held in each of the Unused Proceeds Account and the Reinvestment Account.

“Aggregate Principal Balance”: When used with respect to any Collateral Interests as of any date of determination, the sum of the Principal Balances on such date of determination of all such Collateral Interests.

“Anticipated Takeout Evidence”: An executed letter of commitment or term sheet provided by an institutional lender, letter of intent, signed purchase and sale agreement, or other evidence of anticipated refinancing or sale in accordance with market practices governing the purchase, sale and financing of commercial real estate loans and commercial real estate properties.

“Applicable Fitch Eligible Investment Rating”: (a) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch, and (b) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable Investor”: The registered holder of an Offered Note (or the holder of a beneficial interest therein) that is (i) an EU Institutional Investor or a UK Institutional Investor or (ii) managed by an institution that is an EU Institutional Investor or a UK Institutional Investor, and which, in each case, has delivered a notice to the Issuer on or prior to its purchase of such interest in such Note or, if it (or its manager) becomes subject to the EU/UK Due Diligence Requirements and while it continues to hold such interest in such Note, then promptly after such date, certifying that it (or its manager) is an EU Institutional Investor or a UK Institutional Investor (as applicable), which notice is to be sent by email to the following email addresses: generalcounsel@lument.com and collateralmanager@lument.com.

“Applicable KBRA Eligible Investment Rating”: In the case of Eligible Investments, the short-term debt obligations of which are rated at least “K1” by KBRA, or the long-term debt obligations of which are rated at least “AAA” by KBRA, in each case if then rated by KBRA or, if not then rated by KBRA, an equivalent or higher rating by two other NRSROs (which may include Fitch).

“Appraisal”: The meaning specified in the Servicing Agreement.

“Appraisal Reduction Amount”: With respect to any Commercial Real Estate Loan as to which an Appraisal Reduction Event has occurred, an amount equal to the excess, if any, of (a) the Principal Balance of such Commercial Real Estate Loan, plus all other amounts due and unpaid with respect to such Commercial Real Estate Loan, minus (b) the sum of (i) an amount equal to 90% of the aggregate appraised value of the related Mortgaged Property or Mortgaged Properties (net of any liens senior to the lien of the related mortgage) as determined by an Updated Appraisal on each such Mortgaged Property, plus (ii) the aggregate amount of all reserves, letters of credit and escrows held in connection with such Commercial Real Estate Loan (other than escrows and reserves for unpaid real estate taxes and assessments and insurance premiums), plus (iii) all insurance and casualty proceeds and condemnation awards that constitute collateral for such Commercial Real Estate Loan (whether paid or then payable by any insurance company or government authority). With respect to any Collateral Interest that is a Participation, any Appraisal Reduction Amount will be allocated to such participation interest or promissory note as provided under the applicable Participation Agreement; provided that if such allocation is not provided for under the applicable Participation Agreement, any Appraisal Reduction Amount will be deemed allocated in reverse sequential order (if applicable) and on a pro rata and pari passu basis among the related participations and promissory notes, as applicable, of the same seniority, based on the outstanding principal balance thereof.

“Appraisal Reduction Event”: With respect to a Commercial Real Estate Loan, the occurrence of any of the following events: (i) the 90th day following the occurrence of any uncured delinquency in any monthly payment; (ii) receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity or the 90th day after the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed; (iii) the date on which any related underlying Mortgaged Property becomes an REO Property; (iv) the date on which such Commercial Real Estate Loan becomes a Modified Commercial Real Estate Loan; or (v) a payment default occurs with respect to a balloon payment due on such Commercial Real Estate Loan; provided, however, that if (i) the related borrower is diligently seeking a refinancing commitment or sale of the underlying property, (ii) the related borrower continues to make (or a related mezzanine lender, subordinate lender or companion participation or note holder, on behalf of the borrower, continues to make) its original scheduled payments, (iii) no other Appraisal Reduction Event has occurred with respect to such Commercial Real Estate Loan, and (iv) the Collateral Manager consents, then an Appraisal Reduction Event with respect to this clause (v) will be deemed not to occur on or before the 90th day after the original maturity date (inclusive of all extension options that the related borrower had right to elect and did so elect pursuant to the instrument related to such Commercial Real Estate Loan) of such Commercial Real Estate Loan; and provided, further, that if the related borrower has delivered to the Servicer, on or before the 90th day after the original maturity date, Anticipated Takeout Evidence reasonably acceptable to the Servicer, and the borrower continues to make (or a related mezzanine lender, subordinate lender or companion participation or note holder, on behalf of the borrower, continues to make) its original scheduled payments and no other Appraisal Reduction Event has occurred with respect to such Commercial Real Estate Loan, then an Appraisal Reduction Event will be deemed not to occur until the earlier of (A) 120 days following the original maturity date of such Commercial Real Estate Loan and (B) termination or expiration of the Anticipated Takeout Evidence.

“Article 15 Agreement”: The meaning specified in Section 15.1(a) hereof.

“As-Stabilized LTV”: With respect to any Collateral Interest, the ratio, expressed as a percentage, as calculated by the Collateral Manager in accordance with the Collateral Management Standard, of the Principal Balance of such Collateral Interest to the value estimate of the related Mortgaged Property as reflected in an appraisal that was obtained not more than twelve (12) months prior to the date of determination (or, if originated by the Seller or an affiliate thereof, not more than six (6) months prior to the date of origination), which value is based on the appraisal or portion of an appraisal that states an “as-stabilized” value and/or “as-renovated” value for such property (unless such property achieved stabilization prior to the appraisal, in which case the current “as-is” value will be used), which may be based on the assumption that certain events will occur, including without limitation, with respect to the re-tenanting, renovation or other repositioning of such property and, may be based on the capitalization rate reflected in such appraisal; provided that if the appraisal was not obtained within three (3) months prior to the date of determination, the Collateral Manager may adjust such capitalization rate in its reasonable good faith judgment executed in accordance with the Collateral Management Standard. In determining As-Stabilized LTV for any Reinvestment Collateral Interest or Exchange Collateral Interest that is a Participation, the calculation of As-Stabilized LTV will take into account the outstanding Principal Balance of the Participation being acquired by the Issuer and all related Non-Acquired Participation(s) (assuming fully-funded) that are senior or pari passu in right of repayment. In determining the As-Stabilized LTV for any Reinvestment Collateral Interest or Exchange Collateral Interest that is cross-collateralized with one or more other Collateral Interests, the As-Stabilized LTV will be calculated with respect to the cross-collateralized group in the aggregate. In determining As-Stabilized LTV for any Reinvestment Collateral Interest or Exchange Collateral Interest secured by a Mortgaged Property with respect to which the property owner has incurred PACE financing, the calculation of As-Stabilized LTV will take into account the outstanding principal amount of such PACE financing.

“Asset Documents”: The indenture, loan agreement, note, mortgage, intercreditor agreement, participation agreement, co-lender agreement or other agreement pursuant to which a Collateral Interest or an Eligible Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Interest or an Eligible Investment or of which holders of such Collateral Interest or an Eligible Investment are the beneficiaries.

“Assisted Living Facility”: A facility (other than a Skilled Nursing Facility) licensed by a state Seniors Housing Authority to provide supervision or assistance with activities of daily living, memory care, coordination of services by healthcare providers and monitoring of resident activities to help ensure their health, safety and well-being.

“Auction Call Redemption”: The meaning specified in Section 9.1(d) hereof.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Note Administrator to authenticate such Notes on behalf of the Note Administrator pursuant to Section 2.12 hereof.

“Authorized Officer”: With respect to the Issuer, any Officer (or attorney-in-fact appointed by the Issuer) who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer. With respect to the Collateral Manager, the Persons listed on Schedule C attached hereto or such other Person or Persons specified by the Collateral Manager by written notice to the other parties hereto. With respect to the Servicer, a “Responsible Officer” of the Servicer as set forth in the Servicing Agreement. With respect to the Note Administrator or the Trustee or any other bank or trust company acting as trustee of an express trust, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Backup Advancing Agent”: The Note Administrator, solely in its capacity as Backup Advancing Agent hereunder, or any successor Backup Advancing Agent; provided that any such successor Backup Advancing Agent must be a financial institution having a long-term unsecured debt rating at least equal to “A-” by Fitch and a short-term unsecured debt rating from Fitch at least equal to “F1”.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Benchmark”: The reference rate used to determine the rate at which interest will accrue on a Class of Notes, which (1) initially will be Term SOFR and (2) from and after the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, will be the applicable Benchmark Replacement.

“Benchmark Determination Date”: With respect to any Interest Accrual Period, (1) if the Benchmark is Term SOFR, the second SOFR Business Day preceding the first Business Day of such Interest Accrual Period and (2) if the Benchmark is not Term SOFR, the date determined in accordance with the Benchmark Replacement Conforming Changes.

“Benchmark Replacement”: The first alternative set forth in the order below that can be determined by the Collateral Manager as of the Benchmark Replacement Date:

(1)        Compounded SOFR;

(2)        the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)        the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4)        the sum of: (a) the alternate rate of interest that has been selected by the Collateral Manager as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (b) the Benchmark Replacement Adjustment.

In no event may the Benchmark Replacement be less than zero.

“Benchmark Replacement Adjustment”: The first alternative set forth in the order below that can be determined by the Collateral Manager as of the Benchmark Replacement Date:

(1)        the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)        if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)        the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Collateral Manager giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated securitization transactions at such time.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Interest Accrual Period,” setting an applicable Benchmark Determination Date and Reference Time, the timing and frequency of determining rates and making payments of interest, the method for calculating the Benchmark Replacement and other administrative matters, which may, for the avoidance of doubt, have a material economic impact on the Notes) that the Collateral Manager decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Collateral Manager decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Manager determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Collateral Manager determines is reasonably necessary).

“Benchmark Replacement Date”: The date selected by the Collateral Manager, in its sole discretion, to be an appropriate Benchmark Replacement Date based on market practice.

The Collateral Manager shall provide written notice of its selected Benchmark Replacement Date to the Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), the Noteholders and the Rating Agencies at least thirty (30) days prior to such Benchmark Replacement Date.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is not, or as of a date specified in the future will no longer be, representative.

“Board of Directors”: With respect to the Issuer, the LLC Managers duly appointed by the sole member of the Issuer or otherwise.

“Board Resolution”: With respect to the Issuer, a resolution or unanimous written consent of the LLC Managers or the sole member of the Issuer.

“Build-to-Rent Property”: A Multifamily Property that (A) consists primarily of one or more parcels improved with (i) detached or semi-detached single-family or duplex rental residences, (ii) rental townhomes, or (iii) any combination of the foregoing, (B) was designed and constructed with the intent that its residential units be operated as rental units, and (C) was designed to provide tenants with an experience comparable to single-family residential living.

“Business Day”: Any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York, in the States of Texas or Ohio or the location of the Corporate Trust Office of the Note Administrator or the Trustee, or (iii) days when the New York Stock Exchange or the Federal Reserve Bank of New York are closed.

“Buy/Sell Interest”: A Collateral Interest for which one of the participants has exercised, or has the right to exercise, the purchase of its companion participant’s interest, or sell its interest to such companion participant for the same price, in accordance with the related Participation Agreement.

“Calculation Agent”: The meaning specified in Section 7.14(a) hereof.

“Calculation Amount”: At any time, (a) with respect to any Modified Collateral Interest, the Principal Balance thereof minus any related Appraisal Reduction Amounts; and (b) with respect to any Defaulted Collateral Interest or Collateral Interest with respect to which the related Mortgaged Property has become an REO Property, the lowest of (i) the Recovery Rate of such Collateral Interest multiplied by the Principal Balance of such Collateral Interest, (ii) the market value of such Collateral Interest, as determined by the Collateral Manager in accordance with the Collateral Management Standard based upon, among other things, a recent Appraisal and information from one or more third party commercial real estate brokers and such other information as the Collateral Manager deems appropriate; and (iii) the Principal Balance of such Collateral Interest, minus any applicable Appraisal Reduction Amounts.

“Cash”: Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Collateral Accounts”: The meaning specified in the Servicing Agreement.

“Certificate of Authentication”: The meaning specified in Section 2.1 hereof.

“Certificated Security”: A “certificated security” as defined in Section 8-102(a)(4) of the UCC.

“Citizens Capital Markets”: Citizens JMP Securities, LLC.

“Class”: The Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes or the Class H Notes, as applicable.

“Class A Defaulted Interest Amount”: With respect to the Class A Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class A Notes on account of any shortfalls in the payment of the Class A Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class A Rate.

“Class A Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class A Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class A Rate.

“Class A Notes”: The Class A Senior Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class A Rate”: With respect to any Class A Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 1.5500%.

“Class A-S Defaulted Interest Amount”: With respect to the Class A-S Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class A-S Notes on account of any shortfalls in the payment of the Class A-S Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class A-S Rate.

“Class A-S Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class A-S Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class A-S Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class A-S Rate.

“Class A-S Notes”: The Class A-S Second Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class A-S Rate”: With respect to any Class A-S Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 1.9000%.

“Class B Defaulted Interest Amount”: With respect to the Class B Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class B Notes on account of any shortfalls in the payment of the Class B Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class B Rate.

“Class B Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class B Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class B Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class B Rate.

“Class B Notes”: The Class B Third Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class B Rate”: With respect to any Class B Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 2.3500%.

“Class C Defaulted Interest Amount”: With respect to the Class C Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class C Notes on account of any shortfalls in the payment of the Class C Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class C Rate.

“Class C Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class C Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class C Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class C Rate.

“Class C Notes”: The Class C Fourth Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class C Rate”: With respect to any Class C Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 2.7500%.

“Class D Defaulted Interest Amount”: With respect to the Class D Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class D Notes on account of any shortfalls in the payment of the Class D Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class D Rate.

“Class D Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class D Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class D Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class D Rate.

“Class D Notes”: The Class D Fifth Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class D Rate”: With respect to any Class D Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 3.6000%.

“Class E Defaulted Interest Amount”: With respect to the Class E Notes as of each Payment Date, the accrued and unpaid amount due to Holders of the Class E Notes on account of any shortfalls in the payment of the Class E Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class E Rate.

“Class E Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class E Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class E Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class E Rate.

“Class E Notes”: The Class E Sixth Priority Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class E Rate”: With respect to any Class E Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 4.6000%.

“Class F Defaulted Interest Amount”: With respect to the Class F Notes as of each Payment Date for which no Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are outstanding, the accrued and unpaid amount due to Holders of the Class F Notes on account of any shortfalls in the payment of the Class F Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class F Rate.

“Class F Deferred Interest”: So long as any Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, any interest due on the Class F Notes that is not paid as a result of the operation of the Priority of Payments on any Payment Date.

“Class F Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class F Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class F Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class F Rate.

“Class F Notes”: The Class F Seventh Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class F Rate”: With respect to any Class F Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 5.6000%.

“Class G Defaulted Interest Amount”: With respect to the Class G Notes as of each Payment Date for which no Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are outstanding, the accrued and unpaid amount due to Holders of the Class G Notes on account of any shortfalls in the payment of the Class G Interest Distribution Amount with respect to any preceding Payment Date or Payment Dates, together with interest accrued thereon (to the extent lawful) at the Class G Rate.

“Class G Deferred Interest”: So long as any Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, any interest due on the Class G Notes that is not paid as a result of the operation of the Priority of Payments on any Payment Date.

“Class G Interest Distribution Amount”: On each Payment Date, the amount due to Holders of the Class G Notes on account of interest equal to the product of (i) the Aggregate Outstanding Amount of the Class G Notes on the first day of the related Interest Accrual Period, (ii) the actual number of days in such Interest Accrual Period divided by three hundred sixty (360) and (iii) the Class G Rate.

“Class G Notes”: The Class G Eighth Priority Secured Floating Rate Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class G Rate”: With respect to any Class G Note, the per annum rate at which interest accrues on such Note for any Interest Accrual Period, which shall be equal to (a) the Benchmark for the related Interest Accrual Period plus (b) 6.6000%.

“Class H Notes”: The Class H Income Notes Due 2043, issued by the Issuer pursuant to this Indenture.

“Class H-P Subcomponent”: The meaning specified in Section 2.18(a) hereof.

“Class H-R Subcomponent”: The meaning specified in Section 2.18(a) hereof.

“Class H-XS Reference Amount”: The meaning specified in Section 2.18(b) hereof.

“Class H-XS Subcomponent”: The meaning specified in Section 2.18(a) hereof.

“Clean-up Call”: The meaning specified in Section 9.1(a) hereof.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearstream, Luxembourg”: Clearstream Banking, société anonyme, a limited liability company organized under the laws of the Grand Duchy of Luxembourg.

“Closing Date”: December 10, 2025.

“Closing Date Collateral Interests”: The Whole Loans and Participations listed on Schedule A attached hereto.

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Collateral”: The meaning specified in the first paragraph of the Granting Clause of this Indenture.

“Collateral Interest File”: The meaning set forth in Section 3.3(e) hereof.

“Collateral Interest Purchase Agreement”: The Collateral Interest purchase agreement entered into between the Issuer, the Seller and LFT REIT on or about the Closing Date, as amended from time to time, which agreement is assigned to the Trustee on behalf of the Issuer pursuant to this Indenture, together with any collateral interest purchase agreement or subsequent transfer instrument entered into between the Issuer and the Seller in connection with the acquisition of a Delayed Acquisition Collateral Interest, a Reinvestment Collateral Interest and/or an Exchange Collateral Interest.

“Collateral Interests”: The Closing Date Collateral Interests and each of the other Whole Loans and Participations acquired by the Issuer from time to time.

“Collateral Management Agreement”: The Collateral Management Agreement, dated as of the Closing Date, by and between the Issuer and the Collateral Manager, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Collateral Management Standard”: The meaning set forth in the Collateral Management Agreement.

“Collateral Manager”: Lument Investment Management, LLC, each of Lument Investment Management, LLC’s permitted successors and assigns or any successor Person that shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement and thereafter “Collateral Manager” shall mean such successor Person.

“Collateral Manager Fee”: The meaning set forth in the Collateral Management Agreement.

“Collateral Net WAC”: With respect to any Payment Date, a per annum rate (greater than or equal to zero) equal to: (A) the total amount of Interest Proceeds available for actual payment to holders of the Notes, divided by (B) the Aggregate Outstanding Portfolio Balance immediately preceding such Payment Date, expressed as a percentage and as an annualized rate at which interest would have to accrue on the Aggregate Outstanding Portfolio Balance on an actual/360 basis in order to produce the aggregate amount of interest described in clause (A) to accrue on the Aggregate Outstanding Portfolio Balance during the related one-month Interest Accrual Period.

“Collection Account”: The meaning specified in the Servicing Agreement.

“Commercial Real Estate Loan”: Any Whole Loan or Participated Loan, as applicable and as the context may require.

“Commitment Letter”: A definitive letter of commitment or term sheet provided by an institutional lender.

“Company Administrative Expenses”: All fees, expenses and other amounts due or accrued with respect to any Payment Date and payable by the Issuer or any Permitted Subsidiary (including legal fees and expenses) to (i) the Note Administrator, the Custodian, the Securities Intermediary and the Trustee pursuant to this Indenture or any co-trustee appointed pursuant to Section 6.7 hereof (including amounts payable by the Issuer as indemnification pursuant to this Indenture), (ii) the EU/UK Retention Holder, the Servicer, the Special Servicer, the Collateral Manager, the Note Administrator or the EU/UK Reporting Administrator in connection with their assisting the Issuer with the preparation and/or filing of information and reports required by the EU/UK Transparency Requirements, (iii) the LLC Managers (including indemnification), (iv) the independent accountants, agents and counsel of the Issuer for reasonable fees and expenses (including amounts payable in connection with the preparation of tax forms on behalf of the Issuer), and any registered office and government filing fees, in each case, payable in the order in which invoices are received by the Issuer, (v) a Rating Agency for fees and expenses in connection with any rating (including the annual fee payable with respect to the monitoring of any rating) of the Notes, including fees and expenses due or accrued in connection with any credit assessment or rating of the Collateral Interests, (vi) the Collateral Manager under this Indenture and the Collateral Management Agreement (including amounts payable by the Issuer as indemnification pursuant to this Indenture or the Collateral Management Agreement), (vii) other Persons as indemnification pursuant to the Collateral Management Agreement, (viii) the Advancing Agent or other Persons as indemnification pursuant to the provisions pertaining to the Advancing Agent in this Indenture, (ix) the Servicer or the Special Servicer as indemnification or reimbursement of fees or expenses pursuant to the Servicing Agreement or the other Transaction Documents, (x) the CREFC® Intellectual Property Royalty License Fee, (xi) each member of the Advisory Committee (including amounts payable as indemnification) under each agreement between such Advisory Committee member, the Collateral Manager and the Issuer (and the amounts payable by the Issuer to each member of the Advisory Committee as indemnification pursuant to each such agreement), (xii) any other Person in respect of any governmental fee, charge or tax (including any FATCA Legislation compliance costs) in relation to the Issuer (in each case as certified by an Authorized Officer of the Issuer to the Note Administrator), in each case, payable in the order in which invoices are received by the Issuer, or (xiii) any other Person in respect of any other fees or expenses (including indemnifications) permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture and the Notes and any amendment or other modification of any such documentation, in each case unless expressly prohibited under this Indenture (including, without limitation, the payment of all transaction fees and all legal and other fees and expenses required in connection with the purchase of any Collateral Interests or any other transaction authorized by this Indenture), in each case, payable in the order in which invoices are received by the Issuer; provided that Company Administrative Expenses shall not include (a) amounts payable in respect of the Notes and (b) any Collateral Manager Fee payable pursuant to the Collateral Management Agreement.

“Compounded SOFR”: “30-Day Average SOFR” as reported on the website of the Federal Reserve Bank of New York currently at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind, or any successor source for the rate currently identified as “30-Day Average SOFR” identified as such by the Federal Reserve Bank of New York from time to time.

“Controlling Class”: The Class A Notes, so long as any Class A Notes are Outstanding, then the Class A-S Notes, so long as any Class A-S Notes are Outstanding, then the Class B Notes, so long as any Class B Notes are Outstanding, then the Class C Notes, so long as any Class C Notes are Outstanding, then the Class D Notes, so long as any Class D Notes are Outstanding, then the Class E Notes, so long as any Class E Notes are Outstanding, then the Class F Notes, so long as any Class F Notes are Outstanding and then the Class G Notes, so long as any Class G Notes are Outstanding.

“Corporate Trust Office”: The designated corporate trust office of (i) the Trustee, currently located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee – LMNT 2025-FL3, (ii) the Note Administrator, currently located at (a) with respect to the delivery of Asset Documents, at 1055 10th Avenue SE, Minneapolis, Minnesota, 55414, Attention: Document Custody Group – LMNT 2025-FL3, (b) with respect to the delivery of Note transfers and surrenders, at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Certificate Transfer Services – LMNT 2025-FL3 and (c) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Computershare Corporate Trust (CMBS), LMNT 2025-FL3 or (iii) such other address as the Trustee or the Note Administrator, as applicable, may designate from time to time by notice to the Noteholders, the 17g-5 Information Provider and the parties hereto.

“Corresponding Tenor”: With respect to a Benchmark Replacement, a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Credit Risk Collateral Interest”: Any Collateral Interest that, in the Collateral Manager’s reasonable business judgment, has a significant risk of becoming a Defaulted Collateral Interest in the foreseeable future.

“Credit Risk/Defaulted Collateral Interest Cash Purchase”: The meaning specified in Section 12.1(b) hereof.

“Credit Risk Retention Rules”: Regulation RR (17 C.F.R. Part 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission and the Department of Housing and Urban Development in the adopting release (79 F.R. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Collateral Interest and for any Payment Date, an amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Principal Balance of such Collateral Interest as of the close of business on the Determination Date in such Interest Accrual Period. Such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Collateral Interest is computed and shall be prorated for partial periods.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Collateral Interest, a rate equal to 0.0005% per annum.

“Criteria-Based Modification”: The meaning specified in the Servicing Agreement.

“Custodial Account”: An account at the Securities Intermediary established pursuant to Section 10.1(b) hereof.

“Custodian”: The meaning specified in Section 3.3(a) hereof.

“Default”: Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defaulted Collateral Interest”: Any Collateral Interest for which the related Commercial Real Estate Loan is a Defaulted Loan.

“Defaulted Loan”: Any Commercial Real Estate Loan for which there has occurred and is continuing for more than 90 days either (x) a default in the payment of any amounts due and payable to lender under the related Asset Documents, including balloon and other mandatory repayments and prepayments (after giving effect to any applicable grace period but without giving effect to any waiver) or (y) any other material monetary or non-monetary event of default that is known to the Servicer (after giving effect to any applicable grace period but without giving effect to any waiver); provided, however, that any Collateral Interest as to which an Appraisal Reduction Event has not occurred due to the circumstances specified in clause (v) of the definition thereof and which is not otherwise a Defaulted Loan will be deemed not to be a Defaulted Loan. If a Defaulted Loan is the subject of a work-out, modification or otherwise has cured the default such that the subject Defaulted Loan is no longer in default pursuant to its terms (as such terms may have been modified), such Commercial Real Estate Loan will no longer be treated as a Defaulted Loan. In addition, if a mezzanine lender, subordinate lender or companion participation or note holder continues to make monthly payments (or, in connection with a balloon payment default, assumed scheduled payments) under the Commercial Real Estate Loan pursuant to a cure or extension option granted by the applicable Asset Documents, such Commercial Real Estate Loan shall not be treated as a Defaulted Loan.

“Deferred Interest”: The Class F Deferred Interest and the Class G Deferred Interest.

“Definitive Notes”: The meaning specified in Section 2.2(b) hereof.

“Delayed Acquisition Collateral Interest”: Each Collateral Interest identified as a Delayed Acquisition Collateral Interest on Schedule A hereto.

“Delayed Acquisition Conditions”: Conditions that will be satisfied with respect to any Delayed Acquisition Collateral Interest if, as of the date that the Issuer purchases such Collateral Interests, either (i) the terms of the Asset Documents (as modified) evidencing such Delayed Acquisition Collateral Interest substantially conform to the terms described in the Offering Memorandum (including Annex A thereto), or (ii) the Rating Agency Condition is satisfied with respect to each Rating Agency.

“Depository” or “DTC”: The Depository Trust Company, its nominees, and their respective successors.

“Determination Date”: The 13th day of each month or, if such date is not a Business Day, the next Business Day, commencing on the Determination Date in December 2025.

“Disposition Limitation Threshold”: The time at which the sum of (i) the cumulative aggregate Principal Balance of Credit Risk Collateral Interests (other than those that are Defaulted Collateral Interests) sold by the Issuer to the Collateral Manager or its affiliates plus (ii) the cumulative aggregate Principal Balance of Credit Risk Collateral Interests exchanged for Exchange Collateral Interests, is equal to or greater than 10% of the aggregate Principal Balance of the Closing Date Collateral Interests as of the Closing Date.

“Disqualified Transferee”: The meaning specified in Section 2.5(l) hereof.

“Dissolution Expenses”: The amount of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Collateral and the dissolution of the Issuer, as reasonably certified by the Collateral Manager or the Issuer, based in part on expenses incurred by the Note Administrator, the Custodian and the Trustee and reported to the Collateral Manager.

“Dodd-Frank”: The Dodd Frank Wall Street Reform and Consumer Protection Act, as amended from time to time.

“Dollar”, “U.S. $” or “$”: A U.S. dollar or other equivalent unit in Cash.

“Due Period”: With respect to any Payment Date, the period commencing on the day immediately succeeding the second preceding Determination Date (or commencing on and excluding the Closing Date, in the case of the Due Period relating to the first Payment Date) and ending on and including the Determination Date immediately preceding such Payment Date.

“EHRI”: Any interest in the Issuer that satisfies the definition of “eligible horizontal residual interest” in the Credit Risk Retention Rules. As of the Closing Date, the Class H Notes shall constitute the EHRI.

“Eligibility Criteria”: The criteria set forth below with respect to any Reinvestment Collateral Interest or any Exchange Collateral Interest, compliance with which shall be evidenced by an Officer's Certificate of the Collateral Manager delivered to the Trustee as of the date of such acquisition:

(i)        it is a whole loan, a senior, senior pari passu or pari passu note, a trust certificate representing a 100% beneficial interest in a whole loan, or a Senior Participation in a whole loan or senior, senior pari passu or pari passu note that is secured by a Multifamily Property, Student Housing Property, Build-to-Rent Property, Self-Storage Property, Manufactured Housing Community Property or Mixed-Use Property;

(ii)	(A) the aggregate Principal Balance of the Collateral Interests secured by properties that are of the following types are subject to limitations as follows: (a) Student Housing Properties does not exceed 10.0% of the Aggregate Outstanding Portfolio Balance, (b) Build-to-Rent Properties does not exceed 10.0% of the Aggregate Outstanding Portfolio Balance, (c) Self-Storage Properties does not exceed 7.5% of the Aggregate Outstanding Portfolio Balance, (d) Manufactured Housing Community Properties does not exceed 10.0% of the Aggregate Outstanding Portfolio Balance, and (e) Mixed-Use Properties, with respect to which more than 60.0% of underwritten revenue is multifamily revenue, does not exceed 7.5% of the Aggregate Outstanding Portfolio Balance (it being understood that, for all purposes hereof, no concentration limitation will apply with respect to Multifamily Properties); and

(B) the sum of the aggregate Principal Balance of the Collateral Interests that are secured by Multifamily Properties (not including Student Housing Properties or Build-to-Rent Properties), the aggregate Principal Balance of Cash and Eligible Investments held as Principal Proceeds; and the aggregate Principal Balance of Cash and Eligible Investments held in each of the Unused Proceeds Account and the Reinvestment Account is not less than 75.0% of the Aggregate Outstanding Portfolio Balance;

(iii)        the obligor is incorporated or organized under the laws of, and the Collateral Interest is secured by property located in, the United States;

(iv)      it provides for monthly payments of interest at (a) a SOFR based floating rate, (b) a fixed rate or (c) a rate that is acceptable to the Rating Agencies;

(v)        if it is a Fixed Rate Collateral Interest, its acquisition will not cause the aggregate Principal Balance of all Fixed Rate Collateral Interests to exceed 5.0% of the Aggregate Outstanding Portfolio Balance;

(vi)       it has a maturity date, assuming the exercise of all extension options (if any) that are exercisable at the option of the related borrower under the terms of such Collateral Interest, that is not more than five years from the date such Collateral Interest is acquired by the Issuer (without counting the initial stub interest period for newly originated loans);

(vii)      except with respect to any Funded Companion Participation related to a Closing Date Collateral Interest, the related Commercial Real Estate Loan has an origination date no earlier than January 1, 2025;

(viii)     it is not an Equity Interest;

(ix)        it is either (a) not a ground-up construction loan or (b) (i) in the case of any Commercial Real Estate Loan secured by a Multifamily Property, a temporary certificate of occupancy has been received for at least 51% of the units, (ii) in the case of any Commercial Real Estate Loan secured by a Build-to-Rent Property, (A) the construction of such property is substantially complete and (B) such property is in lease-up or stabilized and (iii) in the case of all eligible property types other than Multifamily Properties and Build-to-Rent Properties, the related property has achieved substantial completion of renovations or construction in accordance with the related Asset Documents;

(x)        the Collateral Manager has determined that it has an As-Stabilized LTV that is not greater than (i) in the case of Collateral Interests secured by Multifamily Properties, 80.0%, (ii) in the case of Collateral Interests secured by any other property type, 75.0%;

(xi)       the Collateral Manager has determined that it has an U/W Stabilized NCF Debt Yield that is not less than (i) in the case of Collateral Interests secured by Multifamily Properties, 7.0% and (ii) in the case of Collateral Interests secured by any other property types, 8.0%;

(xii)      the Principal Balance of such Collateral Interest (plus any previously-acquired participation interests in the same underlying Commercial Real Estate Loan but excluding any participation interests that were included as part of the Closing Date Collateral Interests) is not greater than 10% of the Aggregate Outstanding Portfolio Balance;

(xiii)        (A) the Weighted Average Life of the Collateral Interests, assuming the exercise of all contractual extension options (if any) that are exercisable by the borrower under each Collateral Interest, is less than or equal to the number of years (rounded to the nearest one hundredth thereof) during the period from such date of determination to 5.50 years from the Closing Date;

(B)        (x) the Weighted Average Spread of the Collateral Interests is not less than 2.75% and (y) the Weighted Average Coupon of the Fixed Rate Collateral Interests is not less than 4.25%;

(C)        the aggregate Principal Balance of Collateral Interests secured by Mortgaged Properties located in (x) California, Florida, Texas and New York is (in each case) no more than 40.0% of the Aggregate Outstanding Portfolio Balance and (y) any other state is no more than 20.0% of the Aggregate Outstanding Portfolio Balance; and

(D)        the Herfindahl Score is greater than or equal to 16.0.

(xiv)        a No Downgrade Confirmation has been received from Fitch and KBRA with respect to the acquisition of such Collateral Interest, except that such confirmation will not be required with respect to the acquisition of a Funded Companion Participation if (a) the Issuer already owns a Participation in the same underlying Participated Loan and (b) the principal balance of the Funded Companion Participation being acquired is less than $2,000,000;

(xv)        it will not require the Issuer to make any future payments after the Issuer’s purchase thereof;

(xvi)        if it is a Collateral Interest with a related Future Funding Participation:

(A)        the Future Funding Indemnitor has Segregated Liquidity (evidenced by a certification) in an amount at least equal to the greater of (i) the Largest One Quarter Future Advance Estimate and (ii) the Two Quarter Future Advance Estimate for the immediately following two calendar quarters (based on the Future Funding Amounts for all outstanding Future Funding Participations related to the Collateral Interests);

(B)        the maximum principal amount of all Future Funding Participations with respect to all Collateral Interests does not exceed 25.0% of the maximum commitment amount of all Participated Loans (which, with respect to each Collateral Interest, will equal the sum of (i) the related initial Principal Balance, (ii) any related Future Funding Amount and (iii) the initial principal balance of any Funded Companion Participation (including any junior participation)); and

(C)        the maximum principal amount of the related Future Funding Participation does not exceed 40.0% of the maximum principal amount (including all related funded and unfunded Participations) of the related Participated Loan;

(xvii)       it is not prohibited under its Asset Documents from being purchased by the Issuer and pledged to the Trustee;

(xviii)      it is not currently the subject of discussion between lender and the borrower to amend, modify or waive any material provision of any of the related Asset Documents in such a manner as would adversely affect the performance of the related Commercial Real Estate Loan;

(xix)       it is not an interest that, in the Collateral Manager’s reasonable business judgment, has a significant risk of, with lapse of time or notice, becoming a Defaulted Collateral Interest;

(xx)       it is not a Defaulted Collateral Interest (as determined by the Collateral Manager after reasonable inquiry);

(xxi)       it is Dollar denominated and may not be converted into an obligation payable in any other currencies;

(xxii)     if such Collateral Interest has attached reciprocal “buy/sell” rights as a dispute resolution mechanism, such rights in favor of the Issuer are freely assignable by the Issuer to any of its affiliates;

(xxiii)     it provides for the repayment of principal at not less than par no later than upon its maturity or upon redemption, acceleration or its full prepayment;

(xxiv)    it is serviced pursuant to the Servicing Agreement or it is serviced by a Qualified Servicer pursuant to a commercial mortgage servicing arrangement that includes servicing provisions substantially similar to those that are standard in commercial mortgage-backed securities (“CMBS”) transactions;

(xxv)     it is purchased from the Seller or a wholly-owned subsidiary thereof, and the requirements set forth in the Indenture regarding the representations and warranties with respect to such Collateral Interest and the underlying mortgaged property (as applicable) have been met (subject to such exceptions as are reasonably acceptable to the Collateral Manager);

(xxvi)   if it is a participation interest, the related Participating Institution is (and any “qualified transferee” is required to be) any of (1) a “special purpose entity” or a “qualified institutional lender” as such terms are typically defined in the Asset Documents related to participations; (2) an entity (or a wholly-owned subsidiary of an entity) that has (x) a long-term unsecured debt rating from Fitch of “A-” or higher and (y) a long-term unsecured debt rating from KBRA of “A” or higher (if rated by KBRA, or if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)) (3) a securitization trust, a collateralized loan obligation (“CLO”) issuer or a similar securitization vehicle, or (4) a special purpose entity that is 100% directly or indirectly owned by the Seller or the Future Funding Indemnitor, for so long as the separateness provisions of its organizational documents have not been amended (unless the Rating Agency Condition was satisfied in connection with such amendment), and if any Participating Institution is not the Issuer, the related Asset Documents will be held by a third party custodian;

(xxvii)   its acquisition will be in compliance with Section 206 of the Advisers Act;

(xxviii)    its acquisition, ownership, enforcement and disposition will not cause the Issuer to fail to be a Qualified REIT Subsidiary or other disregarded entity of a REIT;

(xxix)        its acquisition would not cause the Issuer, or the pool of Collateral Interests to be required to register as an investment company under the 1940 Act; and if the borrowers with respect to the Collateral Interest are excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (x) such Collateral Interest does not constitute a “voting security” for purposes of the 1940 Act or (y) the aggregate amount of such Collateral Interest held by the Issuer is less than 10% of the entire issue of such Collateral Interest;

(xxx)        it does not provide for any payments which are or will be subject to deduction or withholding for or on account of any withholding or similar tax (other than withholding on amendment, modification and waiver fees, late payment fees, commitment fees, exit fees, extension fees or similar fees), unless the borrower under such Collateral Interest is required to make “gross up” payments that ensure that the net amount actually received by the Issuer (free and clear of taxes) will equal the full amount that the Issuer would have received had no such deduction or withholding been required;

(xxxi)        after giving effect to its acquisition, together with the acquisition of any other Collateral Interests to be acquired (or as to which a binding commitment to acquire was entered into) on the same date, the aggregate Principal Balance of Collateral Interests held by the Issuer that are EU/UK Retention Holder Originated Collateral Interests is in excess of 50% of the aggregate Principal Balance of Collateral Interests held by the Issuer;

(xxxii)       it is not acquired for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

(xxxiii)      the sum of the Principal Balance of such Collateral Interest and the Principal Balance of all Collateral Interests that have the same guarantor or an affiliated guarantor does not exceed 20.0% of the Aggregate Outstanding Portfolio Balance;

provided, however, that (i) for purposes of clauses (ii), (v), (xiii), (xvi)(B), (xxxi) and (xxxiii) above, if the acquisition of such Collateral Interest would maintain or improve compliance with the applicable concentration limits after giving effect to such acquisition, then such Eligibility Criteria will be deemed to have been satisfied and (ii) any determination of a percentage pursuant to the Eligibility Criteria (except for the Weighted Average Spread of all Collateral Interests) shall be rounded to the nearest 1/10th of one percent.

“Eligible Account”:

(i)            An account maintained with a federal or state chartered depository institution or trust company which has, or in the case of the Securities Intermediary, the clearing entity used by the Securities Intermediary, has (a) a long-term unsecured debt rating of at least “A-” by Fitch and at least the equivalent by KBRA (or, if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)) if deposits in such account shall be held therein for more than thirty (30) days and (b) a short-term unsecured debt rating of at least “F1” by Fitch and at least the equivalent by KBRA (or, if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)) if deposits in such account shall be held therein for thirty (30) days or less;

(ii)            an account maintained by or with Wells Fargo Bank, National Association so long as (x) Wells Fargo Bank, National Association’s long-term senior unsecured debt obligations, deposits, or commercial paper rating is at least (1) “A-” by Fitch, in the case of accounts in which funds are held for more than thirty (30) days and (y) Wells Fargo Bank, National Association’s short-term senior unsecured debt obligations, deposits or commercial paper rating is at least “F1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less;

(iii)            a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity; provided that (a) any such institution or trust company has a long-term unsecured rating of at least “BBB+” by Fitch and at least “BBB-” by KBRA and a capital surplus of at least $200,000,000, and (b) any such account is subject to fiduciary funds on deposit regulations (or internal guidelines) substantially similar to 12 C.F.R. § 9.10(b); or

(iv)        any other account approved by the Rating Agencies.

“Eligible Investments”: Any Dollar-denominated investment, the maturity for which corresponds to the Issuer’s expected or potential need for funds, that, at the time it is Granted to the Trustee (directly or through a Securities Intermediary or bailee) is Registered and is one or more of the following obligations or securities:

i.        direct obligations of, and obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the United States, or any agency or instrumentality of the United States, the obligations of which are expressly backed by the full faith and credit of the United States;

ii.        demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia (including the Note Administrator or the commercial department of any successor Note Administrator, as the case may be; provided that such successor otherwise meets the criteria specified herein) and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment that satisfy the Applicable Fitch Eligible Investment Rating and the Applicable KBRA Eligible Investment Rating;

iii.        unleveraged repurchase or forward purchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above (including the Note Administrator or the commercial department of any successor Note Administrator, as the case may be; provided that such Person otherwise meets the criteria specified herein) or entered into with a corporation (acting as principal) whose unsecured debt rating satisfies the Applicable Fitch Eligible Investment Rating and the Applicable KBRA Eligible Investment Rating;

iv.        a reinvestment agreement issued by any bank (if treated as a deposit by such bank) that has a short-term credit rating of not less than “F1” by Fitch; provided that the issuer thereof must also have at the time of such investment a long-term unsecured debt rating that satisfies the Applicable Fitch Eligible Investment Rating and the Applicable KBRA Eligible Investment Rating;

v.        commercial paper or other similar short-term obligations (including that of the Note Administrator or the commercial department of any successor Note Administrator, as the case may be, or any affiliate thereof, provided that such Person otherwise meets the criteria specified herein) having at the time of such investment a debt rating that satisfies the Applicable Fitch Eligible Investment Rating and the Applicable KBRA Eligible Investment Rating;

vi.        any money market fund (including those managed or advised by the Note Administrator or its Affiliates) that maintain a constant asset value and that is rated “AAAmf” by Fitch, or, if not rated by Fitch, an equivalent rating by any two other NRSROs (which may include KBRA) and in the highest long-term or short-term rating category by KBRA or, if not rated by KBRA, an equivalent rating by any two other NRSROs (which may include Fitch); and

vii.        any other investment similar to those described in clauses (i) through (v) above that (1) Fitch has confirmed may be included in the portfolio of Collateral as an Eligible Investment without adversely affecting its then-current ratings on the Notes and (2) KBRA has confirmed may be included in the portfolio of Collateral as an Eligible Investment without adversely affecting its then-current ratings on the Notes;

provided that mortgage-backed securities and interest only securities shall not constitute Eligible Investments; provided, further, that (a) Eligible Investments acquired with funds in the Collection Account shall include only such obligations or securities as mature no later than three Business Days prior to the next Payment Date succeeding the acquisition of such obligations or securities, (b) Eligible Investments shall not include obligations bearing interest at inverse floating rates, (c) Eligible Investments shall be treated as indebtedness for U.S. federal income tax purposes and such investment shall not cause the Issuer to fail to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT, (d) Eligible Investments shall not be subject to deduction or withholding for or on account of any withholding or similar tax (other than any taxes imposed pursuant to FATCA), unless the payor is required to make “gross up” payments that ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required, (e) Eligible Investments shall not be purchased for a price in excess of par and (f) Eligible Investments shall not include margin stock. Eligible Investments may be purchased from the Trustee and its Affiliates so long as the Trustee has a long-term unsecured rating of at least “BBB+” by Fitch and a capital surplus of at least $200,000,000, and may include obligations for which the Trustee or an Affiliate thereof receives compensation for providing services.

“Entitlement Order”: The meaning specified in Section 8-102(a)(8) of the UCC.

“Equity Interest”: A security or other interest that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal, including (i) any bond or note or similar instrument that is by its terms convertible into or exchangeable for an equity interest, (ii) any bond or note or similar instrument that includes warrants or other interests that entitle its holder to acquire an equity interest, or (iii) any other similar instrument that would not entitle its holder to receive periodic payments of interest or a return of a residual value.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended.

“EU Due Diligence Requirements”: The due diligence requirements under Article 5 of the EU Securitization Regulation or any successor or replacement provisions included in the EU Securitization Regulation from time to time.

“EU Institutional Investor”: Any “institutional investor” as defined in the EU Securitization Regulation.

“EU Securitization Regulation”: Regulation (EU) 2017/2402 relating to a European framework for simple, transparent and standardized securitization, as amended, varied or substituted from time to time, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by a European Union regulator.

“EU Transparency Requirements”: The disclosure requirements under Article 7 of the EU Securitization Regulation or any successor or replacement provisions included in the EU Securitization Regulation from time to time.

“EU/UK Due Diligence Requirements”: The EU Due Diligence Requirements and the UK Due Diligence Requirements or either of them.

“EU/UK Reporting Administration Agreement”: The EU/UK Reporting Administration Agreement, dated December 10, 2025, between the Issuer and Situs Real LLC, as EU/UK Reporting Administrator.

“EU/UK Reporting Administrator”: Situs Real LLC, as EU/UK reporting administrator under the EU/UK Reporting Administration Agreement, or any successor Person appointed as EU/UK reporting administrator in accordance with the EU/UK Reporting Administration Agreement.

“EU/UK Retention Holder”: LCMT.

“EU/UK Retention Holder Originated Collateral Interest”: A Collateral Interest as to which the EU/UK Retention Holder either (i) itself or through related entities, directly or indirectly, was involved in the original agreement which created such Collateral Interest, or (ii) purchased such Collateral Interest on its own account and then securitized it.

“EU/UK Risk Retention Letter”: That certain EU/UK Risk Retention Letter, by LMNT Holder and the EU/UK Retention Holder in favor of the Issuer, the Placement Agents, the Trustee and the Note Administrator, dated as of the Closing Date.

“EU/UK Securitization Regulations”: Collectively, the EU Securitization Regulation and the UK Securitization Framework.

“EU/UK Transparency Requirements”: The EU Transparency Requirements and the UK Transparency Requirements or either of them.

“Escrow Accounts”: The meaning specified in the Servicing Agreement.

“Euroclear”: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default”: The meaning specified in Section 5.1 hereof.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Exchange Collateral Interest”: The meaning specified in Section 12.1(e) hereof.

“Expense Reserve Account”: The account established pursuant to Section 10.4(a) hereof.

“Expense Year”: (i) For the first year, the period commencing on the Closing Date and ending on the January Payment Date in 2026 and (ii) thereafter, each 12-month period commencing on the Business Day following the Payment Date occurring in January and ending on the Payment Date occurring in the following January.

“FATCA”: Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder, and any related provisions of law, court decisions, administrative guidance or agreements with any taxing authority (or laws thereof) in respect thereof.

“FCA”: The Financial Conduct Authority of the UK.

“FCA Handbook”: The handbook of rules and guidance adopted by the FCA.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: Financing statements relating to the Collateral naming the Issuer, as debtor, and the Trustee, on behalf of the Secured Parties, as secured party.

“Fitch”: Fitch Ratings, Inc., and its successor-in-interest.

“Fixed Rate Collateral Interest”: A Collateral Interest that bears interest at a fixed rate of interest.

“FSMA”: The UK’s Financial Services and Markets Act 2000, as amended, varied or substituted from time to time.

“Funded Companion Participation”: With respect to each Collateral Interest that is a Participation, each fully funded pari passu or junior participation interest or promissory note in the related Participated Loan that (unless later acquired, in whole or in part, by the Issuer pursuant to the provisions of this Indenture) is not an asset of the Issuer and is not part of the Collateral.

“Funded Participation Interest”: Any fully funded participation interest in a Future Funding Whole Loan, that is acquired by the Issuer.

“Future Funding Reserve Account Control Agreement”: Any account control agreement entered into in accordance with the terms of the Future Funding Agreement by and among LCMT, the Trustee, as secured party, and the Securities Intermediary, as the same may be amended, supplemented or replaced from time to time.

“Future Funding Agreement”: The meaning specified in the Servicing Agreement.

“Future Funding Amount”: With respect to any Future Funding Participation, the amount of the unfunded portion thereof.

“Future Funding Holder”: Any of Lument Structured Finance, LLC, LCMT or an Affiliate of either, that is the owner of a Future Funding Participation.

“Future Funding Indemnitor”: Lument Real Estate Capital Holdings, LLC, a Delaware limited liability company.

“Future Funding Participation”: With respect to each Collateral Interest that is a Funded Participation Interest, the related future funding companion participation interest, which (unless it is acquired after the Closing Date in accordance with the terms of this Indenture) is not owned by the Issuer.

“Future Funding Reserve Account”: The meaning specified in the Servicing Agreement.

“Future Funding Whole Loan”: A whole mortgage loan that has been participated into a combination of (i) a Participation, which will be held by the Issuer as a Collateral Interest, (ii) one or more Funded Companion Participations and (ii) one or more Future Funding Participations.

“GAAP”: The meaning specified in Section 6.3(k) hereof.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

“Global Notes”: The Rule 144A Global Notes and the Regulation S Global Notes.

“Governing Documents”: With respect to all Persons, the articles of incorporation, certificate of incorporation, by-laws, certificate of limited partnership, limited partnership agreement, limited liability company agreement, certificate of formation, articles of association and similar charter documents, as applicable to any such Person.

“Government Items”: A security (other than a security issued by the Government National Mortgage Association) issued or guaranteed by the United States of America or an agency or instrumentality thereof representing a full faith and credit obligation of the United States of America and, with respect to each of the foregoing, that is maintained in book-entry form on the records of a Federal Reserve Bank.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral or of any other security or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim, collect, receive and take receipt for principal and interest payments in respect of the Collateral (or any other security or instrument), and all other amounts payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Healthcare Property”: A real property (including mixed use property) as to which the majority of the underwritten revenue, either directly or through a lease to a tenant/operator/manager, is from Assisted Living Facilities, which may include resident rehabilitation and related ancillary capabilities, related office space and other appurtenant and related uses.

“Herfindahl Score”: On any date of determination, the quotient of (i) one divided by (ii) the sum of the series of products obtained for each Collateral Interest, Principal Proceeds and amounts held in each of the Unused Proceeds Account and the Reinvestment Account (whether held as cash or Eligible Investments), determined by squaring the quotient of (x) the Principal Balance of each such Collateral Interest (or in the case of Principal Proceeds and amounts held in each of the Unused Proceeds Account and the Reinvestment Account, in increments of $10,000,000) divided by (y) the Aggregate Outstanding Portfolio Balance, rounded to the nearest whole number.

“LCMT”: Lument Commercial Mortgage Trust, a Maryland real estate investment trust.

“LFT REIT”: Lument Finance Trust Inc., a publicly traded REIT.

“Holder” or “Noteholder”: With respect to any Note, the Person in whose name such Note is registered in the Notes Register.

“IAI”: An institution that is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D under the Securities Act or an entity in which all of the equity owners are such “accredited investors.”

“Indenture”: This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Indenture Accounts”: The Payment Account, the Unused Proceeds Account, the Reinvestment Account, the Expense Reserve Account and the Custodial Account.

“Independent”: As to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

Whenever any Independent Person’s opinion or certificate is to be furnished to the Trustee or Note Administrator such opinion or certificate shall state, or shall be deemed to state, that the signer has read this definition and that the signer is Independent within the meaning hereof.

“Independent Living Facility”: A facility that is not required to be licensed by a state Seniors Housing Authority and that provides residents with private living accommodations, and common areas for dining, social and recreational activities and other amenities within the same facility or within conjoined or contiguous structures.

“Initial Interest Deposit Amount”: An amount sufficient to pay all amounts and expenses, including payments made in respect of the Notes, described in clauses (1) through (16) of Section 11.1(a)(i) on the first Payment Date.

“Inquiry”: The meaning specified in Section 10.13(a) hereof.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period”: With respect to the Notes and (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the 20th day of the month in which such first Payment Date occurs, and (ii) with respect to each successive Payment Date, the period from and including the 21st day of the month immediately preceding the month in which such Payment Date occurs to and including the 20th day of the month in which such Payment Date occurs.

“Interest Advance”: The meaning specified in Section 10.7(a) hereof.

“Interest Coverage Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing:

(a)        the sum of (i) the expected scheduled interest payments due (in each case regardless of whether the due date for any such interest payment has yet occurred) in the Due Period in which such Measurement Date occurs on (A) the Collateral Interests (excluding accrued and unpaid interest on Defaulted Collateral Interests that have not been repaid in full and any REO proceeds allocated to interest); provided that no interest (or dividends or other distributions) will be included with respect to any Collateral Interest to the extent that such Collateral Interest does not provide for the scheduled payment of interest (or dividends or other distributions) in cash and (B) the Eligible Investments held in the applicable collateral accounts (whether purchased with Interest Proceeds or Principal Proceeds), plus (ii) during the Reinvestment Period, any Cash and Eligible Investments contributed by LMNT Holder, as holder of 100% of the Class H Notes (and designated as “Interest Proceeds”), up to an amount that would provide for interest on the Principal Balance of any cash and Eligible Investments held in the Reinvestment Account at a rate equal to the Benchmark plus a spread of 3.25%, plus (iii) Interest Advances, if any, advanced by the Advancing Agent or the Backup Advancing Agent, with respect to the related Payment Date, plus (iv) up to and including the first Payment Date, the Initial Interest Deposit Amount, minus any amounts scheduled to be paid pursuant to Section 11.1(a)(i)(1) through (4) (other than any Collateral Manager Fees that the Collateral Manager has agreed to waive in accordance with this Indenture and the Collateral Management Agreement); by

(b)        the sum of (i) the scheduled interest on the Class A Notes payable on the Payment Date immediately following such Measurement Date, plus (ii) any Class A Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus (iii) the scheduled interest on the Class A-S Notes payable on the Payment Date immediately following such Measurement Date, plus (iv) any Class A-S Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus (v) the scheduled interest on the Class B Notes payable on the Payment Date immediately following such Measurement Date, plus (vi) any Class B Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus (vii) the scheduled interest on the Class C Notes payable on the Payment Date immediately following such Measurement Date, plus (viii) any Class C Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus (ix) the scheduled interest on the Class D Notes payable on the Payment Date immediately following such Measurement Date, plus (x) any Class D Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date, plus (xi) the scheduled interest on the Class E Notes payable on the Payment Date immediately following such Measurement Date, plus (xii) any Class E Defaulted Interest Amount payable on the Payment Date immediately following such Measurement Date.

For purposes of calculating any Interest Coverage Ratio, (1) the expected interest income on the Collateral Interests and Eligible Investments and the expected interest payable on the Offered Notes shall be calculated using the interest rates applicable thereto on the applicable Measurement Date, (2) accrued original issue discount on Eligible Investments shall be deemed to be a scheduled interest payment thereon due on the date such original issue discount is scheduled to be paid, (3) there will be excluded all scheduled or deferred payments of interest and any other payment that the Collateral Manager has determined in its reasonable judgment will not be made in Cash or received when due and (4) with respect to any Collateral Interest as to which any interest or other payment thereon is subject to withholding tax of any relevant jurisdiction, each payment thereon shall be deemed to be payable net of such withholding tax unless the related borrower is required to make additional payments to fully compensate the Issuer for such withholding taxes (including in respect of any such additional payments).

“Interest Coverage Test”: The test that will be met as of any Measurement Date on which any Offered Notes remain Outstanding if the Interest Coverage Ratio as of such Measurement Date is equal to or greater than 120.0%; provided that, notwithstanding the foregoing, the Interest Coverage Test will be deemed to be satisfied on and after the Closing Date, up to and including the first Payment Date.

“Interest Distribution Amount”: Each of the Class A Interest Distribution Amount, the Class A-S Interest Distribution Amount, the Class B Interest Distribution Amount, the Class C Interest Distribution Amount, the Class D Interest Distribution Amount, the Class E Interest Distribution Amount, the Class F Interest Distribution Amount and the Class G Interest Distribution Amount.

“Interest Proceeds”: With respect to any Payment Date, (A) the sum (without duplication) of:

(1)        all Cash payments of interest (including any deferred interest and any amount representing the accreted portion of a discount from the face amount of a Collateral Interest or an Eligible Investment) or other distributions (excluding Principal Proceeds) received during the related Due Period on all Collateral Interests other than Defaulted Collateral Interests that have not been repaid in full, and Eligible Investments, including, in the Collateral Manager’s commercially reasonable discretion (exercised as of the trade date), the accrued interest received in connection with a sale of such Collateral Interests or Eligible Investments (to the extent such accrued interest was not applied to the purchase of Reinvestment Collateral Interests), in each case, excluding any accrued interest included in Principal Proceeds pursuant to clause (2) or (4) of the definition of Principal Proceeds and excluding any origination fees, exit fees and extension fees, which will be retained by the Seller and will not be assigned to the Issuer;

(2)        all make whole, spread maintenance, yield maintenance or prepayment premiums or any interest amount paid in excess of the stated interest amount of a Collateral Interest (other than default interest) received during the related Due Period;

(3)        all amendment, modification and waiver fees, late payment fees (to the extent not paid to the Servicer as additional servicing compensation or to the Special Servicer as additional special servicing compensation), and commissions received by the Issuer during such Due Period in connection with such Collateral Interests and Eligible Investments;

(4)        those funds in the Expense Reserve Account designated as Interest Proceeds by the Collateral Manager pursuant to Section 10.4(a);

(5)        all funds remaining on deposit in the Expense Reserve Account upon redemption of the Notes in whole;

(6)        Interest Advances, if any, advanced by the Advancing Agent, the Backup Advancing Agent or the Trustee, with respect to such Payment Date;

(7)        all Cash payments corresponding to accrued original issue discount on Eligible Investments;

(8)        any interest payments received in Cash by the Issuer during the related Due Period on any asset held by a Permitted Subsidiary that is not a Defaulted Collateral Interest;

(9)        all payments of principal on Eligible Investments purchased with any other Interest Proceeds;

(10)      Cash and Eligible Investments that are contributed by the holders of the Class H Notes or an affiliate thereof, pursuant to the terms of this Indenture and designated as “Interest Proceeds” by such Holder or Affiliate;

(11)      all other Cash payments received by the Issuer with respect to the Collateral Interests during the related Due Period to the extent such proceeds are designated “Interest Proceeds” by the Collateral Manager in its sole discretion with notice to the Trustee, the Servicer and the Note Administrator on or before the related Determination Date; provided that Interest Proceeds will in no event include any payment or proceeds specifically defined as “Principal Proceeds” in the definition thereof; and

(12)       with respect to the first Payment Date only, the Initial Interest Deposit Amount;

minus (B) (1) any fees and other compensation and reimbursement of expenses and Servicing Advances and interest thereon (but not amounts payable pursuant to any indemnification provisions) to which the Servicer, the Special Servicer or the Advancing Agent are entitled pursuant to the terms of the Servicing Agreement or other Transaction Documents (and, with respect to each Non-Serviced Collateral Interest, amounts payable to the servicer and special servicer under the applicable servicing agreement), (2) any reimbursement of Servicing Advances and interest thereon to which a holder of a Non-Acquired Participation is entitled pursuant to the related Participation Agreement and (3) the aggregate amount of Interest Proceeds that were previously applied to reimburse any Nonrecoverable Interest Advances to the Advancing Agent or the Backup Advancing Agent.

“Interest Shortfall”: The meaning set forth in Section 10.7(a) hereof.

“Investor Certification”: A certificate, substantially in the form of Exhibit R-1, Exhibit R-2 or Exhibit R-3 hereto, representing that such Person executing the certificate is a Noteholder, a beneficial owner of a Note or a prospective purchaser of a Note and that (a) such Person is not a borrower, an agent of, or an investment advisor to, any borrower or affiliate of any borrower under a Commercial Real Estate Loan, in which case such person will have access to all the reports and information made available to Noteholders under this Indenture, (b) such Person is a borrower, an agent or Affiliate of, or an investment advisor to, any borrower under a Commercial Real Estate Loan, in which case such person will only receive access to the Monthly Report, or (c) such Person is a borrower, an agent or Affiliate of, or an investment advisor to, any borrower under a Commercial Real Estate Loan, and is also an Applicable Investor or a potential Applicable Investor, in which case such person will only receive access to the Monthly Report, the Loan Reports, the Investor Reports, any Significant Event Information, the final Offering Memorandum, this Indenture, the Servicing Agreement, the Collateral Interest Purchase Agreement, the Collateral Management Agreement, the EU/UK Reporting Administration Agreement and any other document designated by the Issuer as necessary to fulfill the EU/UK Transparency Requirements. The Investor Certification may be submitted electronically by means of the Note Administrator’s Website.

“Investor Q&A Forum”: The meaning specified in Section 10.13(a) hereof.

“Investor Report”: The meaning specified in the Servicing Agreement.

“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment”: The spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate”: The rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issuer”: LMNT CRE 2025-FL3, LLC, a limited liability company formed under the laws of the State of Delaware, until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order or request (which may be in the form of a standing order or request) dated and signed (or, if applicable, sent) in the name of the Issuer by an Authorized Officer of the Issuer, or by an Authorized Officer of the Collateral Manager on behalf of the Issuer. An order or request provided in an email (or other electronic communication) sent by an Authorized Officer of the Issuer or Collateral Manager, as applicable, shall constitute an Issuer Order, in each case except to the extent that the Trustee or Note Administrator reasonably requests otherwise.

“JPMS”: J.P. Morgan Securities LLC.

“Junior Participation”: One or more junior participation interests (or B notes) in a Participated Loan.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successor in interest.

“Largest One Quarter Future Advance Estimate”: The meaning specified in the Servicing Agreement.

“LMNT Holder”: LMNT CRE 2025-FL3 Holder, LLC, a wholly-owned subsidiary of LCMT.

“Liquidation Fee”: The meaning specified in the Servicing Agreement.

“LLC Managers”: The managers of the Issuer duly appointed by the sole member of the Issuer (or, if there is only one manager of the Issuer so duly appointed, such sole manager).

“Loan Report”: The meaning specified in the Servicing Agreement.

“Loss Value Payment”: A Cash payment made to the Issuer by the Seller in connection with a Material Breach or Material Document Defect with respect to any Collateral Interest pursuant to the Collateral Interest Purchase Agreement in an amount that the Collateral Manager on behalf of the Issuer, subject to the consent of a Majority of the Holders of each Class of Notes (excluding any Note held by the Seller or any of its Affiliates), determines is sufficient to compensate the Issuer for such Material Breach or Material Document Defect, which Loss Value Payment will be deemed to cure such Material Breach or Material Document Defect.

“Majority”: With respect to any Class of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class.

“Manufactured Housing Community Property”: A real property comprising pad sites for manufactured homes (including mixed-use properties) as to which (a) the majority of the underwritten revenue is from manufactured housing pad site units, and (b) a majority of the pad sites have certain infrastructure improvements (such as water and electrical connections) that enable the sites to be occupied by manufactured homes.

“Material Breach”: With respect to each Collateral Interest, the meaning specified in the Collateral Interest Purchase Agreement.

“Material Document Defect”: With respect to each Collateral Interest, the meaning specified in the Collateral Interest Purchase Agreement.

“Maturity”: With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date or by declaration of acceleration or otherwise.

“Measurement Date”: Any of the following: (i) the Closing Date, (ii) the date of acquisition or disposition of any Collateral Interest, (iii) any date on which any Collateral Interest becomes a Defaulted Collateral Interest, (iv) each Determination Date and (v) with reasonable notice to the Issuer and the Note Administrator, any other Business Day that either Rating Agency or the Holders of at least 66-2/3% of the Aggregate Outstanding Amount of any Class of Notes requests be a “Measurement Date,” provided that if any such date would otherwise fall on a day that is not a Business Day, the relevant Measurement Date will be the immediately preceding Business Day.

“Membership Interests”: The limited liability company membership interests of the Issuer.

“Minnesota Collateral”: The meaning specified in Section 3.3(b)(ii) hereof.

“Mixed-Use Property”: A real property comprised of real property with five or more residential units (including mixed-use multifamily/office and multifamily/retail), office space, industrial space, retail space, hospitality space, self-storage space and/or pad sites for manufactured homes as to which no such property type represents a majority of the underwritten revenue.

“Modified Collateral Interest”: Any Collateral Interest that is a Modified Commercial Real Estate Loan or a participation interest in a Modified Commercial Real Estate Loan.

“Modified Commercial Real Estate Loan”: A Commercial Real Estate Loan that has been modified, other than pursuant to an Administrative Modification or a Criteria-Based Modification, by the Special Servicer pursuant to the Servicing Agreement in a manner that:

(a)        except as expressly contemplated by the related Asset Documents, reduces or delays in a material and adverse manner the amount or timing of any payment of principal or interest due thereon;

(b)        except as expressly contemplated by the related Asset Documents, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as is), as determined by an appraisal delivered to the Special Servicer (at the expense of the related borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)        in the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Commercial Real Estate Loan or reduces the likelihood of timely payment of amounts due thereon.

“Monthly Report”: The meaning specified in Section 10.9(a) hereof.

“Moody’s”: Moody’s Investors Service, Inc., and its successor in interest.

“Mortgaged Property”: With respect to any Commercial Real Estate Loan, the real property and improvements thereon securing such Commercial Real Estate Loan.

“Multifamily Property”: A real property with five or more residential rental units (including mixed-use properties, student housing properties and build-to-rent properties) as to which the majority of the underwritten revenue is from residential rental units, which may be in various formats including high rise or garden style apartments and townhome or single unit rental communities.

“Net Outstanding Portfolio Balance”: On any Measurement Date, the sum (without duplication) of:

(i)        the Aggregate Principal Balance of the Collateral Interests (other than Modified Collateral Interests and Defaulted Collateral Interests);

(ii)        the Aggregate Principal Balance of Cash and Eligible Investments held as Principal Proceeds;

(iii)       the Aggregate Principal Balance of Cash and Eligible Investments held in each of the Unused Proceeds Account and the Reinvestment Account; and

(iv)        with respect to each Modified Collateral Interest and Defaulted Collateral Interest, the Calculation Amount of such Collateral Interest;

provided, however, that (i) with respect to each Defaulted Collateral Interest that has been owned by the Issuer for more than three years after becoming a Defaulted Collateral Interest, the Principal Balance of such Defaulted Collateral Interest will be zero for purposes of computing the Net Outstanding Portfolio Balance, (ii) in the case of a Collateral Interest subject to a Credit Risk/Defaulted Collateral Interest Cash Purchase or an exchange for an Exchange Collateral Interest, the Collateral Manager will have 45 days to exercise such purchase or exchange and during such period such Collateral Interest will not be treated as a Defaulted Collateral Interest for purposes of computing the Net Outstanding Portfolio Balance and (iii) any Collateral Interest with respect to which the related Mortgaged Property has become an REO Property shall be treated as a Defaulted Collateral Interest for purposes of computing the Net Outstanding Portfolio Balance.

“No Downgrade Confirmation”: A confirmation from a Rating Agency that any proposed action, or failure to act or other specified event will not, in and of itself, result in the downgrade or withdrawal of the then-current rating assigned to any Class of Notes then rated by such Rating Agency; provided that if the Requesting Party receives a written waiver or acknowledgment indicating its decision not to review the matter for which the No Downgrade Confirmation is sought, then the requirement to receive a No Downgrade Confirmation from the Rating Agency with respect to such matter shall not apply. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. At any time during which the Notes are no longer rated by a Rating Agency, a No Downgrade Confirmation shall not be required from such Rating Agency.

“Non-Acquired Participation”: Any Future Funding Participation or Funded Companion Participation that is not acquired by the Issuer.

“Non-call Period”: The period from the Closing Date to and including the Business Day immediately preceding the Payment Date in May 2028, during which the Issuer is not permitted to exercise an Optional Redemption.

“Non-Permitted Holder”: The meaning specified in Section 2.13(b) hereof.

“Non-Serviced Loans”: Each Commercial Real Estate Loan that is serviced and administered pursuant to a servicing agreement other than the Servicing Agreement.

“Nonrecoverable Interest Advance”: Any Interest Advance made or proposed to be made pursuant to Section 10.7 hereof that the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, has determined in its sole discretion exercised in good faith, that the amount so advanced or proposed to be advanced, plus interest expected to accrue thereon, will not be ultimately recoverable from subsequent payments or collections with respect to the Collateral Interests.

“Note Administrator”: Computershare Trust Company, National Association, a national banking association, solely in its capacity as note administrator hereunder, unless a successor Person shall have become the Note Administrator pursuant to the applicable provisions of this Indenture, and thereafter “Note Administrator” shall mean such successor Person. Computershare Trust Company, National Association will perform its duties as Note Administrator through its Computershare Corporate Trust division (including, as applicable, any agents or affiliates utilized thereby).

“Note Administrator’s Website”: Initially, https://www.ctslink.com; provided that such address may change upon notice by the Note Administrator to the parties hereto, the Placement Agents, the 17g-5 Information Provider and Noteholders.

“Note Interest Rate”: With respect to the Class A Notes, the Class A Rate, with respect to the Class A-S Notes, the Class A-S Rate, with respect to the Class B Notes, the Class B Rate, with respect to the Class C Notes, the Class C Rate, with respect to the Class D Notes, the Class D Rate, with respect to the Class E Notes, the Class E Rate, with respect to the F Notes, the Class F Rate and with respect to the G Notes, the Class G Rate.

“Note Protection Tests”: The Par Value Test and the Interest Coverage Test.

“Noteholder”: With respect to any Note, the Person in whose name such Note is registered in the Notes Register.

“Notes”: The Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, collectively, authorized by, and authenticated and delivered under, this Indenture.

“Notes Register” and “Notes Registrar”: The respective meanings specified in Section 2.5(a) hereof.

“NRSRO”: Any nationally recognized statistical rating organization, including the Rating Agencies.

“NRSRO Certification”: A certification (a) executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit O or (b) provided electronically and executed by an NRSRO by means of a click-through confirmation on the 17g-5 Website.

“Offered Notes”: The Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, collectively, authorized by, and authenticated and delivered under, this Indenture.

“Offering Memorandum”: The Offering Memorandum, dated November 21, 2025, relating to the offering of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes.

“Officer”: With respect to any company, corporation or limited liability company, including the Issuer, any Director, Manager, the Chairman of the Board of Directors, the President, any Senior Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, General Partner of such entity; and with respect to the Note Administrator and the Trustee, any Trust Officer; and with respect to the Servicer, Special Servicer or Collateral Manager, a “Responsible Officer” (as defined in the Servicing Agreement).

“Officer’s Certificate”: With respect to the Issuer, the Collateral Manager, the Trustee, the Advancing Agent, the Servicer, the Special Servicer and the Backup Advancing Agent, any certificate executed by an Authorized Officer thereof.

“Opinion of Counsel”: A written opinion addressed to the Trustee and the Note Administrator and, if required by the terms hereof, the Rating Agencies (each, a “Recipient”) in form and substance reasonably satisfactory to each Recipient, of an outside third party counsel of national recognition, which attorney may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which attorney shall be reasonably satisfactory to the Trustee and the Note Administrator. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to each Recipient or shall state that each Recipient shall each be entitled to rely thereon.

“Optional Redemption”: The meaning specified in Section 9.1(c) hereof.

“Outstanding”: With respect to the Notes, as of any date of determination, all of the Notes or any Class of Notes, as the case may be, theretofore authenticated and delivered under this Indenture except:

(i)        Notes theretofore canceled by the Notes Registrar or delivered to the Notes Registrar for cancellation;

(ii)        Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Note Administrator or the Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that, if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture;

(iii)       Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Note Administrator is presented that any such Notes are held by a Holder in due course; and

(iv)       Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.6;

provided that in determining whether the Noteholders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (x) Notes owned by the Issuer or any Affiliate thereof shall be disregarded and deemed not to be Outstanding, except that Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer, the Collateral Manager or any other obligor upon the Notes or any Affiliate of the Issuer, the Collateral Manager or such other obligor and (y) in relation to (i) the exercise by the Noteholders of their right, in connection with certain Events of Default, to accelerate amounts due under the Notes and (ii) any amendment or other modification of, or assignment or termination of, any of the express rights or obligations of the Collateral Manager under the Collateral Management Agreement or this Indenture, Notes owned by the Collateral Manager or any of its Affiliates, or by any accounts managed by them, will be disregarded and deemed not to be Outstanding. The Note Administrator and the Trustee will be entitled to rely on certificates from Noteholders to determine any such affiliations and shall be protected in so relying, except to the extent that a Trust Officer of the Trustee or Note Administrator, as applicable, has actual knowledge of any such affiliation.

“Par Purchase Price”: With respect to a Collateral Interest, the sum of (A) the outstanding Principal Balance of such Collateral Interest as of the date of purchase; plus (B) all accrued and unpaid interest on such Collateral Interest (excluding any default interest) at the related interest rate to but not including the date of purchase; plus (C) all related unreimbursed Servicing Advances and accrued and unpaid interest on such Servicing Advances at the Advance Rate, plus (D) all unpaid Servicing Fees, if any, and all Special Servicing Fees and either workout fees or liquidation fees (but not both) allocable to such Collateral Interest; plus (E) all unreimbursed expenses incurred by the Issuer (and if applicable, the Seller), the Servicer and the Special Servicer in connection with such Collateral Interest.

“Par Value Ratio”: As of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Balance on such Measurement Date by (b) the sum of the Aggregate Outstanding Amount of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and the amount of any unreimbursed Interest Advances.

“Par Value Test”: A test that will be met as of any Measurement Date on which any Offered Notes remain outstanding if the Par Value Ratio on such Measurement Date is equal to or greater than 111.48%.

“Participated Loan”: Any mortgage loan of which a Participation represents an interest.

“Participated Loan Collection Account”: The meaning specified in the Servicing Agreement.

“Participating Institution”: With respect to any Participation, the entity that holds legal title to the participated asset.

“Participation”: A fully-funded senior, senior pari passu or pari passu participation interest or senior, senior pari passu or pari passu note in a commercial and/or multifamily real estate mortgage loan or senior, senior pari passu or pari passu note.

“Participation Agreement”: With respect to each Participated Loan, the participation agreement or co-lender agreement that governs the rights and obligations of the holders of the related Participation, each related Future Funding Participation and/or each related Funded Companion Participation.

“Paying Agent”: The Note Administrator, in its capacity as Paying Agent hereunder, authorized by the Issuer, to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2 hereof.

“Payment Account”: The payment account established by the Note Administrator pursuant to Section 10.3 hereof.

“Payment Date”: The 6th Business Day following each Determination Date, to and including the Stated Maturity Date, unless the Notes are redeemed or repaid prior thereto.

“Permitted Subsidiary”: Any one or more single-purpose entities that are wholly or partially owned by the Issuer and are established exclusively for the purpose of taking title to a defaulted loan, mortgage, real estate or any Sensitive Asset in connection, in each case, with the exercise of remedies or otherwise; provided, however, that LCMT may organize such Permitted Subsidiary, or elect that such Permitted Subsidiary be treated, as a corporation for U.S. federal income tax purposes if LCMT determines that it is in the best interest of LCMT or its shareholders.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Placement Agreement”: The placement agreement relating to the Notes dated November 21, 2025, by and among the Issuer, LFT REIT, LCMT and the Placement Agents.

“Placement Agents”: JPMS and Citizens Capital Markets.

“Pledged Collateral Interest”: On any date of determination, any Collateral Interest that has been Granted to the Trustee and not been released from the lien of this Indenture pursuant to Section 10.10 hereof.

“PRA”: The Prudential Regulation Authority of the UK.

“PRA Rulebook”: The rulebook of published policy of the PRA.

“PRASR”: The Securitisation Part of the PRA Rulebook.

“Principal Balance” or “par”: With respect to (i) any Commercial Real Estate Loan, Collateral Interest or Eligible Investment, as of any date of determination, the outstanding principal amount of such Commercial Real Estate Loan, Collateral Interest (as reduced by all payments or other collections of principal received or deemed received, and any principal forgiven by the Special Servicer and other principal losses realized, on such Collateral Interest during the related collection period) or Eligible Investment and (ii) with respect to Cash, the face amount thereof; provided that the Principal Balance of any Eligible Investment that does not pay Cash interest on a current basis will be the accreted value thereof.

“Principal Proceeds”: With respect to any Payment Date, (A) the sum (without duplication) of:

(1)            all principal payments (including Unscheduled Principal Payments and any casualty or condemnation proceeds and any proceeds from the exercise of remedies (including liquidation proceeds)) received during the related Due Period in respect of (a) Eligible Investments (other than Eligible Investments purchased with Interest Proceeds, Eligible Investments in the Expense Reserve Account and any amount representing the accreted portion of a discount from the face amount of a Collateral Interest or an Eligible Investment) and (b) Collateral Interests as a result of (i) a maturity, scheduled amortization or mandatory prepayment on a Collateral Interest, (ii) optional prepayments made at the option of the related borrower, (iii) recoveries on Defaulted Collateral Interests (except for payments of interest received on any Defaulted Collateral Interest that has been repaid in full), or (iv) any other principal payments received with respect to Collateral Interests;

(2)            Sale Proceeds received during such Due Period in respect of sales in accordance with the Transaction Documents and excluding (i) accrued interest included in Sale Proceeds, (ii) any reimbursement of expenses included in such Sale Proceeds and (iii) any portion of such Sale Proceeds that are in excess of the outstanding principal balance of the related Collateral Interest or Eligible Investment;

(3)            any interest received during such Due Period on such Collateral Interests or Eligible Investments to the extent such interest constitutes proceeds from accrued interest purchased with Principal Proceeds other than accrued interest purchased by the Issuer on or prior to the Closing Date;

(4)            all cash payments of interest received during such Due Period on Defaulted Collateral Interests;

(5)            any principal payments received in cash by the Issuer during the related Due Period on any asset held by a Permitted Subsidiary;

(6)            any Loss Value Payment received by the Issuer from the Seller or LFT REIT during the related Due Period;

(7)            Cash and Eligible Investments contributed by the Holders of the Class H Notes or an affiliate thereof, pursuant to the terms of this Indenture and designated as “Principal Proceeds” by such Holder or Affiliate; and

(8)            Cash and Eligible Investments that were previously held in the Reinvestment Account for reinvestment in Reinvestment Collateral Interests and that have been transferred to the Payment Account pursuant to Section 10.2;

minus (B) the aggregate amount of (1) any Nonrecoverable Interest Advances that were not previously reimbursed to the Advancing Agent, the Backup Advancing Agent or the Trustee from Interest Proceeds related to such Payment Date and (2) any amounts paid to the Servicer or Special Servicer pursuant to the terms of the Servicing Agreement out of amounts that would otherwise be Principal Proceeds.

“Priority of Payments”: The meaning specified in Section 11.1(a) hereof.

“Privileged Person”: Any of the following: the Placement Agents and their designees, the Servicer, the Special Servicer, the Trustee, the Paying Agent, the Note Administrator, the Seller, the Collateral Manager, the Advancing Agent, the EU/UK Reporting Administrator, the Issuer, any Person who provides the Note Administrator with an Investor Certification and any Rating Agency or other NRSRO that delivers an NRSRO certification to the Note Administrator (which Investor Certification and NRSRO certification may be submitted electronically by means of the Note Administrator’s Website). Any Noteholder that submits an Investor Certification that it is a borrower, an agent or affiliate of a borrower, or an investment advisor to a borrower under a Commercial Real Estate Loan, will not be deemed a Privileged Person and will be entitled to access only the Monthly Report and if such Noteholder is also an Applicable Investor or a potential Applicable Investor, will be entitled to access the Monthly Report, the Loan Reports, the Investor Reports, any Significant Event Information, the final Offering Memorandum, the Indenture, the Servicing Agreement, the Collateral Interest Purchase Agreement, the Collateral Management Agreement, the EU/UK Reporting Administration Agreement and any other document designated by the Issuer as necessary to fulfill the EU/UK Transparency Requirements.

“Proceeding”: Any suit in equity, action at law or other judicial or administrative proceeding.

“QIB”: A “qualified institutional buyer” as defined in Rule 144A.

“Qualified Purchaser”: A “qualified purchaser” within the meaning of Section 2(a)(51) of the 1940 Act or an entity owned exclusively by one or more such “qualified purchasers”.

“Qualified REIT Subsidiary”: A corporation that, for U.S. federal income tax purposes, is wholly owned by a real estate investment trust under Section 856(i)(2) of the Code.

“Qualified Servicer”: The meaning specified in the Servicing Agreement.

“Rating Agencies”: Fitch and KBRA and any successor thereto, or, with respect to the Collateral generally, if at any time Fitch or KBRA or any such successor ceases to provide rating services with respect to the Notes or certificates similar to the Notes, any other NRSRO selected by the Issuer and reasonably satisfactory to a Majority of the Notes voting as a single Class.

“Rating Agency Condition”: A condition that is satisfied if:

(a)            the party required to satisfy the Rating Agency Condition (the “Requesting Party”) has made a written request to each Rating Agency for a No Downgrade Confirmation; and

(b)            any one of the following has occurred with respect to each such Rating Agency:

(i)            a No Downgrade Confirmation has been received from such Rating Agency;

(ii)            the Requesting Party receives a written waiver or acknowledgement from such Rating Agency indicating its decision not to review the matter for which the No Downgrade Confirmation is sought; or

(iii)            (A)  within ten (10) Business Days of such request being sent to such Rating Agency, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for confirmation;

(B)            the Requesting Party has confirmed that such Rating Agency has received the confirmation request;

(C)            the Requesting Party promptly requests the No Downgrade Confirmation a second time; and

(D)            there is no response to either confirmation request within five (5) Business Days of such second request.

“Rating Agency Test Modification”: The meaning specified in Section 12.4 hereof.

“Record Date”: With respect to any Holder and any Payment Date, the close of business on the last Business Day of the calendar month immediately preceding the month in which such Payment Date occurs, provided that the Record Date with respect to the first Payment Date shall be the Closing Date.

“Recovery Rate”: With respect to each Collateral Interest, the rate specified in the table set forth below with respect to the property type of the related Mortgaged Property or Mortgaged Properties:

Property Type	Recovery Rate
Multifamily (including student housing and build-to-rent) properties	60%
Self-storage and mixed-use properties	55%
Seniors housing properties	45%
Manufactured housing properties	40%

“Redemption Date”: Any Payment Date specified for a redemption of the Notes pursuant to Section 9.1 hereof.

“Redemption Price”: The Redemption Price of each Class of Notes on a Redemption Date will be calculated as follows:

Class A Notes. The redemption price for the Class A Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class A Notes to be redeemed, together with the Class A Interest Distribution Amount (plus any Class A Defaulted Interest Amount) due on the applicable Redemption Date;

Class A-S Notes. The redemption price for the Class A-S Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class A-S Notes to be redeemed, together with the Class A-S Interest Distribution Amount (plus any Class A-S Defaulted Interest Amount) due on the applicable Redemption Date.

Class B Notes. The redemption price for the Class B Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class B Notes to be redeemed, together with the Class B Interest Distribution Amount (plus any Class B Defaulted Interest Amount) due on the applicable Redemption Date;

Class C Notes. The redemption price for the Class C Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class C Notes to be redeemed, together with the Class C Interest Distribution Amount (plus any Class C Defaulted Interest Amount) due on the applicable Redemption Date;

Class D Notes. The redemption price for the Class D Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class D Notes to be redeemed, together with the Class D Interest Distribution Amount (plus any Class D Defaulted Interest Amount) due on the applicable Redemption Date;

Class E Notes. The redemption price for the Class E Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class E Notes to be redeemed, together with the Class E Interest Distribution Amount (plus any Class E Defaulted Interest Amount) due on the applicable Redemption Date;

Class F Notes. The redemption price for the Class F Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class F Notes to be redeemed, together with the Class F Interest Distribution Amount (plus any Class F Defaulted Interest Amount) due on the applicable Redemption Date;

Class G Notes. The redemption price for the Class G Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class G Notes to be redeemed, together with the Class G Interest Distribution Amount (plus any Class G Defaulted Interest Amount) due on the applicable Redemption Date; and

Class H Notes. The redemption price for the Class H Notes will be calculated on the related Determination Date and will be equal to the sum of all net proceeds remaining after the sale of the Collateral in accordance with Article 12 hereof and Cash remaining after payment of all amounts and expenses, including payments made in respect of the Notes, described in clauses (1) through (18) of Section 11.1(a)(iii); provided that, if there are no such net proceeds or Cash remaining, the redemption price for the Class H Notes shall be equal to $0.

“Reference Time”: With respect to any determination of the Benchmark, (i) if the Benchmark is Term SOFR, 3:00 p.m. (New York City time) on the Benchmark Determination Date and (ii) if the Benchmark is not Term SOFR, the time determined by the Collateral Manager in accordance with the Benchmark Replacement Conforming Changes.

“Registered”: With respect to any debt obligation, a debt obligation that is issued after July 18, 1984, and that is in registered form for purposes of the Code.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Note”: The meaning specified in Section 2.2(b)(iii) hereof.

“Reimbursement Interest”: Interest accrued on the amount of any Interest Advance made by the Advancing Agent, the Backup Advancing Agent or the Trustee for so long as it is outstanding, at the Reimbursement Rate, which Reimbursement Interest is hereby waived by the Advancing Agent for so long as (i) the Advancing Agent is LCMT or any of its Affiliates and (ii) LCMT or any of its Affiliates owns the Class H Notes.

“Reimbursement Rate”: A rate per annum equal to the “prime rate” as published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If more than one “prime rate” is published in The Wall Street Journal for a day, the average of such “prime rates” will be used, and such average will be rounded up to the nearest one-eighth of one percent (0.125%). If the “prime rate” contained in The Wall Street Journal is not readily ascertainable, the Collateral Manager will select an equivalent publication that publishes such “prime rate,” and if such “prime rates” are no longer generally published or are limited, regulated or administered by a governmental authority or quasigovernmental body, then the Collateral Manager will select, in its reasonable discretion, a comparable interest rate index.

“Reinvestment Account”: The account established by the Note Administrator pursuant to Section 10.2 hereof.

“Reinvestment Collateral Interest”: Any Whole Loan or Participation that is acquired during the Reinvestment Period with Principal Proceeds from the Collateral Interests (or any cash contributed by the holders of the Class H Notes to the Issuer) and that satisfies the Eligibility Criteria.

“Reinvestment Period”: The period beginning on the Closing Date and ending on and including the first to occur of any of the following events or dates: (i) the day preceding the end of the Due Period that ends following the Payment Date in May 2028; (ii) the end of the Due Period related to the Payment Date on which all of the Notes are redeemed as described herein under Section 9.1; and (iii) the date on which principal of and accrued and unpaid interest on all of the Notes is accelerated following the occurrence and continuation of an Event of Default; provided, however, that with respect to the acquisition of a proposed Reinvestment Collateral Interest as to which the Collateral Manager or an affiliate has entered into a loan application or binding commitment to originate or purchase such Collateral Interest during the Reinvestment Period, the Collateral Manager may acquire such Collateral Interest on behalf of the Issuer (using Principal Proceeds received during the Reinvestment Period described above) if such acquisition is settled within the 60-day period following the Reinvestment Period and, solely for the purpose of acquiring such Collateral Interest, the term “Reinvestment Period” will be deemed to include such additional 60-day period.

“REIT”: A “real estate investment trust” under the Code.

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Recipient”: In respect of any reports, data or information required to be made available pursuant to the EU/UK Transparency Requirements, any (i) Applicable Investor, (ii) potential Applicable Investor or (iii) national regulator in any European Union member state and/or the UK; provided, that in the case of clauses (i) and (ii), such recipient provides the Note Administrator with an Investor Certification, and, in the case of clause (iii), the Note Administrator has received written instructions from the Issuer or the EU/UK Retention Holder to provide such regulator access to the Note Administrator’s Website.

“Remittance Date”: The meaning specified in the Servicing Agreement.

“Reporting Entity”: The entity designated in accordance with Article 7(2) of the EU Securitization Regulation, Article 7 of Chapter 2 of the PRASR and SECN 6.3.1R to make available to any Relevant Recipient, the documents, reports and information necessary to fulfil the relevant elements of the EU/UK Transparency Requirements.

“REO Accounts”: The meaning specified in the Servicing Agreement.

“REO Property”: The meaning specified in the Servicing Agreement.

“Repurchase Price”: With respect to any Collateral Interest, the sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the then-outstanding Principal Balance of such Collateral Interest, discounted based on the percentage amount of any discount that was applied when such Collateral Interest was purchased by the Issuer, plus (ii) accrued and unpaid interest on such Collateral Interest, plus (iii) any unreimbursed advances made under this Indenture or the Servicing Agreement and allocable to such Collateral Interest, plus (iv) accrued and unpaid interest on advances made under this Indenture or the Servicing Agreement and allocable to such Collateral Interest, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action incurred by the Issuer or the Trustee in connection with any such repurchase), plus (vi) any liquidation fee payable to the Special Servicer in connection with a repurchase of such Collateral Interest by the Seller.

“Repurchase Request”: The meaning specified in Section 7.17 hereof.

“Request for Release”: The meaning specified in Section 3.3(h) hereof.

“Retained Notes”: 100% of the Class F Notes, the Class G Notes and the Class H Notes.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Note”: The meaning specified in Section 2.2(b)(i) hereof.

“Rule 144A Information”: The meaning specified in Section 7.13 hereof.

“Rule 17g-5”: The meaning specified in Section 14.12(a) hereof.

“Sale”: The meaning specified in Section 5.17(a) hereof.

“Sale Proceeds”: All proceeds (including accrued interest) received with respect to Collateral Interests and Eligible Investments as a result of sales of such Collateral Interests and Eligible Investments (or any related REO Property), sales in connection with exercise of a purchase option by a mezzanine lender, and sales in connection with a repurchase for a Material Breach or Material Document Defect, in each case, net of any reasonable out-of-pocket expenses of the Servicer, Special Servicer, Note Administrator or Trustee in connection with any such sale.

“SEC”: The Securities and Exchange Commission.

“SECN”: The securitisation sourcebook of the FCA Handbook.

“Secured Notes”: The Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes.

“Secured Parties”: Collectively, the Trustee, the Custodian, the Note Administrator, the Securities Intermediary, the Collateral Manager, the Holders of the Secured Notes, the Servicer, the Special Servicer, the Advancing Agent and the Backup Advancing Agent, each as their interests appear in applicable Transaction Documents.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC.

“Securities Account Control Agreement”: The meaning specified in Section 3.3(b) hereof.

“Securities Act”: The Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 3.3(b) hereof.

“Securitization Sponsor”: LCMT.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Segregated Liquidity”: The meaning specified in the Servicing Agreement.

“Self-Storage Property”: A real property comprised of self-storage space (including mixed-use property) as to which the majority of the underwritten revenue is from self-storage space.

“Seller”: Lument Commercial Mortgage Trust, a Maryland corporation.

“Senior AB Pari Passu Participation”: A participation interest (or an A note) in a Participated Loan pursuant to a participation agreement (or intercreditor agreement) in which the interest acquired by the Issuer is senior to one or more Junior Participations but is pari passu with one or more other senior pari passu participation interests that are each Non-Acquired Participations and which each are the senior-most interest in such Participated Loan.

“Senior AB Participation”: A participation interest (or an A note) in a Participated Loan pursuant to a participation agreement (or intercreditor agreement) in which the interest acquired by the Issuer is senior to one or more Junior Participations.

“Senior Pari Passu Participation”: A participation interest (or an A note) in a Participated Loan pursuant to a participation agreement (or intercreditor agreement) in which the interest acquired by the Issuer is pari passu with one or more other senior pari passu participation interests that are each Non-Acquired Participations and which each are the senior-most interest in such Participated Loan.

“Senior Participation”: A Senior AB Participation, a Senior AB Pari Passu Participation or a Senior Pari Passu Participation.

“Seniors Housing Authority”: Any governmental authority or any agency, intermediary, board, authority or entity concerned with the ownership, operation, use or occupancy of any Mortgaged Property as a Skilled Nursing Facility, an Assisted Living Facility, an Independent Living Facility or a Senior Living Community.

“Senior Living Community”: A facility licensed by a state Seniors Housing Authority to provide care and services for skilled nursing, assisted living and independent living residents and for which no such property type represents a majority of the underwritten revenue.

“Sensitive Asset”: A real property interest or other interest resulting from the conversion, exchange, other modification or exercise of remedies with respect to a Collateral Interest or portion thereof, in either case, as to which the Collateral Manager has determined, based on the advice of nationally recognized counsel (independent of the Special Servicer), could give rise to a material liability of the Issuer (including liability for taxes) if held directly by the Issuer.

“Servicer”: Lument Real Estate Capital, LLC, a Delaware limited liability company, solely in its capacity as servicer under the Servicing Agreement, together with its permitted successors and assigns or any successor Person that shall have become the servicer pursuant to the appropriate provisions of the Servicing Agreement.

“Servicing Accounts”: The Escrow Accounts, the Collection Account, the Participated Loan Collection Account, the REO Accounts and the Cash Collateral Accounts, each as established under and defined in the Servicing Agreement.

“Servicing Advances”: The meaning specified in the Servicing Agreement.

“Servicing Agreement”: The Servicing Agreement, dated as of the Closing Date, by and among the Issuer, the Trustee, the Collateral Manager, the Note Administrator, the Servicer, the Special Servicer and the Advancing Agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Servicing Standard”: The meaning specified in the Servicing Agreement.

“Significant Event Information”: The meaning specified in the Servicing Agreement.

“Skilled Nursing Facility” means a facility licensed by a state Seniors Housing Authority to provide short-term and/or long-term custodial care, skilled nursing and rehabilitation services.

“SOFR”: With respect to any calendar day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Business Day”: Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Special Servicer”: Lument Real Estate Capital, LLC, a Delaware limited liability company, solely in its capacity as special servicer under the Servicing Agreement, together with its permitted successors and assigns or any successor Person that shall have become the special servicer pursuant to the appropriate provisions of the Servicing Agreement.

“Special Servicing Fee”: The meaning specified in the Servicing Agreement.

“Specially Serviced Loan”: The meaning specified in the Servicing Agreement.

“Specified Person”: The meaning specified in Section 2.6 hereof.

“SR 2024”: The UK’s Securitisation Regulations 2024 (SI 2024/102), as amended, varied or substituted from time to time.

“Stated Maturity Date”: The Payment Date in July 2043.

“Student Housing Property”: A Multifamily Property that is designed, constructed, and operated primarily to provide housing for students enrolled at one or more colleges, universities, or other institutions of higher education.

“Subsequent REIT”: Any REIT other than LCMT if at any time the Issuer is treated as a Qualified REIT Subsidiary of such REIT or the Issuer is otherwise disregarded as a separate entity from such REIT for U.S. federal income tax purposes.

“Successful Auction”: Either (i) an auction that is conducted in accordance with the provisions specified in this Indenture and the Servicing Agreement, which includes the requirement that the aggregate cash purchase price for all the Collateral Interests, together with the balance of all Eligible Investments and cash in the Payment Account, will be at least equal to the Total Redemption Price or (ii) the purchase of all of the Collateral Interests by the Class H Noteholders for a price that, together with the balance of all Eligible Investments and cash in the Payment Account, is equal to the Total Redemption Price.

“Supermajority”: With respect to any Class of Notes, the Holders of at least 66⅔% of the Aggregate Outstanding Amount of the Notes of such Class.

“Tax Event”: An event that will occur at any time that: (i) any borrower is, or on the next scheduled payment date under any Collateral Interest, will be, required to deduct or withhold from any payment under any Collateral Interest to the Issuer for or on account of any tax for whatever reason and such borrower is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such borrower or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required, (ii) any jurisdiction imposes net income, profits, or similar tax on the Issuer or (iii) the Issuer fails to maintain its status as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.

“Tax Materiality Condition”: The condition that will be satisfied if either (i) as a result of the occurrence of a Tax Event, a tax or taxes are imposed on the Issuer or withheld from payments to the Issuer and with respect to which the Issuer receives less than the full amount that the Issuer would have received had no such deduction occurred and such amount exceeds, in the aggregate, $1,000,000 during any twelve (12)-month period or (ii) the Issuer fails to maintain its status as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes.

“Tax Redemption”: The meaning specified in Section 9.1(b) hereof.

“Term SOFR”: The one-month forward-looking term SOFR, as reported on the CME Market Data Platform (or any alternative source designated by the Term SOFR Administrator, from time to time) for the rate currently identified as “1 Month CME Term SOFR,” which will be calculated as described on Schedule B.

“Term SOFR Administrator”: means CME Group Benchmark Administration Limited or a successor administrator of the rate currently identified as “1 Month CME Term SOFR”, as applicable.

“Term SOFR Source”: CME Market Data Platform (or any alternative source designated by CME Group Benchmark Administration Limited, as administrator of Term SOFR, from time to time) for the rate currently identified as “1 Month CME Term SOFR.”

“Total Redemption Price”: The amount equal to funds sufficient to pay all amounts and expenses described under clauses (1) through (2) of Section 11.1(a)(iii) and to redeem all Notes at their applicable Redemption Prices.

“Transaction Documents”: This Indenture, the Collateral Management Agreement, the Placement Agreement, the Collateral Interest Purchase Agreement, the EU/UK Reporting Administration Agreement, the Participation Agreements, the Future Funding Agreement, the Securities Account Control Agreement, the Future Funding Reserve Account Control Agreement and the Servicing Agreement.

“Transfer Agent”: The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes in its capacity as Transfer Agent.

“Treasury Regulations”: Temporary or final regulations promulgated under the Code by the United States Treasury Department.

“Trust Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred because such officer’s knowledge of and familiarity with the particular subject and (ii) the Note Administrator, any officer of the Computershare Corporate Trust group of the Note Administrator with direct responsibility for the administration of this Indenture and also, with respect to a particular matter, any other officer to whom a particular matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee”: Wilmington Trust, National Association, solely in its capacity as trustee hereunder, unless a successor Person shall have become the Trustee pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Person.

“Two Quarter Future Advance Estimate”: As of any date of determination, an estimate of the aggregate amount of future advances that will be required to be made under the Future Funding Participations held by Lument Structured Finance, LLC, LCMT or an Affiliate of either) during the immediately following two calendar quarters, excluding future advances to be made for: (i) accretive leasing costs (e.g., following the future advance for such leasing costs, the debt yield will be equal to or greater than a required debt yield specified in the Asset Documents of the related Commercial Real Estate Loan); (ii) earnouts paid to borrowers upon satisfaction of certain performance metrics set forth in the Asset Documents of the related Commercial Real Estate Loan; (iii) advances that the related Future Funding Holder believes, in the exercise of its reasonable judgment, will be repaid in full during the period covered by the estimate; and (iv) accretive capital expenditures (e.g., following the future advance for such capital expenditures, the debt yield will be equal to or greater than a required debt yield specified in the Asset Documents of the related Commercial Real Estate Loan).

“UCC”: The applicable Uniform Commercial Code.

“UK”: The United Kingdom.

“UK Due Diligence Requirements”: The due diligence requirements under Article 5 of Chapter 2 of the PRASR, SECN 4 and regulations 32B, 32C and 32D of SR 2024 or any applicable successor or replacement provisions from time to time.

“UK Institutional Investor”: Any “institutional investor” as defined in the UK Securitization Framework.

“UK Securitization Framework”: SR 2024, SECN and PRASR, together with the relevant provisions of FSMA, in each case, as amended, varied or substituted from time to time.

“UK Transparency Requirements”: The disclosure requirements under SECN 6, SECN 11 (including its Annexes) and SECN 12 (including its Annexes), Chapter 5 of the PRASR (including its Annexes), Chapter 6 of the PRASR (including its Annexes) and Article 7 of Chapter 2 of the PRASR, in each case, together with any amendments, variations or substitutions to those provisions or any applicable successor or replacement provisions from time to time.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement, excluding the applicable Benchmark Replacement Adjustment.

“United States” and “U.S.”: The United States of America, including any state and any territory or possession administered thereby.

“Unscheduled Principal Payments”: Any proceeds received by the Issuer from an unscheduled prepayment or redemption (in whole but not in part) by the obligor of a Commercial Real Estate Loan prior to the stated maturity date of such related Collateral Interest.

“Unused Proceeds Account”: The meaning specified in Section 10.5(a) hereof.

“Updated Appraisal”: The meaning specified in the Servicing Agreement.

“U.S. Person”: The meaning specified in Regulation S.

“U/W Stabilized NCF Debt Yield”: With respect to any Collateral Interest, the ratio, as calculated by the Collateral Manager in accordance with the Collateral Management Standard, of (a) the “stabilized” annual net cash flow generated from the related Mortgaged Property before interest, depreciation and amortization, based on the stabilized underwriting, which may include the completion of certain proposed capital expenditures and the realization of stabilized occupancy and/or rents to (b) the Principal Balance of such Collateral Interest. In determining U/W Stabilized NCF Debt Yield for any Reinvestment Collateral Interest or Exchange Collateral Interest that is a Participation, the calculation of U/W Stabilized NCF Debt Yield will take into account the Principal Balance of the Participation being acquired by the Issuer and the related Companion Participation(s) (assuming fully funded) or related note also secured by the related Mortgaged Property or properties, as applicable, that is senior or pari passu in right to the Participation being acquired by the Issuer but not any Companion Participation(s) or related note also secured by the related Mortgaged Property or properties, as applicable, that is junior in right to the Participation being acquired by the Issuer. In determining the U/W Stabilized NCF Debt Yield for any Reinvestment Collateral Interest or Exchange Collateral Interest that is cross-collateralized with one or more other Collateral Interests, the U/W Stabilized NCF Debt Yield was calculated with respect to the cross-collateralized group in the aggregate.

“Volcker Rule”: The meaning specified in Section 8.1(a)(vi) hereof.

“Weighted Average Coupon”: As of any date of determination, the number obtained (rounded up to the next 0.001%), by (A) summing the products obtained by multiplying (i) with respect to any Fixed Rate Collateral Interest (other than any Defaulted Collateral Interest), the stated interest coupon by (ii) the Principal Balance of such Collateral Interest as of such date, and (B) dividing such sum by the aggregate Principal Balance of all Fixed Rate Collateral Interests (other than any Defaulted Collateral Interests).

“Weighted Average Life”: As of any Measurement Date with respect to the Collateral Interests (other than Defaulted Collateral Interests), the number obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each Collateral Interest (other than Defaulted Collateral Interests) by (b) the outstanding Principal Balance of such Collateral Interest and (ii) dividing such sum by the aggregate Principal Balance at such time of all Collateral Interests (other than Defaulted Collateral Interests), where “Average Life” means, on any Measurement Date with respect to any Collateral Interest (other than a Defaulted Collateral Interest), the quotient obtained by the Collateral Manager by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one tenth thereof) from such Measurement Date to the respective dates of each successive expected distribution of principal of such Collateral Interest and (b) the respective amounts of such expected distributions of principal by (ii) the sum of all successive expected distributions of principal on such Collateral Interest.

“Weighted Average Spread”: As of any date of determination, the number obtained (rounded up to the next 0.001%), by (A) summing the products obtained by multiplying (i) with respect to any Collateral Interest (other than (i) any Fixed Rate Collateral Interest and (ii) any Defaulted Collateral Interest), the greater of (x) the current stated spread above Term SOFR (or the applicable successor benchmark rate, including any applicable spread adjustment) at which interest accrues on each such Collateral Interest and (y) if such Collateral Interest provides for a minimum interest rate payable thereunder, the excess, if any, of the minimum interest rate applicable to such Collateral Interest (net of any servicing fees and expenses) over Term SOFR (or the applicable successor benchmark rate, including any applicable spread adjustment) by (ii) the Principal Balance of such Collateral Interest as of such date, and (B) dividing such sum by the aggregate Principal Balance of all Collateral Interests (excluding (i) all Fixed Rate Collateral Interests and (ii) all Defaulted Collateral Interests).

“Whole Loan”: A whole mortgage loan (but not a participation interest in a mortgage loan) secured by commercial and/or multifamily real estate.

Section 1.2             Interest Calculation Convention. All calculations of interest hereunder that are made with respect to the Notes shall be made on the basis of the actual number of days during the related Interest Accrual Period divided by three hundred sixty (360). All calculations of the Advancing Agent Fee in respect of any Payment Date shall be made on the basis of the actual number of days during the period from (and including) the immediately preceding Payment Date to (but excluding) such Payment Date, divided by three hundred sixty (360).

Section 1.3             Rounding Convention. Unless otherwise specified herein, test calculations that are evaluated as a percentage will be rounded to the nearest ten thousandth of a percentage point and test calculations that are evaluated as a number or decimal will be rounded to the nearest one hundredth of a percentage point.

ARTICLE II

THE NOTES

Section 2.1             Forms Generally. The Notes and the Note Administrator’s certificate of authentication thereon (the “Certificate of Authentication”) shall be in substantially the forms required by this Article 2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Issuer, executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2             Forms of Notes and Certificate of Authentication.

(a)            Form. The form of each Class of the Notes, including the Certificate of Authentication, shall be substantially as set forth in Exhibits A-1, A-2, B-1, B-2, C-1, C-2, D-1, D-2, E-1, E-2, F-1, F-2, G-1, G-2, H-1, H-2, I-1 and I-2 hereto.

(b)            Global Notes and Definitive Notes. (i)  The Notes initially offered and sold in the United States to (or to U.S. Persons who are) QIBs may be represented by one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legend set forth in Exhibits A-1, B-1, C-1, D-1, E-1, F-1, G-1, H-1 and I-1 hereto added to the form of such Notes (each, a “Rule 144A Global Note”), which shall be registered in the name of Cede & Co., as the nominee of the Depository and deposited with the Note Administrator, as custodian for the Depository, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided. The aggregate principal amount of the Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Note Administrator or the Depository or its nominee, as the case may be, as hereinafter provided.

(ii)            The Notes initially offered and sold in the United States to (or to U.S. Persons who are) IAIs shall be, and the Notes offered and sold in the United States to (or to U.S. Persons who are) QIBs may be, issued in definitive form, registered in the name of the legal or beneficial owner thereof attached without interest coupons with the applicable legend set forth in Exhibits A-2, B-2, C-2, D-2, E-2, F-2, G-2, H-2 and I-2 hereto added to the form of such Notes (each, a “Definitive Note”), which shall be duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided. The aggregate principal amount of the Definitive Notes may from time to time be increased or decreased by adjustments made on the records of the Note Administrator or the Depository or its nominee, as the case may be, as hereinafter provided.

(iii)           The Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by one or more permanent global notes in definitive, fully registered form without interest coupons with the applicable legend set forth in Exhibits A-1, B-1, C-1, D-1, E-1, F-1, G-1, H-1 and I-1 hereto added to the form of such Notes (each, a “Regulation S Global Note”), which shall be deposited on behalf of the subscribers for such Notes represented thereby with the Note Administrator as custodian for the Depository and registered in the name of a nominee of the Depository for the respective accounts of Euroclear and Clearstream, Luxembourg or their respective depositories, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Note Administrator or the Depository or its nominee, as the case may be, as hereinafter provided.

(c)            Book-Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of the Depository.

The Issuer shall execute and the Authenticating Agent shall, in accordance with this Section 2.2(c), authenticate and deliver initially one or more Global Notes that shall be (i) registered in the name of the nominee of the Depository for such Global Note or Global Notes and (ii) delivered by the Note Administrator to such Depository or pursuant to such Depository’s instructions or held by the Note Administrator’s agent as custodian for the Depository.

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Note Administrator, as custodian for the Depository or under the Global Note, and the Depository may be treated by the Issuer, the Trustee, the Note Administrator, the Servicer and the Special Servicer and any of their respective agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Note Administrator, the Servicer and the Special Servicer or any of their respective agents, from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(d)            Delivery of Definitive Notes in Lieu of Global Notes. Except as provided in Section 2.10 hereof, owners of beneficial interests in a Class of Global Notes shall not be entitled to receive physical delivery of a Definitive Note.

(e)            CUSIPs. As an administrative convenience, the Issuer or the Issuer’s agent may obtain a separate CUSIP or separate CUSIPs (or similar identifying numbers) for all or a portion of any Class of Notes.

Section 2.3             Authorized Amount; Stated Maturity Date; and Denominations.

(a)            The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to U.S.$663,810,950.00, except for (i) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, 2.6 or 8.5 hereof and (ii) any Deferred Interest.

Such Notes shall be divided into nine (9) Classes having designations and original principal amounts as follows:

Designation	Original Principal Amount
Class A Senior Secured Floating Rate Notes Due 2043	U.S.$378,372,000
Class A-S Second Priority Secured Floating Rate Notes Due 2043	U.S.$86,295,000
Class B Third Priority Secured Floating Rate Notes Due 2043	U.S.$40,659,000
Class C Fourth Priority Secured Floating Rate Notes Due 2043	U.S.$38,998,000
Class D Fifth Priority Secured Floating Rate Notes Due 2043	U.S.$25,723,000
Class E Sixth Priority Secured Floating Rate Notes Due 2043	U.S.$14,936,000
Class F Seventh Priority Secured Floating Rate Notes Due 2043	U.S.$20,744,000
Class G Eighth Priority Secured Floating Rate Notes Due 2043	U.S.$14,936,000
Class H Income Notes Due 2043	U.S.$43,147,950

(b)            The Notes shall be issuable in minimum denominations of U.S.$100,000 and integral multiples of U.S.$500 in excess thereof (plus any residual amount).

Section 2.4             Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by an Authorized Officer of the Issuer. The signature of such Authorized Officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer shall bind the Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Note Administrator for authentication and the Note Administrator, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Note Administrator upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article 2, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Note Administrator or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.5             Registration, Registration of Transfer and Exchange.

(a)            The Issuer shall cause to be kept a register (the “Notes Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers and exchanges of Notes. The Note Administrator is hereby initially appointed “Notes Registrar” for the purpose of maintaining the Notes Registrar and registering Notes and transfers and exchanges of such Notes with respect to the Notes Register kept in the United States as herein provided. Upon any resignation or removal of the Notes Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of Notes Registrar.

The name and address of each Noteholder and the principal amounts and stated interest of each such Noteholder in its Notes shall be recorded by the Notes Registrar in the Notes Register. For the avoidance of doubt, the Notes Register is intended to be and shall be maintained so as to cause the Notes to be considered issued in registered form under Treasury Regulations Section 5f.103-1(c).

If a Person other than the Note Administrator is appointed by the Issuer as Notes Registrar, the Issuer shall give the Note Administrator prompt written notice of the appointment of a successor Notes Registrar and of the location, and any change in the location, of the Notes Register, and the Note Administrator shall have the right to inspect the Notes Register at all reasonable times and to obtain copies thereof and the Note Administrator shall have the right to rely upon a certificate executed on behalf of the Notes Registrar by an Authorized Officer thereof as to the names and addresses of the Holders of the Notes and the principal amounts and numbers of such Notes. In addition, the Notes Registrar shall be required, within one (1) Business Day of each Record Date, to provide the Note Administrator with a copy of the Notes Registrar in the format required by, and with all accompanying information regarding the Noteholders as may reasonably be required by the Note Administrator.

Subject to this Section 2.5, upon surrender for registration of transfer of any Notes at the office or agency of the Issuer to be maintained as provided in Section 7.2, the Issuer shall execute, and the Note Administrator shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at the office or agency of the Issuer to be maintained as provided in Section 7.2. Whenever any Note is surrendered for exchange, the Issuer shall execute, and the Note Administrator shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Notes Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Note Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Neither the Notes Registrar nor the Issuer shall be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business fifteen (15) days before any selection of Notes to be redeemed and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Note so selected for redemption.

(b)            No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act and is exempt from the registration requirements under applicable securities laws of any state or other jurisdiction.

(c)            No Note may be offered, sold, resold or delivered, within the United States or to, or for the benefit of, U.S. Persons except in accordance with Section 2.5(e) below and in accordance with Rule 144A to QIBs who are also Qualified Purchasers or, solely with respect to Definitive Notes, IAIs who are also Qualified Purchasers purchasing for their own account or for the accounts of one or more QIBs or IAIs who are also Qualified Purchasers, for which the purchaser is acting as fiduciary or agent. The Notes may be offered, sold, resold or delivered, as the case may be, in offshore transactions to non-U.S. Persons in reliance on Regulation S that are also Qualified Purchasers. None of the Issuer, the Note Administrator, the Trustee or any other Person may register the Notes under the Securities Act or the securities laws of any state or other jurisdiction.

(d)            Upon final payment due on the Stated Maturity Date of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Note Administrator or at the office of the Paying Agent (outside the United States if then required by applicable law in the case of a Note in definitive form issued in exchange for a beneficial interest in a Regulation S Global Note pursuant to Section 2.10).

(e)            Transfers of Global Notes. Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, shall be made only in accordance with Section 2.2(c) and this Section 2.5(e).

(i)            Except as otherwise set forth below, transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee. Transfers of a Global Note to a Definitive Note may only be made in accordance with Section 2.10.

(ii)            Regulation S Global Note to Rule 144A Global Note or Definitive Note. If a holder of a beneficial interest in a Regulation S Global Note wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or for a Definitive Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note or for a Definitive Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream, Luxembourg and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note or for a Definitive Note. Upon receipt by the Note Administrator or the Notes Registrar of:

(1)            if the transferee is taking a beneficial interest in a Rule 144A Global Note, instructions from Euroclear, Clearstream, Luxembourg and/or DTC, as the case may be, directing the Notes Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the minimum denomination applicable to such holder’s Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase and a duly completed certificate in the form of Exhibit J-2 attached hereto; or

(2)            if the transferee is taking a Definitive Note, a duly completed transfer certificate in substantially the form of Exhibit J-3 hereto, certifying that such transferee is an IAI and a Qualified Purchaser, then the Notes Registrar shall either (x) if the transferee is taking a beneficial interest in a Rule 144A Global Note, approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged and the Notes Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Regulation S Global Note or (y) if the transferee is taking an interest in a Definitive Note, the Notes Registrar shall record the transfer in the Notes Register in accordance with Section 2.5(a) and, upon execution by the Issuer, the Note Administrator shall authenticate and deliver one or more Definitive Notes, as applicable, registered in the names specified in the instructions described above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Regulation S Global Note transferred by the transferor).

(iii)            Definitive Note or Rule 144A Global Note to Regulation S Global Note. If a holder of a beneficial interest in a Rule 144A Global Note or a Holder of a Definitive Note wishes at any time to exchange its interest in such Rule 144A Global Note or Definitive Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note or Definitive Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder, provided such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction, may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Note Administrator or the Notes Registrar of:

(1)            instructions given in accordance with DTC’s procedures from an Agent Member directing the Note Administrator or the Notes Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the minimum denomination applicable to such holder’s Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note or Definitive Note to be exchanged or transferred, and in the case of a transfer of Definitive Notes, such Holder’s Definitive Notes properly endorsed for assignment to the transferee;

(2)            a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream, Luxembourg account to be credited with such increase;

(3)            in the case of a transfer of Definitive Notes, a Holder’s Definitive Note properly endorsed for assignment to the transferee; and

(4)            a duly completed certificate in the form of Exhibit J-1 attached hereto,

then the Note Administrator or the Notes Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note (or, in the case of a transfer of Definitive Notes, the Note Administrator or the Notes Registrar shall cancel such Definitive Notes) and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note or Definitive Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note (or, in the case of a cancellation of Definitive Notes, equal to the principal amount of Definitive Notes so cancelled).

(iv)            Transfer of Rule 144A Global Notes to Definitive Notes. If, in accordance with Section 2.10, a holder of a beneficial interest in a Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for a Definitive Note or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of a Definitive Note in accordance with Section 2.10, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a Definitive Note. Upon receipt by the Note Administrator or the Notes Registrar of (A) a duly complete certificate substantially in the form of Exhibit J-3 and (B) appropriate instructions from DTC, if required, the Note Administrator or the Notes Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Rule 144A Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be transferred or exchanged, record the transfer in the Notes Register in accordance with Section 2.5(a) and upon execution by the Issuer, the Note Administrator shall authenticate and deliver one or more Definitive Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Rule 144A Global Note transferred by the transferor).

(v)            Transfer of Definitive Notes to Rule 144A Global Notes. If a holder of a Definitive Note wishes at any time to exchange its interest in such Definitive Note for a beneficial interest in a Rule 144A Global Note or to transfer such Definitive Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Definitive Note for beneficial interest in a Rule 144A Global Note (provided that no IAI may hold an interest in a Rule 144A Global Note). Upon receipt by the Note Administrator or the Notes Registrar of (A) a Holder’s Definitive Note properly endorsed for assignment to the transferee; (B) a duly completed certificate substantially in the form of Exhibit J-2 attached hereto; (C) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Notes in an amount equal to the Definitive Notes to be transferred or exchanged; and (D) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account of DTC to be credited with such increase, the Note Administrator or the Notes Registrar shall cancel such Definitive Note in accordance herewith, record the transfer in the Notes Register in accordance with Section 2.5(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the principal amount of the Definitive Note transferred or exchanged.

(vi)            Other Exchanges. In the event that, pursuant to Section 2.10 hereof, a Global Note is exchanged for Definitive Notes, such Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to ensure that such transfers are to a QIB who is also a Qualified Purchaser or are to a non-U.S. Person, or otherwise comply with Rule 144A or Regulation S, as the case may be) and as may be from time to time adopted by the Issuer and the Note Administrator.

(f)            Removal of Legend. If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in Exhibits A-1, A-2, B-1, B-2, C-1, C-2, D-1, D-2, E-1, E-2, F-1, F-2, G-1, G-2, H-1, H-2, I-1 and I-2 hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel of an attorney at law licensed to practice law in the State of New York (and addressed to the Issuer and the Note Administrator), as may be reasonably required by the Issuer to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S, as applicable, the 1940 Act or ERISA. So long as the Issuer is relying on an exemption under or promulgated pursuant to the 1940 Act, the Issuer shall not remove that portion of the legend required to maintain an exemption under or promulgated pursuant to the 1940 Act. Upon provision of such satisfactory evidence, as confirmed in writing by the Issuer to the Note Administrator, the Note Administrator, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear such applicable legend.

(g)            Each beneficial owner of Regulation S Global Notes shall be deemed to make the representations and agreements set forth in Exhibit J-1 hereto.

(h)            Each beneficial owner of Rule 144A Global Notes shall be deemed to make the representations and agreements set forth in Exhibit J-2 hereto.

(i)            Each Holder of Definitive Notes shall make the representations and agreements set forth in the certificate attached as Exhibit J-3 hereto.

(j)            Any purported transfer of a Note not in accordance with Section 2.5(a) shall be null and void and shall not be given effect for any purpose hereunder.

(k)            Notwithstanding anything contained in this Indenture to the contrary, neither the Note Administrator nor the Notes Registrar (nor any other Transfer Agent) shall be responsible or liable for compliance with applicable federal or state securities laws (including, without limitation, the Securities Act or Rule 144A or Regulation S promulgated thereunder), the 1940 Act, ERISA or the Code (or any applicable regulations thereunder); provided, however, that if a specified transfer certificate or Opinion of Counsel is required by the express terms of this Section 2.5 to be delivered to the Note Administrator or Notes Registrar prior to registration of transfer of a Note, the Note Administrator and/or Notes Registrar, as applicable, is required to request, as a condition for registering the transfer of the Note, such certificate or Opinion of Counsel and to examine the same to determine whether it conforms on its face to the requirements hereof (and the Note Administrator or Notes Registrar, as the case may be, shall promptly notify the party delivering the same if it determines that such certificate or Opinion of Counsel does not so conform).

(l)            If the Note Administrator has actual knowledge or is notified by the Issuer or the Collateral Manager that (i) a transfer or attempted or purported transfer of any interest in any Note was consummated in compliance with the provisions of this Section 2.5 on the basis of a materially incorrect certification from the transferee or purported transferee, (ii) a transferee failed to deliver to the Note Administrator any certification required to be delivered hereunder or (iii) the holder of any interest in a Note is in breach of any representation or agreement set forth in any certification or any deemed representation or agreement of such holder, the Note Administrator shall not register such attempted or purported transfer and if a transfer has been registered, such transfer shall be absolutely null and void ab initio and shall vest no rights in the purported transferee (such purported transferee, a “Disqualified Transferee”) and the last preceding holder of such interest in such Note that was not a Disqualified Transferee shall be restored to all rights as a Holder thereof retroactively to the date of transfer of such Note by such Holder.

In addition, the Note Administrator may require that the interest in the Note referred to in (i), (ii) or (iii) in the preceding paragraph be transferred to any Person designated by the Issuer or the Collateral Manager at a price determined by the Issuer or the Collateral Manager, based upon its estimation of the prevailing price of such interest and each Holder, by acceptance of an interest in a Note, authorizes the Note Administrator to take such action. In any case, none of the Issuer, the Collateral Manager and the Note Administrator shall not be held responsible for any losses that may be incurred as a result of any required transfer under this Section 2.5(l).

(m)            Each Holder of Notes approves and consents to (i) the purchase of the Collateral Interests by the Issuer from the Seller on the Closing Date and (ii) any other transaction between the Issuer and the Collateral Manager or its Affiliates that is permitted under the terms of this Indenture or the Collateral Interest Purchase Agreement.

(n)            As long as any Note is Outstanding, any retained or repurchased Notes, the Retained Notes and the Membership Interests held by LCMT, LMNT Holder or any other disregarded entity of LCMT or a Subsequent REIT for U.S. federal income tax purposes may not be transferred (whether by means of an actual transfer or a transfer of beneficial ownership for U.S. federal income tax purposes), pledged or hypothecated to any Person unless (i)(A) 100% of the retained or repurchased Notes, the Retained Notes or the Membership Interests are transferred, pledged or hypothecated to a Qualified REIT Subsidiary or other disregarded entity of LCMT or (B) 100% of the retained or repurchased Notes, the Retained Notes or the Membership Interests are transferred, pledged or hypothecated to another REIT, or a Qualified REIT Subsidiary or other disregarded entity of a REIT or (ii) with respect to such transfer, pledge or hypothecation, the Issuer receives an opinion from Cadwalader, Wickersham & Taft LLP, Mayer Brown LLP or another nationally recognized tax counsel experienced in such matters to the effect that upon such transfer, pledge or hypothecation, the Issuer will continue to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT.

(o)            For the avoidance of doubt, the Indenture Accounts (including income, if any, earned on the investments of funds in such account) will be owned by LCMT, if the Issuer is wholly owned by LCMT, or a Subsequent REIT that wholly owns the Issuer, for U.S. federal income tax purposes. The Issuer shall provide to the Note Administrator (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the Closing Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Note Administrator as may be necessary (x) to reduce or eliminate the imposition of U.S. withholding taxes and (y) to permit the Note Administrator to fulfill its tax reporting obligations under applicable law with respect to the Indenture Accounts or any amounts paid to the Issuer. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, Issuer shall timely provide to the Note Administrator accurately updated and complete versions of such IRS forms or other documentation. The Note Administrator shall have no liability to Issuer or any other person in connection with any tax withholding amounts paid or withheld from the Indenture Accounts pursuant to applicable law arising from the Issuer’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Indenture Accounts absent the Note Administrator having first received (i) the requisite written investment direction from the Issuer with respect to the investment of such funds, and (ii) the IRS forms and other documentation required by this paragraph.

Section 2.6             Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Issuer, the Trustee, the Note Administrator and the relevant Transfer Agent (each, a “Specified Person”) evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to each Specified Person such security or indemnity as may be required by each Specified Person to save each of them and any agent of any of them harmless, then, in the absence of notice to the Specified Persons that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and, upon Issuer Request (which Issuer Request shall be deemed to have been given upon receipt by the Note Administrator of a Note that has been signed by the Issuer), the Note Administrator shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a bona fide purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, any Specified Person shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and each Specified Person shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by such Specified Person in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.6, the Issuer may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and such new Note shall be entitled, subject to the second paragraph of this Section 2.6, to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.7             Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a)  Each Class of Notes shall accrue interest during each Interest Accrual Period at the Note Interest Rate applicable to such Class and such interest will be payable in arrears on each Payment Date on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date), except as otherwise set forth below. Payment of interest on each Class of Notes will be subordinated to the payment of interest on each related Class of Notes senior thereto. Interest will cease to accrue on each Note, or in the case of a partial repayment, on such repaid part, from the date of repayment or the Stated Maturity Date unless payment of principal is improperly withheld or unless an Event of Default occurs with respect to such payments of principal. To the extent lawful and enforceable, interest on any interest that is not paid when due on the Class A Notes; or, if no Class A Notes are Outstanding, the Notes of the Controlling Class, shall accrue at the Note Interest Rate applicable to such Class until paid as provided herein.

(b)           (i) So long as any of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes or the Class E Notes are outstanding, the Class F Deferred Interest will be deferred and added to the Aggregate Outstanding Amount of the Class F Notes and will not be considered “due and payable” until (A) the Payment Date on which funds are available to pay such Class F Deferred Interest in accordance with the Priority of Payments, (B) a Redemption Date or (C) the Stated Maturity Date and (ii) so long as any of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes or the Class F Notes are outstanding, the Class G Deferred Interest will be deferred and added to the Aggregate Outstanding Amount of the Class G Notes and will not be considered “due and payable” until (A) the Payment Date on which funds are available to pay such Class G Deferred Interest in accordance with the Priority of Payments, (B) a Redemption Date or (C) the Stated Maturity Date.

(c)            The principal of each Class of Notes matures at par and is due and payable on the Stated Maturity Date for such Class, unless such principal has been previously repaid or unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Notes may only occur pursuant to the Priority of Payments. The payment of principal on any Note (x) may only occur after each Class more senior thereto is no longer Outstanding and (y) is subordinated to the payment on each Payment Date of the principal due and payable on each Class more senior thereto and certain other amounts in accordance with the Priority of Payments. Payments of principal on any Class of Notes that are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity Date (or the earlier date of Maturity) of such Class of Notes or any Redemption Date), because of insufficient funds therefor shall not be considered “due and payable” for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all Classes of Notes most senior thereto with respect to such Class have been paid in full. Payments of principal on the Notes in connection with a Clean-up Call, Tax Redemption, Auction Call Redemption or Optional Redemption will be made in accordance with Section 9.1 and the Priority of Payments.

(d)            As a condition to the payment of principal of and interest on any Note without the imposition of U.S. withholding tax, the Issuer shall require certification acceptable to it to enable the Issuer, the Trustee, the Note Administrator and the Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Note under any present or future law or regulation of the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)), IRS Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding and Reporting), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certificate of Foreign Person’s Claim that Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) or any successors to such IRS forms). In addition, each of the Issuer, the Trustee or any Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its Collateral and otherwise as may be necessary or desirable to ensure compliance with all applicable laws. Each Holder and each beneficial owner of Notes agree to provide any certification requested pursuant to this Section 2.7(d) and to update or replace such form or certification in accordance with its terms or its subsequent amendments. Furthermore, the Issuer shall require, as a condition to payment without the imposition of U.S. withholding tax under FATCA, information to comply with FATCA requirements pursuant to clause (xii) of the representations and warranties set forth under the third paragraph of Exhibit J-1 hereto, as deemed made pursuant to Section 2.5(g) hereto, or pursuant to clause (xiii) of the representations and warranties set forth under the third paragraph of Exhibit J-2 hereto, as deemed made pursuant to Section 2.5(h) hereto, or pursuant to clause (xi) of the representations and warranties set forth under the third paragraph of Exhibit J-3 hereto, made pursuant to Section 2.5(i) hereto, as applicable. Noteholders shall be required to provide to the Issuer, the Note Administrator or their agents all information, documentation or certifications acceptable to it to permit the Issuer or the Note Administrator to comply with its tax reporting obligations under applicable law, including any applicable cost basis reporting obligations.

(e)            Payments in respect of interest on and principal on the Notes shall be payable by wire transfer in immediately available funds to a Dollar account maintained by the Holder or its nominee; provided that the Holder has provided wiring instructions to the Paying Agent on or before the related Record Date or, if wire transfer cannot be effected, by a Dollar check drawn on a bank in the United States, or by a Dollar check mailed to the Holder at its address in the Notes Register. The Issuer expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note held by the Depository or its nominee, shall immediately credit the applicable Agent Members’ accounts with payments in amounts proportionate to the respective beneficial interests in such Global Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by Agent Members to owners of beneficial interests in such Global Note held through Agent Members will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the Agent Members. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Note Administrator or at the office of the Paying Agent (or, to a foreign paying agent appointed by the Note Administrator outside of the United States if then required by applicable law, in the case of a Definitive Note issued in exchange for a beneficial interest in the Regulation S Global Note) on or prior to such Maturity. None of the Issuer, the Trustee, the Note Administrator or the Paying Agent will have any responsibility or liability with respect to any records maintained by the Holder of any Note with respect to the beneficial holders thereof or payments made thereby on account of beneficial interests held therein. In the case where any final payment of principal and interest is to be made on any Note (other than on the Stated Maturity Date thereof) the Issuer or, upon Issuer Request, the Note Administrator, in the name and at the expense of the Issuer, shall not more than thirty (30) nor fewer than five (5) Business Days prior to the date on which such payment is to be made, mail to the Persons entitled thereto at their addresses appearing on the Notes Register, a notice which shall state the date on which such payment will be made and the amount of such payment and shall specify the place where such Notes may be presented and surrendered for such payment.

(f)            Subject to the provisions of Section 2.7(a) and Section 2.7(e) hereof, Holders of Notes as of the Record Date in respect of a Payment Date shall be entitled to the interest accrued and payable in accordance with the Priority of Payments and principal payable in accordance with the Priority of Payments on such Payment Date. All such payments that are mailed or wired and returned to the Paying Agent shall be held for payment as herein provided at the office or agency of the Issuer to be maintained as provided in Section 7.2 (or returned to the Trustee).

(g)            Interest on any Note which is payable, and is punctually paid or duly provided for, on any Payment Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest.

(h)           Payments of principal to Holders of the Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on such Record Date bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date.

(i)            Interest accrued with respect to the Notes shall be calculated as described in the applicable form of Note attached hereto.

(j)            All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date, Redemption Date or upon Maturity shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(k)            Notwithstanding anything contained in this Indenture to the contrary, the obligations of the Issuer under the Secured Notes, this Indenture and the other Transaction Documents are from time to time and at any time limited-recourse obligations of the Issuer. The Notes and the obligations of the Issuer under this Indenture and the other Transaction Documents are from time to time and at any time payable solely from the Collateral available at such time and following realization of the Collateral, all obligations of the Issuer, with respect to the Secured Notes, and any claims of the Noteholders, the Trustee or any other parties to any Transaction Documents shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Notes or this Indenture against any Officer, director, employee, shareholder, limited partner or incorporator of the Issuer or any of its respective successors or assigns. It is understood that the foregoing provisions of this paragraph shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture (to the extent it relates to the obligation to make payments on the Notes) until such Collateral have been realized, whereupon any outstanding indebtedness or obligation in respect of the Notes, this Indenture and the other Transaction Documents shall be extinguished and shall not thereafter revive. It is further understood that the foregoing provisions of this paragraph shall not limit the right of any Person to name the Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(l)            Subject to the foregoing provisions of this Section 2.7, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal that were carried by such other Note.

(m)            Notwithstanding any of the foregoing provisions with respect to payments of principal of and interest on the Notes (but subject to Sections 2.7(f) and (i)), if the Notes have become or been declared due and payable following an Event of Default and such acceleration of Maturity and its consequences have not been rescinded and annulled and the provisions of Section 5.5 are not applicable, then payments of principal of and interest on such Notes shall be made in accordance with Section 5.7 hereof.

Section 2.8             Persons Deemed Owners. The Issuer, the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Collateral Manager and any of their respective agents may treat as the owner of a Note the Person in whose name such Note is registered on the Notes Register on the applicable Record Date for the purpose of receiving payments of principal of and interest and other amounts on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Note Administrator, the Servicer, the Special Servicer, the Collateral Manager or any of their respective agents shall be affected by notice to the contrary; provided, however, that the Depository, or its nominee, shall be deemed the owner of the Global Notes, and owners of beneficial interests in Global Notes will not be considered the owners of any Notes for the purpose of receiving notices.

Section 2.9             Cancellation. All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall, upon delivery to the Notes Registrar, be promptly canceled by the Notes Registrar and may not be reissued or resold. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.9, except as expressly permitted by this Indenture. All canceled Notes held by the Notes Registrar shall be destroyed or held by the Notes Registrar in accordance with its standard retention policy. Notes of the most senior Class Outstanding that are held by the Issuer, the Collateral Manager or any of their respective Affiliates (and not Notes of any other Class) may be submitted to the Notes Registrar for cancellation at any time.

Section 2.10             Global Notes; Definitive Notes; Temporary Notes.

(a)            Definitive Notes. Definitive Notes shall only be issued in the following limited circumstances:

(i)             at the discretion of the Issuer, with respect to any Class of Notes,

(ii)            upon Transfer of Global Notes to an IAI or a QIB in accordance with the procedures set forth in Section 2.5(e)(ii), Section 2.5(e)(iii) or Section 2.5(e)(vi);

(iii)           if a holder of a Definitive Note wishes at any time to exchange such Definitive Note for one or more Definitive Notes or transfer such Definitive Note to a transferee who wishes to take delivery thereof in the form of a Definitive Note in accordance with this Section 2.10, such holder may effect such exchange or transfer upon receipt by the Notes Registrar of (A) a Holder’s Definitive Note properly endorsed for assignment to the transferee, and (B) duly completed certificates in the form of Exhibit J-3, upon receipt of which the Notes Registrar shall then cancel such Definitive Note in accordance herewith, record the transfer in the Notes Register in accordance with Section 2.5(a) and upon execution by the Issuer, the Note Administrator shall authenticate and deliver one or more Definitive Notes bearing the same designation as the Definitive Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Definitive Note surrendered by the transferor);

(iv)          in the event that the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for a Global Note or if at any time such Depository ceases to be a “Clearing Agency” registered under the Exchange Act and a successor depository is not appointed by the Issuer within ninety (90) days of such notice, the Global Notes deposited with the Depository pursuant to Section 2.2 hereof shall be transferred to the beneficial owners thereof subject to the procedures and conditions set forth in this Section 2.10.

(b)            Any Global Note that is exchanged for a Definitive Note shall be surrendered by the Depository to the Note Administrator’s Corporate Trust Office together with necessary instruction for the registration and delivery of a Definitive Note to the beneficial owners (or such owner’s nominee) holding the ownership interests in such Global Note. Any such transfer shall be made, without charge, and the Note Administrator shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of the same Class and authorized denominations. Any Definitive Notes delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.5(f), bear the applicable legend set forth in Exhibit A-2, B-2, C-2, D-2, E-2, F-2, G-2, H-2 and I-2 as applicable, and shall be subject to the transfer restrictions referred to in such applicable legend. The Holder of each such registered individual Global Note may transfer such Global Note by surrendering it at the Corporate Trust Office of the Note Administrator, or at the office of the Paying Agent.

(c)            Subject to the provisions of Section 2.10(b) above, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)           [Reserved].

(e)            In the event of the occurrence of either of the events specified in Section 2.10(a) above, the Issuer shall promptly make available to the Notes Registrar a reasonable supply of Definitive Notes.

Pending the preparation of Definitive Notes pursuant to this Section 2.10, the Issuer may execute and, upon Issuer Order, the Note Administrator shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the Definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Definitive Notes may determine, as conclusively evidenced by their execution of such Definitive Notes.

If temporary Definitive Notes are issued, the Issuer shall cause permanent Definitive Notes to be prepared without unreasonable delay. The Definitive Notes shall be printed, lithographed, typewritten or otherwise reproduced, or provided by any combination thereof, or in any other manner permitted by the rules and regulations of any applicable notes exchange, all as determined by the Officers executing such Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the applicable temporary Definitive Notes at the office or agency maintained by the Issuer for such purpose, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Definitive Note, the Issuer shall execute, and the Note Administrator shall authenticate and deliver, in exchange therefor the same aggregate principal amount of Definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes.

Section 2.11           U.S. Tax Treatment of Notes and the Issuer. (a) The Issuer intends that, for U.S. federal income tax purposes, (i) the Notes (unless held by LCMT or another disregarded entity wholly owned by LCMT or a Subsequent REIT) be treated as debt, (ii) 100% of any retained or repurchased Notes, the Retained Notes and the Membership Interests be beneficially owned by LMNT Holder and (iii) the Issuer be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes. Each prospective purchaser and any subsequent transferee of a Note or any interest therein shall, by virtue of its purchase or other acquisition of such Note or interest therein, be deemed to have agreed to treat such Note in a manner consistent with the preceding sentence for U.S. federal income tax purposes.

(b)            The Issuer shall account for the Notes and prepare any reports to Noteholders and tax authorities consistent with the intentions expressed in Section 2.11(a) above.

(c)            Each Holder of Notes shall timely furnish to the Issuer or its agents any completed U.S. federal income tax form or certification (such as IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner for the United States Tax Withholding and Reporting (Entities)) IRS Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certificate of Foreign Person’s Claim that Income Is Effectively Connected With the Conduct of a Trade or Business in the United States) or any successors to such IRS forms) that the Issuer or its agents may reasonably request and shall update or replace such forms or certification in accordance with its terms or its subsequent amendments. Furthermore, Noteholders shall timely furnish any information required pursuant to Section 2.7(d).

(d)           The Issuer shall be responsible for all calculations or original issue discount on the Notes, if any.

(e)            Each prospective purchaser, any subsequent transferee, and each Holder of a Note or any interest therein shall, by virtue of its purchase or other acquisition of such Note or interest therein, be deemed to agree (i) to provide accurate information and documentation that may be required for the Issuer, the Trustee, the Note Administrator or the Paying Agent to comply with FATCA and (ii) that the Issuer, the Trustee, the Note Administrator or the Paying Agent may (1) provide such information and documentation and any other information concerning its investment in such Notes to the U.S. Internal Revenue Service and any other relevant tax authority and (2) take any other actions necessary for the Issuer, the Trustee, the Note Administrator or the Paying Agent to comply with FATCA.

(f)            LMNT Holder, by acceptance of any retained or repurchased Notes, the Retained Notes and the Membership Interests, agrees to take no action inconsistent with such treatment and, for so long as any Note is Outstanding, agrees not to sell, transfer (whether by means of an actual transfer or a transfer of beneficial ownership for U.S. federal income tax purposes), convey, setover, pledge or encumber any retained or repurchased Notes, any Retained Notes and/or the Membership Interests, except to the extent permitted pursuant to Section 2.5(n).

Section 2.12           Authenticating Agents. Upon the request of the Issuer, the Note Administrator shall, and if the Note Administrator so chooses the Note Administrator may, pursuant to this Indenture, appoint one (1) or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6 and 8.5 hereof, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 2.12 shall be deemed to be the authentication of Notes by the Note Administrator.

Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation. Any Authenticating Agent may at any time resign by giving written notice of resignation to the Note Administrator, the Trustee and the Issuer. The Note Administrator may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Trustee and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Note Administrator shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

The Note Administrator agrees to pay to each Authenticating Agent appointed by it from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto and the Note Administrator shall be entitled to be reimbursed for such payments, subject to Section 6.7 hereof. The provisions of Sections 2.9, 6.4 and 6.5 hereof shall be applicable to any Authenticating Agent.

Section 2.13           Forced Sale on Failure to Comply with Restrictions. (a)  Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a Note or interest therein to a U.S. Person who is determined not to have been a QIB (or, if applicable, an IAI) and a Qualified Purchaser at the time of acquisition of the Note or interest therein, or any transfer of a Note or interest therein that could result in the Issuer being subject to ERISA or Section 4975 of the Code or that could constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law, in any case, shall be null and void and any such proposed transfer of which the Issuer, the Note Administrator or the Trustee shall have written notice (which includes via electronic mail) may be disregarded by the Issuer, the Note Administrator and the Trustee for all purposes.

(b)            If the Issuer determines that any Holder of a Note has not satisfied the applicable requirements described in Section 2.13(a) above (any such Person a “Non-Permitted Holder”), then the Issuer shall promptly after discovery that such Person is a Non-Permitted Holder by the Issuer or a Responsible Officer of the Paying Agent (and notice by the Paying Agent to the Issuer, if either of them makes the discovery), send notice (or cause notice to be sent) to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest to a Person that is not a Non-Permitted Holder within thirty (30) days of the date of such notice. If such Non-Permitted Holder fails to so transfer its Note or interest therein, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Note or interest therein to a purchaser selected by the Issuer that is not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or a third party acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Note, and selling such Note to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion. The Holder of such Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Note, agrees to cooperate with the Issuer and the Note Administrator to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this Section 2.13(b) shall be determined in the sole discretion of the Issuer, and the Issuer shall not be liable to any Person having an interest in the Note sold as a result of any such sale or exercise of such discretion.

Section 2.14           No Gross Up. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges.

Section 2.15           Credit Risk Retention. The Securitization Sponsor shall timely deliver (or cause to be timely delivered) to the Trustee and the Note Administrator any notices contemplated by Section 10.12(a)(v) and (vii) of this Indenture.

Section 2.16           Effect of Benchmark Transition Event.

(a)            If a Benchmark Transition Event occurs with respect to any Benchmark, such Benchmark will be replaced with the applicable Benchmark Replacement, as determined by the Collateral Manager. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any Benchmark and the related Benchmark Determination Date shall be replaced for all purposes of this Indenture and the Notes by the applicable Benchmark Replacement and Benchmark Determination Date determined by the Collateral Manager. Notwithstanding the occurrence of a Benchmark Transition Event, amounts payable on the Notes shall be determined with respect to the then-current Benchmark until the occurrence of the related Benchmark Replacement Date.

(b)           The Collateral Manager shall provide prompt notice to the Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), the Noteholders and the Rating Agencies of its determination that a Benchmark Transition Event has occurred, and prior to any Benchmark Replacement Date, the Collateral Manager shall provide prompt notice to the Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), the Noteholders and the Rating Agencies of the applicable Benchmark Replacement.

(c)            In connection with the occurrence of any Benchmark Transition Event and its related Benchmark Replacement Date, or from time to time thereafter, upon the direction of the Collateral Manager, the Issuer shall cause a supplemental indenture in accordance with Section 8.1(b)(iv) to be entered into to implement a Benchmark Replacement and to make such Benchmark Replacement Conforming Changes, if any, as the Collateral Manager determines may be necessary or desirable to administer, implement or adopt the applicable Benchmark Replacement and the related Benchmark Replacement Adjustment. Any failure to amend this Indenture pursuant to Section 8.1(b)(iv) on or prior to the Benchmark Replacement Date shall not affect the implementation of a Benchmark Replacement on such Benchmark Replacement Date, it being understood such matters will be binding upon the parties as described in clause (d) below pending the execution and delivery of any such amendment.

(d)            Any determination, implementation, adoption, decision, proposal or election that may be made by the Collateral Manager with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding on the parties hereto and the Noteholders absent manifest error, may be made in the sole discretion of the Collateral Manager and may be relied upon by the Note Administrator, the Trustee, the Calculation Agent, the Servicer and the Special Servicer without investigation.

(e)            The Collateral Manager may (at the Collateral Manager’s expense) assign to another entity any or all of the Collateral Manager’s rights to make determinations with respect to the Benchmark Replacement, but only so long as the Collateral Manager has provided advance notice of such assignment to the Issuer, the Advancing Agent, the Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), the Noteholders and the Rating Agencies. Any out-of-pocket costs and expenses incurred by such assignee in discharging its obligations, and any indemnification amounts or liquidated damages payable to such assignee will be payable as Company Administrative Expenses in accordance with the Priority of Payments. Any fees of such assignee will be payable by the Collateral Manager.

(f)            Notwithstanding anything to the contrary in this Indenture, the Collateral Manager may send any notices with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes or any other determination or selection made under this Section 2.16, by email (or other electronic communication).

(g)           The Collateral Manager shall not have any liability for the determination or selection with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes or any other determination or selection made under this Section 2.16 (including, without limitation, whether the conditions for such determination or selection have been satisfied).

Section 2.17           EU/UK Transparency Requirements. The Issuer is hereby designated as the Reporting Entity.

Section 2.18           Certain U.S. Federal Income Tax Accounting Applicable to LCMT’s Treatment of the Class H Notes.

(a)            Solely for certain U.S. federal income tax accounting applicable to LCMT, the Class H Notes shall be deemed to be subdivided into each of (i) the “Class H-P Subcomponent”, (ii) the “Class H-XS Subcomponent” and (iii) the “Class H-R Subcomponent” (collectively, the “Class H Subcomponents”).

(b)            Deemed Payments to Class H Subcomponents. The Class H-P Subcomponent shall have a subcomponent note balance from time to time equal to the Aggregate Outstanding Portfolio Balance minus the Aggregate Outstanding Amount of all Classes of Notes (other than the Class H Notes). The Class H-P Subcomponent will not be entitled to payments of Interest Proceeds.

The Class H-XS Subcomponent shall have a reference balance from time to time equal to the Aggregate Outstanding Portfolio Balance minus the Aggregate Outstanding Amount of all Classes of Notes (other than the Class H Notes) (the “Class H-XS Reference Amount”). The subcomponent note rate on the Class H-XS Subcomponent will equal the product of (a) the difference between (1) the Collateral Net WAC (adjusted for the length of the payment period) and (2) the rate computed by dividing the amount of total interest expense on all Classes of Notes (other than the Class H Notes) by the Aggregate Outstanding Portfolio Balance and (b) a fraction with (1) the numerator equal to the Aggregate Outstanding Portfolio Balance and (2) the denominator equal to the Class H-XS Reference Amount. Such dividend rate will be applied to the Class H-XS Reference Amount.

The Class H-R Subcomponent shall be entitled to any amount remaining after all payments to the Class H-P Subcomponent and the Class H-XS Subcomponent have been made in accordance with the priority of payments described herein.

(i)            Interest Proceeds. On each Payment Date, Interest Proceeds shall be deemed paid in the following order of priority:

(1)            to the Class H-XS Subcomponent, to the extent of accrued interest thereon; and

(2)            to the Class H-R Subcomponent, any remaining Interest Proceeds.

(ii)            Principal Proceeds. On each Payment Date, Principal Proceeds shall be deemed paid in the following order of priority:

(1)            to the Class H-P Subcomponent, pro rata based on the aggregate outstanding subcomponent note balance, in partial redemption thereof, until the subcomponent note balance of the Class H-P Subcomponent has been reduced to zero; and

(2)            to the Class H-R Subcomponent, any remaining Principal Proceeds.

For the avoidance of doubt, the Note Administrator shall make computations, distributions and reports with respect to the Class H Notes without regard to the Class H Subcomponents and the payments described in this Section 2.18. Furthermore, the Note Administrator shall not be responsible for any tax filings or reporting in respect of the Class H Notes.

ARTICLE III

CONDITIONS PRECEDENT; PLEDGED COLLATERAL INTERESTS

Section 3.1             General Provisions. The Notes to be issued on the Closing Date shall be executed by the Issuer upon compliance with Section 3.2 and shall be delivered to the Note Administrator for authentication and thereupon the same shall be authenticated and delivered by the Note Administrator upon Issuer Request. The Issuer shall cause the following items to be delivered to the Trustee on or prior to the Closing Date:

(a)            an Officer’s Certificate of the Issuer (i) attaching a copy of the limited liability company agreement of the Issuer, which authorizes the execution and delivery of this Indenture, the Servicing Agreement, the Future Funding Agreement, the Placement Agreement and related documents, the execution, authentication and delivery of the Notes and specifying the Stated Maturity Date of each Class of Notes, the principal amount of each Class of Notes and the applicable Note Interest Rate of each Class of Notes to be authenticated and delivered, and (ii) certifying that (A) the attached copy of the limited liability company agreement is a true and complete copy thereof, (B) such limited liability company agreement has not been terminated and is in full force and effect on and as of the Closing Date and (C) each Officer authorized to execute and deliver such documents hold the office and has the signature indicated thereon;

(b)            an opinion of Cadwalader, Wickersham & Taft LLP (which opinion may be limited to the laws of the State of New York and the federal law of the United States and may assume, among other things, the correctness of the representations and warranties made or deemed made by the owners of Notes pursuant to Sections 2.5(g), (h) and (i)) dated the Closing Date, as to certain matters of New York law and certain United States federal income tax and securities law matters, in a form satisfactory to the Placement Agents;

(c)            an opinion of Cadwalader, Wickersham & Taft LLP, special counsel to the Issuer, dated the Closing Date, relating to the validity of the Grant hereunder and the perfection of the Trustee’s security interest in the Collateral;

(d)            opinions of Cadwalader, Wickersham & Taft LLP, counsel to the Issuer and the Seller, regarding (i) certain true sale and non-consolidation matters with respect to the Issuer and (ii) certain corporate and enforceability matters with respect to the Issuer, LMNT Holder, LCMT, LFT REIT, the Collateral Manager, the Servicer, the Special Servicer, Lument Structured Finance, LLC and Lument Real Estate Capital Holdings, LLC;

(e)            an opinion of Mayer Brown LLP, special counsel to LCMT, dated the Closing Date, regarding its qualification and taxation as a REIT and the Issuer’s qualification as a Qualified REIT Subsidiary or other disregarded entity of LCMT for U.S. federal income tax purposes;

(f)            opinions of Richards, Layton & Finger P.A., special Delaware counsel to the Issuer and LMNT Holder, dated the Closing Date, regarding certain issues of Delaware law and regarding authority to file bankruptcy;

(g)            an opinion of Mayer Brown LLP, dated as of the Closing Date, regarding certain corporate matters with respect to LFT REIT and LCMT;

(h)           an opinion of Miles & Stockbridge PC, dated as of the Closing Date, regarding certain corporate matters with respect to LFT REIT and LCMT;

(i)            an opinion of in-house counsel to the Collateral Manager, the Servicer, the Special Servicer, Lument Structured Finance, LLC and Lument Real Estate Capital Holdings, LLC, dated as of the Closing Date, regarding certain corporate matters;

(j)            an opinion of (i) in-house counsel to the Note Administrator and (ii) Alston & Bird LLP, counsel to the Note Administrator, each dated as of the Closing Date;

(k)            an opinion of Alston & Bird LLP, counsel to Trustee;

(l)            an Officer’s Certificate given on behalf of the Issuer and without personal liability, stating that the Issuer is not in Default under this Indenture and that the issuance of the Notes by the Issuer will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Governing Documents of the Issuer, any indenture or other agreement or instrument to which the Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Issuer is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for have been complied with and that all expenses due or accrued with respect to the offering or relating to actions taken on or in connection with the Closing Date have been paid;

(m)          executed counterparts of the Collateral Interest Purchase Agreement, the Servicing Agreement, the Collateral Management Agreement, the Advisory Committee Member Agreement, the Participation Agreements, the Future Funding Agreement, the Placement Agreement and the Securities Account Control Agreement;

(n)            an Accountants’ Report on applying agreed-upon procedures with respect to certain information concerning the Collateral Interests in the data tape, dated November 10, 2025, an Accountants’ Report on applying agreed-upon procedures with respect to certain information concerning the Collateral Interests in the Preliminary Offering Memorandum of the Issuer, dated November 17, 2025, and the Structural and Collateral Term Sheet, dated November 17, 2025, and an Accountant’s Report on applying agreed-upon procedures with respect to certain information concerning the Collateral Interests in the Offering Memorandum;

(o)            evidence of preparation for filing at the appropriate filing office in the District of Columbia of a financing statement, on behalf of the Issuer, relating to the perfection of the lien of this Indenture in that Collateral in which a security interest may be perfected by filing under the UCC;

(p)            an Issuer Order executed by the Issuer directing the Note Administrator to (i) authenticate the Notes specified therein, in the amounts set forth therein and registered in the name(s) set forth therein and (ii) deliver the authenticated Notes as directed by the Issuer; and

(q)            the Future Funding Indemnitor certifications pursuant to Section 12.5(b).

Section 3.2             Security for Secured Notes. Prior to the issuance of the Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:

(a)            Grant of Security Interest; Delivery of Collateral Interests. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral and the transfer of all Closing Date Collateral Interests acquired in connection therewith purchased by the Issuer on the Closing Date (as set forth in Schedule A hereto) to the Trustee, without recourse (except as expressly provided in each applicable Collateral Interest Purchase Agreement), in the manner provided in Section 3.3(a) and the crediting to the Custodial Account by the Securities Intermediary of such Closing Date Collateral Interests. On the Closing Date, the Issuer shall transfer the Initial Interest Deposit Amount to the Servicer for deposit into the Collection Account, which amount shall be distributed pursuant to Section 11.1(a)(i).

(b)            Certificate of the Issuer. A certificate of an Authorized Officer of the Issuer given on behalf of the Issuer and without personal liability, dated as of the Closing Date, delivered to the Trustee and the Note Administrator, to the effect that, in the case of each Closing Date Collateral Interest pledged to the Trustee for inclusion in the Collateral on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i)            the Issuer is the owner of such Closing Date Collateral Interest free and clear of any liens, claims or encumbrances of any nature whatsoever except for those which are being released on the Closing Date;

(ii)            the Issuer has acquired its ownership in such Closing Date Collateral Interest in good faith without notice of any adverse claim, except as described in paragraph (i) above;

(iii)           the Issuer has not assigned, pledged or otherwise encumbered any interest in such Closing Date Collateral Interest (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to this Indenture;

(iv)           the Asset Documents with respect to such Closing Date Collateral Interest do not prohibit the Issuer from Granting a security interest in and assigning and pledging such Closing Date Collateral Interest to the Trustee;

(v)           the information set forth with respect to each such Closing Date Collateral Interest in Schedule A is true and correct;

(vi)            the Closing Date Collateral Interests included in the Collateral satisfy the requirements of Section 3.2(a);

(vii)             (1)        the Grant pursuant to the Granting Clauses of this Indenture shall, upon execution and delivery of this Indenture by the parties hereto, result in a valid and continuing security interest in favor of the Trustee for the benefit of the Secured Parties in all of the Issuer’s right, title and interest in and to the Closing Date Collateral Interests pledged to the Trustee for inclusion in the Collateral on the Closing Date; and

(2)            upon the delivery of each mortgage note evidencing the obligations of the borrowers under each Collateral Interest to the Custodian on behalf of the Trustee, at the Custodian’s office in Minneapolis, Minnesota, the Trustee’s security interest in all Collateral Interests shall be a validly perfected, first priority security interest under the UCC as in effect in the State of Minnesota.

(c)            Rating Letters. The Issuer’s receipt of a signed letter from the Rating Agencies confirming that (i) the Class A Notes have been issued with a rating of “AAAsf” by Fitch and “AAA(sf)” by KBRA (ii) the Class A-S Notes have been issued with a rating of “AAAsf” by Fitch and at least “AAA(sf)” by KBRA, (iii) the Class B Notes have been issued with a rating of at least “AA-sf” by Fitch and at least “AA-(sf)” by KBRA, (iv) the Class C Notes have been issued with a rating of at least “A-sf” by Fitch and at least “A-(sf)” by KBRA, (v) the Class D Notes have been issued with a rating of at least “BBBsf” by Fitch and at least “BBB(sf)” by KBRA, (vi) the Class E Notes have been issued with a rating of at least “BBB-(sf)” by KBRA, (vii) the Class F Notes have been issued with a rating of at least “BB-(sf)” by KBRA and (viii) the Class G Notes have been issued with a rating of at least “B-(sf)” by KBRA, and that such ratings are in full force and effect on the Closing Date.

(d)            Accounts. Evidence of the establishment of the Payment Account, the Reinvestment Account, the Custodial Account, the Collection Account, the Expense Reserve Account, the Future Funding Reserve Account and the Participated Loan Collection Account.

(e)            Deposit to Expense Reserve Account. On the Closing Date, the Issuer shall deposit U.S.$100,000 into the Expense Reserve Account from the gross proceeds of the offering of the Notes.

(f)            Deposit to Unused Proceeds Account. On the Closing Date, the Issuer shall deposit into the Unused Proceeds Account, U.S.$0.

(g)            Deposit to Reinvestment Account. On the Closing Date, the Issuer shall deposit into the Reinvestment Account, U.S.$5,815,885.97.

Section 3.3             Transfer of Collateral. (a)  Computershare Trust Company, National Association, acting through its Document Custody division (in such capacity, the “Custodian”), is hereby appointed as Custodian to hold all of the mortgage notes or participation certificates required to be delivered to it by the Issuer on the Closing Date or on the closing date of the acquisition of any Reinvestment Collateral Interest or Exchange Collateral Interest, at its office in Minneapolis, Minnesota. Any successor to the Custodian shall be a U.S. state or national bank or trust company that is not an Affiliate of the Issuer and has capital and surplus of at least U.S.$200,000,000 and whose long-term unsecured debt is rated at least “A” by Fitch and “BBB+” by KBRA (if rated by KBRA, or if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)). Subject to the limited right to relocate Collateral set forth in Section 7.5(b), the Custodian shall hold all Asset Documents at its Corporate Trust Office.

(b)           All Eligible Investments and other investments purchased in accordance with this Indenture in the respective Accounts in which the funds used to purchase such investments shall be held in accordance with Article 10 and, in respect of each Indenture Account, the Trustee on behalf of the Secured Parties shall have entered into a securities account control agreement with the Issuer, as debtor and Computershare Trust Company, National Association, as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC as in effect in the State of New York) (together with its permitted successors and assigns in the trusts hereunder, the “Securities Intermediary”), and the Trustee, as secured party (the “Securities Account Control Agreement”) providing, inter alia, that the establishment and maintenance of such Indenture Account will be governed by the law of the State of New York. The security interest of the Trustee in Collateral shall be perfected and otherwise evidenced as follows:

(i)             in the case of such Collateral consisting of Security Entitlements, by the Issuer (A) causing the Securities Intermediary, in accordance with the Securities Account Control Agreement, to indicate by book entry that a Financial Asset has been credited to the Custodial Account and (B) causing the Securities Intermediary to agree pursuant to the Securities Account Control Agreement that it will comply with Entitlement Orders originated by or on behalf of the Trustee with respect to each such Security Entitlement without further consent by the Issuer;

(ii)            in the case of Collateral that consists of Instruments or Certificated Securities (the “Minnesota Collateral”), to the extent that any such Minnesota Collateral does not constitute a Financial Asset forming the basis of a Security Entitlement acquired by the Trustee pursuant to clause (i), by the Issuer causing (A) the Custodian, on behalf of the Trustee, to acquire possession of such Minnesota Collateral in the State of Minnesota or (B) another Person (other than the Issuer or a Person controlling, controlled by, or under common control with, the Issuer) (1) to (x) take possession of such Minnesota Collateral in the State of Minnesota and (y) authenticate a record acknowledging that it holds such possession for the benefit of the Trustee or (2) to (x) authenticate a record acknowledging that it will hold possession of such Minnesota Collateral for the benefit of the Trustee and (y) take possession of such Minnesota Collateral in the State of Minnesota;

(iii)           in the case of Collateral that consist of General Intangibles and all other Collateral of the Issuer in which a security interest may be perfected by filing a financing statement under Article 9 of the UCC as in effect in the District of Columbia, filing or causing the filing of a UCC financing statement naming the Issuer as debtor and the Trustee as secured party, which financing statement reasonably identifies all such Collateral, with the Recorder of Deeds of the District of Columbia; and

(iv)          in the case of Collateral that consists of Cash on deposit in any Servicing Account managed by the Servicer or Special Servicer pursuant to the terms of the Servicing Agreement, to deposit such Cash in a Servicing Account, which Servicing Account is in the name of the Servicer or Special Servicer on behalf of the Trustee.

(c)            The Issuer hereby authorizes the filing of UCC financing statements describing as the collateral covered thereby “all of the debtor’s personal property and Collateral,” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Indenture.

(d)           Without limiting the foregoing, the Trustee shall cause the Note Administrator to take such different or additional action as the Trustee may be advised by advice of counsel to the Trustee, Note Administrator or the Issuer (delivered to the Trustee and the Note Administrator) is reasonably required in order to maintain the perfection and priority of the security interest of the Trustee in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and Treasury Regulations governing transfers of interests in Government Items (it being understood that the Note Administrator shall be entitled to rely upon an Opinion of Counsel, including an Opinion of Counsel delivered in accordance with Section 3.1(c), as to the need to file any financing statements or continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(e)            Without limiting any of the foregoing, in connection with each Grant of a Collateral Interest hereunder, the Issuer shall deliver (or cause to be delivered by the Seller) to the Custodian, in each case to the extent specified on the closing checklist in the form of Exhibit K attached hereto for such Collateral Interest provided to the Custodian (with a copy to the Servicer) by the Issuer (or the Seller) the following documents (collectively, together with any additional documents required to be added to the Collateral Interest File, the “Collateral Interest File”):

(i)             if such Collateral Interest is a Commercial Real Estate Loan:

(1)            the original mortgage note or promissory note, as applicable, bearing all intervening endorsements, endorsed in blank or endorsed “Pay to the order of LMNT CRE 2025-FL3, LLC, a Delaware limited liability company, without recourse, except as expressly set forth in that certain Collateral Interest Purchase Agreement, dated as of December 10, 2025” and signed in the name of the last endorsee by an authorized Person (or, if such original mortgage note or promissory note, as applicable, has been lost, an affidavit to such effect from the originator thereof or another prior holder and a customary indemnity from such originator in favor of the Issuer for any costs, losses or damages arising from the failure to deliver the original mortgage note or promissory note, as applicable, together with a copy of such mortgage note or promissory note, as applicable);

(2)            an original blanket assignment of all unrecorded documents with respect to such Commercial Real Estate Loan to the Issuer or in the name of the Issuer, in each case in form and substance acceptable for recording;

(3)            the original or a copy of any guarantee executed in connection with the mortgage note or promissory note, if any;

(4)            the original mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Issuer (or the Seller) certifying that such represents a true and correct copy of the original and that such original has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the encumbered property is located, in which case, recordation information shall not be required;

(5)            the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon (or a copy thereof together with an Officer’s Certificate of the Issuer (or the Seller) certifying that such represents a true and correct copy of the original and that such original has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the encumbered property is located, in which case, recordation information shall not be required), together with any other recorded document relating to the Commercial Real Estate Loan otherwise included in the Collateral Interest File;

(6)            the original assignment of mortgage in blank or in the name of the Issuer, in form and substance acceptable for recording and signed in the name of the last endorsee;

(7)            the originals of all intervening assignments of mortgage, if any, with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to the last endorsee, or copies thereof together with an Officer’s Certificate of the Issuer certifying that such represent true and correct copies of the originals and that such originals have each been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the encumbered property is located, in which case, recordation information shall not be required;

(8)            an original or copy (which may be in the form of an electronically issued title policy) mortgagee policy of title insurance or a conformed version of the mortgagee’s title insurance commitment either marked as binding for insurance or attached to an escrow closing letter, countersigned by the title company or its authorized agent if the original mortgagee’s title insurance policy has not yet been issued;

(9)            the original or a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Commercial Real Estate Loan, if any;

(10)          the original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Issuer certifying that such copy represents a true and correct copy of the original that has been submitted or delivered to an escrow agent for recordation in the appropriate governmental recording office of the jurisdiction where the encumbered property is located, in which case, recordation information shall not be required;

(11)          the original assignment of any assignment of leases and rents in blank or in the name of the Issuer, in form and substance acceptable for recording;

(12)          a filed copy of the UCC-1 financing statements with evidence of filing thereon, and UCC-3 assignments in blank, which UCC-3 assignments shall be in form and substance acceptable for filing;

(13)          the original or a copy of any related loan agreement;

(14)          the original or a copy of any related guarantee;

(15)          the original or a copy of the environmental indemnity agreement, if any;

(16)          the original of any general collateral assignment of all other documents held by the Issuer in connection with the Commercial Real Estate Loan;

(17)          an original or a copy of any disbursement letter from the collateral obligor to the original mortgagee;

(18)          an original or a copy of the survey of the related Mortgaged Properties;

(19)          a copy of any property management agreements;

(20)          a copy of any ground leases;

(21)          a copy of any related environmental insurance policy and environmental report with respect to the related Mortgaged Properties;

(22)          with respect to any Commercial Real Estate Loan with related mezzanine or other subordinate debt (other than a companion participation), a copy of any related co-lender agreement, intercreditor agreement, subordination agreement or other similar agreement;

(23)          [Reserved]; and

(24)          a copy of any opinion of counsel issued in connection with such Commercial Real Estate Loan;

(ii)            if such Collateral Interest is a Participation:

(1)            each of the documents specified in (i) above with respect to the related Commercial Real Estate Loan (other than a Non-Serviced Loan);

(2)            an original or a copy of the related Participation Agreement;

(3)            an original of any participation certificate if any evidencing such Participation in the name of the Issuer;

(4)            a copy of any related companion participation certificate; and

(5)            an original assignment of the participation certificate evidencing such Participation endorsed in blank by the Issuer.

With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Issuer (or the Seller) in time to permit their delivery hereunder at the time required, the Issuer (or the Seller) may satisfy the delivery requires set forth in this Section 3.3(e) by delivering an electronically filed copy of such document; provided, that, the Issuer (or the Seller) shall deliver such original recorded documents to the Custodian promptly when received by the Issuer (or the Seller) from the applicable recording office.

(f)            The execution and delivery of this Indenture by the Custodian shall constitute certification that (i) each original note and participation certificate, if applicable, required to be delivered to the Custodian on behalf of the Trustee by the Issuer (or the Seller) and all allonges thereto, if any, have been received by the Custodian (directly or through a bailee); and (ii) such original note and participation certificate, if applicable, has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the borrower), (B) appears to have been executed and (C) purports to relate to the related Collateral Interest. The Custodian agrees to review or cause to be reviewed the Collateral Interest Files within sixty (60) days after the Closing Date, and to deliver to the Issuer, the Note Administrator, the Servicer, the Collateral Manager and the Trustee a certification in the form of Exhibit L attached hereto, indicating, subject to any exceptions found by it in such review (and any related exception report and any subsequent reports thereto shall be delivered to the other parties hereto, the Servicer in electronic format, including Excel-compatible format), (A) those documents referred to in Section 3.3(e) that have been received, and (B) that such documents have been executed, appear on their face to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Collateral Interest. The Custodian shall have no responsibility for reviewing the Collateral Interest File except as expressly set forth in this Section 3.3(f). None of the Trustee, the Note Administrator, and the Custodian shall be under any duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 3.3(e)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Mortgaged Property.

(g)            No later than the one hundred twentieth (120th) day after the Closing Date and quarterly thereafter until the day on which all material exceptions have been removed, the Custodian shall (i) deliver to the Issuer, with a copy to the Note Administrator, the Trustee, the Servicer and the Collateral Manager a final exception report (which report and any updates or modifications thereto shall be delivered in electronic format, including Excel-compatible format) as to any remaining documents that are required to be, but are not in the Collateral Interest File and (ii) request that the Issuer cause such document deficiency to be cured.

(h)            Without limiting the generality of the foregoing:

(i)             from time to time upon the request of the Trustee, Collateral Manager, Servicer or Special Servicer, the Issuer shall deliver (or cause to be delivered) to the Custodian any Asset Document in the possession of the Issuer and not previously delivered hereunder (including originals of Asset Documents not previously required to be delivered as originals) and as to which the Trustee, Collateral Manager, Servicer or Special Servicer, as applicable, shall have reasonably determined, or shall have been advised, to be necessary or appropriate for the administration of such Commercial Real Estate Loan hereunder or under the Servicing Agreement or for the protection of the security interest of the Trustee under this Indenture;

(ii)            in connection with any delivery of documents to the Custodian pursuant to clause (i) above, the Custodian shall deliver to the Collateral Manager and the Servicer, on behalf of the Issuer, a Certification in the form of Exhibit L acknowledging the receipt of such documents by the Custodian and that it is holding such documents subject to the terms of this Indenture; and

(iii)           from time to time upon request of the Collateral Manager, the Servicer or the Special Servicer, the Custodian shall, upon delivery by the Collateral Manager, the Servicer or the Special Servicer, as applicable, of a request in the form of Exhibit M hereto (a “Request for Release”), release to the Servicer or the Special Servicer, as applicable, such of the Asset Documents then in its custody as the Collateral Manager, the Servicer or the Special Servicer, as applicable, reasonably so requests. By submission of any such Request for Release, the Collateral Manager, the Servicer or the Special Servicer, as applicable, shall be deemed to have represented and warranted that it has determined in accordance with the Collateral Management Standard or the Servicing Standard, respectively, set forth in the Collateral Management Agreement or the Servicing Agreement, as the case may be, that the requested release is necessary for the administration of such Commercial Real Estate Loan hereunder or under the Collateral Management Agreement or under the Servicing Agreement or for the protection of the security interest of the Trustee under this Indenture. The Collateral Manager, the Servicer or the Special Servicer shall return to the Custodian each Asset Document released from custody pursuant to this clause (iii) within twenty (20) Business Days of receipt thereof (except such Asset Documents as are released in connection with a sale, exchange or other disposition, in each case only as permitted under this Indenture, of the related Collateral Interest that is consummated within such twenty (20)-day period). Notwithstanding the foregoing provisions of this clause (iii), any note, participation certificate or other instrument evidencing a Pledged Collateral Interest shall be released only for the purpose of (1) a sale, exchange or other disposition of such Pledged Collateral Interest that is permitted in accordance with the terms of this Indenture, (2) presentation, collection, renewal or registration of transfer of such Collateral Interest or (3) in the case of any note, in connection with a payment in full of all amounts owing under such note. The Custodian shall not be responsible for the contents of any Collateral Interest File while not in the Custodian’s possession pursuant to a Request for Release.

(i)            As of the Closing Date (with respect to the Collateral owned or existing as of the Closing Date) and each date on which any Collateral is acquired (only with respect to each Collateral so acquired or arising after the Closing Date), the Issuer represents and warrants as follows:

(i)             this Indenture creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Trustee for the benefit of the Secured Parties, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer;

(ii)            the Issuer owns and has good and marketable title to such Collateral free and clear of any lien, claim or encumbrance of any Person;

(iii)            in the case of each Collateral, the Issuer has acquired its ownership in such Collateral in good faith without notice of any adverse claim as defined in Section 8-102(a)(1) of the UCC as in effect on the date hereof;

(iv)           other than the security interest granted to the Trustee for the benefit of the Secured Parties pursuant to this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral;

(v)            the Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement (x) relating to the security interest granted to the Trustee for the benefit of the Secured Parties hereunder or (y) that has been terminated; the Issuer is not aware of any judgment lien, Pension Benefit Guarantee Corporation lien or tax lien filings against the Issuer;

(vi)           the Issuer has received all consents and approvals required by the terms of each Collateral and the Transaction Documents to grant to the Trustee its interest and rights in such Collateral hereunder;

(vii)         the Issuer has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Trustee for the benefit of the Secured Parties hereunder;

(viii)        all of the Collateral constitutes one or more of the following categories: an Instrument, a General Intangible, a Certificated Security or an uncertificated security, or a Financial Asset in which a Security Entitlement has been created and that has been or will have been credited to a Securities Account and proceeds of all the foregoing;

(ix)          the Securities Intermediary has agreed to treat all Collateral credited to the Custodial Account as a Financial Asset;

(x)            the Issuer has delivered a fully executed Securities Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Trustee relating to the Indenture Accounts without further consent of the Issuer; none of the Indenture Accounts is in the name of any Person other than the Issuer, the Note Administrator or the Trustee; the Issuer has not consented to the Securities Intermediary to comply with any Entitlement Orders in respect of the Indenture Accounts and any Security Entitlement credited to any of the Indenture Accounts originated by any Person other than the Trustee or the Note Administrator on behalf of the Trustee;

(xi)           (A) all original executed copies of each promissory note, participation certificate or other writings that constitute or evidence any pledged obligation that constitutes an Instrument have been delivered to the Custodian for the benefit of the Trustee and (B) none of the promissory notes, participation certificates or other writings that constitute or evidence such collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed by the Issuer to any Person other than the Trustee;

(xii)          each of the Indenture Accounts constitutes a Securities Account in respect of which Computershare Trust Company, National Association has agreed to be Securities Intermediary pursuant to the Securities Account Control Agreement on behalf of the Trustee as secured party under this Indenture.

(j)            The Note Administrator shall cause all Eligible Investments delivered to the Note Administrator on behalf of the Issuer (upon receipt by the Note Administrator thereof) to be promptly credited to the applicable Account.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1             Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Noteholders to receive payments of principal thereof and interest thereon, (iv) the rights, protections, indemnities and immunities of the Note Administrator (in each of its capacities), the Custodian and the Trustee and the specific obligations set forth below hereunder, (v) the rights, obligations and immunities of the Collateral Manager, the Servicer and the Special Servicer hereunder, under the Collateral Management Agreement and under the Servicing Agreement, as applicable, and (vi) the rights of Noteholders as beneficiaries hereof with respect to the property deposited with the Custodian or Securities Intermediary (on behalf of the Trustee) and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a)           (i)             either:

(1)            all Notes theretofore authenticated and delivered to Noteholders (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.6 and (B) Notes for which payment has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3) have been delivered to the Notes Registrar for cancellation; or

(2)            all Notes not theretofore delivered to the Notes Registrar for cancellation (A) have become due and payable, or (B) shall become due and payable at their Stated Maturity Date within one year, or (C) are to be called for redemption pursuant to Article 9 under an arrangement satisfactory to the Note Administrator for the giving of notice of redemption by the Issuer pursuant to Section 9.3 and either (x) the Issuer has irrevocably deposited or caused to be deposited with the Note Administrator, Cash or non-callable direct obligations of the United States of America; which obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated “AAA” by Fitch in an amount sufficient, as recalculated by a firm of Independent nationally-recognized certified public accountants, to pay and discharge the entire indebtedness (including, in the case of a redemption pursuant to Section 9.1, the Redemption Price) on such Notes not theretofore delivered to the Note Administrator for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the respective Stated Maturity Date or the respective Redemption Date, as the case may be or (y) in the event all of the Collateral is liquidated following the satisfaction of the conditions specified in Article 5, the Issuer shall have deposited or caused to be deposited with the Note Administrator, all proceeds of such liquidation of the Collateral, for payment in accordance with the Priority of Payments;

(ii)           the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including any amounts then due and payable pursuant to the Collateral Management Agreement and the Servicing Agreement) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer other than Dissolution Expenses; and

(iii)           the Issuer has delivered to the Trustee and the Note Administrator Officer’s Certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided, however, that in the case of clause (a)(i)(2)(x) above, the Issuer has delivered to the Trustee and Note Administrator an opinion of Cadwalader, Wickersham & Taft LLP or Mayer Brown LLP or an opinion of another nationally recognized tax counsel experienced in such matters to the effect that the Noteholders would recognize no income gain or loss for U.S. federal income tax purposes as a result of such deposit and satisfaction and discharge of this Indenture; or

(b)           (i)             the Issuer has delivered to the Trustee and Note Administrator a certificate stating that (1) there is no Collateral (other than (x) the Collateral Management Agreement, the Servicing Agreement and the Servicing Accounts related thereto and the Securities Account Control Agreement and the Indenture Accounts related thereto and (y) Cash in an amount not greater than the Dissolution Expenses) that remain subject to the lien of this Indenture, and (2) all funds on deposit in or to the credit of the Accounts have been distributed in accordance with the terms of this Indenture or have otherwise been irrevocably deposited with the Servicer under the Servicing Agreement for such purpose; and

(ii)            the Issuer has delivered to the Note Administrator and the Trustee Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Issuer, the Trustee, the Note Administrator, and, if applicable, the Noteholders, as the case may be, under Sections 2.7, 4.2, 5.4(d), 5.9, 5.18, 6.7, 7.3 and 14.12 hereof shall survive.

Section 4.2             Application of Amounts held in Trust. All amounts deposited with the Note Administrator pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture (including, without limitation, the Priority of Payments) to the payment of the principal and interest, either directly or through any Paying Agent, as the Note Administrator may determine, and such amounts shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties.

Section 4.3             Repayment of Amounts Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all amounts then held by any Paying Agent, upon demand of the Issuer, shall be remitted to the Note Administrator to be held and applied pursuant to Section 7.3 hereof and, in the case of amounts payable on the Notes, in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such amounts.

Section 4.4             Limitation on Obligation to Incur Company Administrative Expenses. If at any time after an Event of Default has occurred and the Notes have been declared immediately due and payable, the sum of (i) Eligible Investments, (ii) Cash and (iii) amounts reasonably expected to be received by the Issuer with respect to the Collateral Interests in Cash during the current Due Period (as certified by the Collateral Manager in its reasonable judgment) is less than the sum of Dissolution Expenses and any accrued and unpaid Company Administrative Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Company Administrative Expenses as otherwise required by this Indenture to any Person, other than with respect to fees and indemnities of, and other payments, charges and expenses incurred in connection with opinions, reports or services to be provided to or for the benefit of, the Trustee, the Note Administrator, or any of their respective Affiliates. Any failure to pay such amounts or provide or obtain such opinions, reports or services no longer required hereunder shall not constitute a Default hereunder.

ARTICLE V

REMEDIES

Section 5.1             Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           a default in the payment of any interest on any of the Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes (or, if none of the Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, any Note of the most senior Class Outstanding) when the same becomes due and payable and the continuation of any such default for three (3) Business Days after a Trust Officer of the Note Administrator has actual knowledge or receives notice from any holder of Notes of such payment default; provided that in the case of a failure to disburse funds due to an administrative error or omission by the Collateral Manager, the Note Administrator, the Trustee or any paying agent, such failure continues for five (5) Business Days after a trust officer of the Note Administrator receives written notice or has actual knowledge of such administrative error or omission; or

(b)           a default in the payment of principal (or the related Redemption Price, if applicable) of any Class of Notes when the same becomes due and payable, at its Stated Maturity Date or any Redemption Date; provided, in each case, that in the case of a failure to disburse funds due to an administrative error or omission by the Collateral Manager, the Note Administrator, Trustee or any paying agent, such failure continues for five (5) Business Days after a trust officer of the Note Administrator receives written notice or has actual knowledge of such administrative error or omission; or

(c)            the failure on any Payment Date to disburse amounts in excess of $100,000 available in the Payment Account in accordance with the Priority of Payments set forth under Section 11.1(a) (other than a default in payment described in clause (a) or (b) above), which failure continues for a period of three (3) Business Days or, in the case of a failure to disburse such amounts due to an administrative error or omission by the Note Administrator, Trustee or Paying Agent, which failure continues for five (5) Business Days; or

(d)           either of the Issuer or the pool of Collateral becomes an investment company required to be registered under the 1940 Act; or

(e)            a default in any material respect in the performance, or breach, of any other covenant or other agreement of the Issuer (other than the covenant to make the payments described in clauses (a), (b) or (c) above or to satisfy the Note Protection Tests) or any representation or warranty of the Issuer hereunder or in any certificate or other writing delivered pursuant hereto or in connection herewith proves to be incorrect in any material respect when made, and the continuation of such default or breach for a period of 30 days (or, if such default, breach or failure has an adverse effect on the validity, perfection or priority of the security interest granted hereunder, 15 days) after the Issuer or the Collateral Manager has actual knowledge thereof or after notice thereof to the Issuer by the Trustee or to the Issuer, the Collateral Manager and the Trustee by Holders of at least 25%, by Aggregate Outstanding Amount, of the Controlling Class; or

(f)             the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under the Bankruptcy Code or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(g)            the institution by the Issuer of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or of any substantial part of its property, respectively, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer in furtherance of any such action; or

(h)            one or more final judgments being rendered against the Issuer which exceed, in the aggregate, U.S.$1,000,000 and which remain unstayed, undischarged and unsatisfied for 30 days after such judgment(s) becomes nonappealable, unless adequate funds have been reserved or set aside for the payment thereof, and unless (except as otherwise specified in writing by the Rating Agencies) a No Downgrade Confirmation has been received from each Rating Agency; or

(i)             the Issuer loses its status as a Qualified REIT Subsidiary or other disregarded entity of LCMT or another REIT for U.S. federal income tax purposes, unless (A) within 90 days, the Issuer either (1) delivers an opinion of nationally recognized tax counsel experienced in such matters to the effect that, notwithstanding the Issuer’s loss of Qualified REIT Subsidiary or disregarded entity status for U.S. federal income tax purposes, the Issuer is not, and has not been subject to U.S. federal income tax on a net income basis and the Noteholders are not otherwise materially adversely affected by the loss of Qualified REIT Subsidiary or disregarded entity status for U.S. federal income tax purposes or (2) receives an amount from the Holders of the Class H Notes sufficient to discharge in full the amounts then due and unpaid on the Notes and amounts and expenses described in clauses (1) and (2) under Section 11.1(a)(iii) in accordance with the Priority of Payments or (B) all Classes of the Notes are subject to a Tax Redemption announced by the Issuer in compliance with this Indenture, and such redemption has not been rescinded.

Upon becoming aware of the occurrence of an Event of Default, the Issuer, shall promptly notify (or shall procure the prompt notification of) the Trustee, the Note Administrator, the Collateral Manager, the Servicer, the Special Servicer and the EU/UK Reporting Administrator in writing. If the Collateral Manager or Note Administrator has actual knowledge of the occurrence of an Event of Default, the Collateral Manager or Note Administrator shall promptly notify, in writing, the Issuer, the Trustee, the EU/UK Reporting Administrator, the Noteholders and the Rating Agencies of the occurrence of such Event of Default.

Section 5.2       Acceleration of Maturity; Rescission and Annulment. (a)  If an Event of Default shall occur and be continuing (other than the Events of Default specified in Section 5.1(f) or 5.1(g)), the Trustee may, and shall at the direction of a Majority, by outstanding principal amount, of each Class of Offered Notes voting as a separate Class (excluding any Notes owned by the Collateral Manager, LCMT or any of their respective Affiliates), or if no Class of Offered Notes is outstanding, a Majority, by outstanding principal amount, of the Class F Notes, or, if no Class of Offered Notes and no Class F Notes are outstanding, a Majority, by outstanding principal amount, of the Class G Notes, declare the principal of and accrued and unpaid interest on all the Notes to be immediately due and payable (and any such acceleration shall automatically terminate the Reinvestment Period). Upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable thereunder in accordance with the Priority of Payments will become immediately due and payable. If an Event of Default described in Section 5.1(f) or 5.1(g) above occurs, such an acceleration shall occur automatically and without any further action, and any such acceleration shall automatically terminate the Reinvestment Period. If the Notes are accelerated, payments shall be made in the order and priority set forth in Section 11.1(a) hereof.

(b)            At any time after such a declaration of acceleration of Maturity of the Notes has been made, and before a judgment or decree for payment of the amounts due has been obtained by the Trustee as hereinafter provided in this Article 5, a Majority of each Class of Offered Notes (voting as a separate Class), or if no Class of Offered Notes is outstanding, a majority by outstanding principal amount of the Class F Notes and the Class G Notes, other than with respect to an Event of Default specified in Section 5.1(d), 5.1(f), 5.1(g), or 5.1(i), by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i)            the Issuer has paid or deposited with the Note Administrator a sum sufficient to pay:

(A)            all unpaid installments of interest on and principal on the Notes that would be due and payable hereunder if the Event of Default giving rise to such acceleration had not occurred;

(B)            all unpaid taxes of the Issuer, Company Administrative Expenses and other sums paid or advanced by or otherwise due and payable to the Note Administrator or to the Trustee hereunder;

(C)            with respect to the Advancing Agent, the Backup Advancing Agent and the Trustee, any amount due and payable for unreimbursed Interest Advances and Reimbursement Interest;

(D)            with respect to the Collateral Management Agreement, any Collateral Manager Fee then due and any Company Administrative Expense due and payable to the Collateral Manager thereunder; and

(ii)            the Trustee has received notice that all Events of Default, other than the non-payment of the interest and principal on the Notes that have become due solely by such acceleration, have been cured and a Majority of the Controlling Class, by written notice to the Trustee, has agreed with such notice (which agreement shall not be unreasonably withheld or delayed) or waived as provided in Section 5.14.

At any such time that the Trustee, subject to Section 5.2(b), shall rescind and annul such declaration and its consequences as permitted hereinabove, the Collateral shall be preserved in accordance with the provisions of Section 5.5 with respect to the Event of Default that gave rise to such declaration; provided, however, that if such preservation of the Collateral is rescinded pursuant to Section 5.5, the Notes may be accelerated pursuant to the first paragraph of this Section 5.2, notwithstanding any previous rescission and annulment of a declaration of acceleration pursuant to this paragraph.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

(c)            Subject to Sections 5.4 and 5.5, a Majority of the Controlling Class shall have the right to direct the Trustee in the conduct of any Proceedings for any remedy available to the Trustee or in the sale of any or all of the Collateral; provided that (i) such direction will not conflict with any rule of law or this Indenture; (ii) the Trustee may take any other action not inconsistent with such direction; (iii) the Trustee has received security or indemnity satisfactory to it; and (iv) any direction to undertake a sale of the Collateral may be made only as described in Section 5.17. The Trustee shall be entitled to refuse to take any action absent such direction.

(d)            As security for the payment by the Issuer of the compensation and expenses of the Trustee, the Custodian, the Note Administrator, and any sums the Trustee, the Custodian, or Note Administrator shall be entitled to receive as indemnification by the Issuer, the Issuer hereby grants the Trustee a lien on the Collateral, which lien is senior to the lien of the Holders of the Secured Notes. The Trustee’s lien shall be subject to the Priority of Payments and exercisable by the Trustee only if the Notes have been declared due and payable following an Event of Default and such acceleration has not been rescinded or annulled.

(e)            A Majority of each Class of Notes may, prior to the time a judgment or decree for the payment of amounts due has been obtained by the Trustee, waive any past Default on behalf of the holders of all the Notes and its consequences in accordance with Section 5.14.

Section 5.3      Collection of Indebtedness and Suits for Enforcement by Trustee. (a)  The Issuer covenants that if a Default shall occur in respect of the payment of any interest on any Class A Note, the payment of principal on any Class A Note (but only after interest with respect to the Class A Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class A-S Note (but only after interest and principal with respect to the Class A Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class A-S Note (but only after interest and principal with respect to the Class A Notes and interest with respect to the Class A-S Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class B Note (but only after interest with respect to the Class A Notes and the Class A-S Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class B Note (but only after interest and principal with respect to the Class A Notes and the Class A-S Notes and interest with respect to the Class B Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class C Note (but only after interest with respect to the Class A Notes, the Class A-S Notes and Class B Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class C Note (but only after interest and principal with respect to the Class A Notes, the Class A-S Notes and the Class B Notes and interest with respect to the Class C Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class D Note (but only after interest with respect to the Class A Notes, the Class A-S Notes, the Class B Notes and the Class C Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full) or the payment of principal on any Class D Note (but only after interest and principal with respect to the Class A Notes, the Class A-S Notes, the Class B Notes and the Class C Notes and interest with respect to the Class C Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of interest on any Class E Note (but only after interest with respect to the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes and the Class D Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class E Note (but only after interest and principal with respect to the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes and the Class D Notes and interest with respect to the Class D Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the payment of principal on any Class F Note (but only after interest and principal with respect to the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and interest with respect to the Class E Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full) or the payment of principal on any Class G Note (but only after interest and principal with respect to the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes and interest with respect to the Class F Notes and any amounts payable pursuant to Section 11.1(a) having a higher priority have been paid in full), the Issuer shall, upon demand of the Trustee or any affected Noteholder, pay to the Note Administrator on behalf of the Trustee, for the benefit of the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal and interest or other payment with interest on the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest, at the applicable interest rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Note Administrator, the Trustee and such Noteholder and their respective agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, as Trustee of an express trust, and at the expense of the Issuer, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Notes and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the Collateral.

If an Event of Default occurs and is continuing, the Trustee shall proceed to protect and enforce its rights and the rights of the Noteholders by such Proceedings (x) as directed by a Majority of the Controlling Class or (y) in the absence of direction by a Majority of the Controlling Class, as determined by the Trustee acting in good faith; provided that (a) such direction must not conflict with any rule of law or with any express provision of this Indenture, (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction, (c) the Trustee has been provided with security or indemnity satisfactory to it, and (d) notwithstanding the foregoing, any direction to the Trustee to undertake a sale of Collateral may be given only in accordance with the preceding paragraph, in connection with any sale and liquidation of all or a portion of the Collateral, the preceding sentence, and, in all cases, the applicable provisions of this Indenture. Such Proceedings shall be used for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law. Any direction to the Trustee to undertake a sale of Collateral shall be forwarded to the Special Servicer, and the Special Servicer shall conduct any such sale in accordance with the terms of the Servicing Agreement.

In the case where (x) there shall be pending Proceedings relative to the Issuer under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law, (y) a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property, or (z) there shall be any other comparable Proceedings relative to the Issuer, or the creditors or property of the Issuer, regardless of whether the principal of any Notes shall then be due and payable as therein expressed or by declaration, or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, the Trustee shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i)            to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Noteholders allowed in any Proceedings relative to the Issuer or other obligor upon the Notes or to the creditors or property of the Issuer or such other obligor;

(ii)            unless prohibited by applicable law and regulations, to vote on behalf of the Noteholders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or of a Person performing similar functions in comparable Proceedings; and

(iii)            to collect and receive (or cause the Note Administrator to collect and receive) any amounts or other property payable to or deliverable on any such claims, and to distribute (or cause the Note Administrator to distribute) all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; the Secured Parties, and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Trustee (or the Note Administrator on its behalf), and, in the event that the Trustee shall consent to the making of payments directly to the Noteholders, to pay to the Trustee and the Note Administrator such amounts as shall be sufficient to cover reasonable compensation to the Trustee and the Note Administrator, each predecessor trustee and note administrator, and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Backup Advancing Agent and each predecessor backup advancing agent.

Nothing herein contained shall be deemed to authorize the Trustee to authorize, consent to, vote for, accept or adopt, on behalf of any Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any action or Proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, shall be applied as set forth in Section 5.7.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.3 unless the conditions specified in Section 5.5(a) are met and any sale of Collateral contemplated to be conducted by the Trustee under this Indenture shall be effected by the Special Servicer pursuant to the terms of the Servicing Agreement, and the Trustee shall have no liability or responsibility for or in connection with any such sale.

Section 5.4      Remedies. (a)  If an Event of Default has occurred and is continuing, and the Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Issuer agrees that the Trustee, or, with respect to any sale of any Collateral Interests, the Special Servicer, may, after notice to the Note Administrator and the Noteholders, and shall, upon direction by a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i)              institute Proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture (whether by declaration or otherwise), enforce any judgment obtained and collect from the Collateral any amounts adjudged due;

(ii)             sell all or a portion of the Collateral or rights of interest therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof (provided that any such sale shall be conducted by the Special Servicer pursuant to the Servicing Agreement);

(iii)            institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral;

(iv)           exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Secured Parties hereunder; and

(v)            exercise any other rights and remedies that may be available at law or in equity;

provided, however, that no sale or liquidation of the Collateral or institution of Proceedings in furtherance thereof pursuant to this Section 5.4 may be effected unless either of the conditions specified in Section 5.5(a) are met.

The Issuer shall, at the Issuer’s expense, upon request of the Trustee or the Special Servicer, obtain and rely upon an opinion of an Independent investment banking firm as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts expected to be received with respect to the Collateral to make the required payments of principal of and interest on the Notes and other amounts payable hereunder, which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b)            If an Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing, the Trustee may, and at the request of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding.

(c)            Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Noteholder, the Collateral Manager or the Servicer or any of their respective Affiliates may bid for and purchase the Collateral or any part thereof and, upon compliance with the terms of Sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such Sale may, in paying the purchase money, turn in any of the Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so turned in by such Holder (taking into account the Class of such Notes). Such Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall either be returned to the Holders thereof after proper notation has been made thereon to show partial payment or a new note shall be delivered to the Holders reflecting the reduced interest thereon.

Upon any Sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of the Note Administrator or of the Officer making a sale under judicial proceedings shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase money and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such Sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall (x) bind the Issuer, the Trustee, the Note Administrator and the Noteholders, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold and (y) be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d)            Notwithstanding any other provision of this Indenture or any other Transaction Document, none of the Advancing Agent, the Trustee, the Note Administrator or any other Secured Party, any other party to any Transaction Document, the Holder of the Notes and the holders of the equity in the Issuer or third party beneficiary of this Indenture may, prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or any Permitted Subsidiary any bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings, or other proceedings under federal or State bankruptcy or similar laws of any jurisdiction. Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Advancing Agent, the Trustee, the Note Administrator, or any other Secured Party or any other party to any Transaction Document (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect and one day period in (A) any case or proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Advancing Agent, the Trustee, the Note Administrator or any other Secured Party or any other party to any Transaction Document, or (ii) from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium, liquidation proceeding or other proceedings under federal or State bankruptcy or similar laws of any jurisdiction.

Section 5.5        Preservation of Collateral. (a)  Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, the Trustee and the Note Administrator, as applicable, shall (except as otherwise expressly permitted or required under this Indenture) retain the Collateral securing the Secured Notes, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Articles 10, 12 and 13 and shall not sell or liquidate the Collateral, unless either:

(i)            the Note Administrator, pursuant to Section 5.5(c), determines that the anticipated proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Notes, Company Administrative Expenses due and payable pursuant to the Priority of Payments, the Collateral Manager Fees due and payable pursuant to the Priority of Payments and amounts due and payable to the Advancing Agent, the Backup Advancing Agent and the Trustee, in respect of unreimbursed Interest Advances and Reimbursement Interest, for principal and interest (including any accrued and unpaid Deferred Interest), and, upon receipt of information from Persons to whom fees and expenses are payable, all other amounts payable prior to payment of principal on the Notes due and payable pursuant to Section 11.1(a)(iii) and the holders of a Majority of the Controlling Class agrees with such determination; or

(ii)            a Supermajority of each Class of Notes (each voting as a separate Class) directs the sale and liquidation of all or a portion of the Collateral.

In the event of a sale of all or a portion of the Collateral pursuant to clause (ii) above, the Special Servicer on behalf of the Trustee shall be required to sell that portion of the Collateral identified by the requisite Noteholders and all proceeds of such sale shall be remitted to the Note Administrator for distribution in the order set forth in Section 11.1(a). The Note Administrator shall give written notice of the retention of the Collateral by the Custodian to the Issuer, the Trustee, the Servicer, the Special Servicer, the Collateral Manager and the Rating Agencies. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) above exist.

(b)            Nothing contained in Section 5.5(a) shall be construed to require a sale of the Collateral securing the Secured Notes if the conditions set forth in Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Collateral securing the Secured Notes if prohibited by applicable law.

(c)            In determining whether the condition specified in Section 5.5(a)(i) exists, the Collateral Manager shall obtain bid prices with respect to each Collateral Interest from two dealers (Independent of the Collateral Manager and any of its Affiliates) at the time making a market in such Collateral Interests that, at that time, engage in the trading, origination or securitization of whole loans or participations similar to the Collateral Interests (or, if only one such dealer can be engaged, then the Collateral Manager shall obtain a bid price from such dealer or, if no such dealer can be engaged, from a pricing service). The Collateral Manager shall compute the anticipated proceeds of sale or liquidation on the basis of the lowest of such bid prices for each such Collateral Interest and provide the Trustee and the Note Administrator with the results thereof. For the purposes of determining issues relating to the market value of any Collateral Interest and the execution of a sale or other liquidation thereof, the Special Servicer may, but need not, retain at the expense of the Issuer and rely on an opinion of an Independent investment banking firm of national reputation or other appropriate advisors (the cost of which shall be payable as a Company Administrative Expense) in connection with a determination as to whether the condition specified in Section 5.5(a)(i) exists.

The Note Administrator shall promptly deliver to the Noteholders and the Servicer, and the Note Administrator shall post to the Note Administrator’s Website, a report stating the results of any determination required to be made pursuant to Section 5.5(a)(i) based solely on the Collateral Manager’s determination made pursuant to this Section 5.5(c).

Section 5.6        Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or under any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust. Any recovery of judgment in respect of the Notes shall be applied as set forth in Section 5.7 hereof.

In any Proceedings brought by the Trustee (and in any Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) in respect of the Notes, the Trustee shall be deemed to represent all the Holders of the Notes.

Section 5.7       Application of Amounts Collected. Any amounts collected by the Note Administrator with respect to the Notes pursuant to this Article 5 and any amounts that may then be held or thereafter received by the Note Administrator with respect to the Notes hereunder shall be applied subject to Section 13.1 hereof and in accordance with the Priority of Payments set forth in Section 11.1(a)(iii) hereof, at the date or dates fixed by the Note Administrator.

Section 5.8        Limitation on Suits. No Holder of any Notes shall have any right to institute any Proceedings (the right of a Noteholder to institute any proceeding with respect to the Indenture or the Notes is subject to any non-petition covenants set forth in this Indenture or the Notes), judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)            such Holder has previously given to the Trustee written notice of an Event of Default;

(b)            except as otherwise provided in Section 5.9 hereof, the Holders of at least 25% of the then Aggregate Outstanding Amount of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(c)            the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

(d)            no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class; it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture or the Notes to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture or the Notes, except in the manner herein or therein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 hereof and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall not be required to take any action until it shall have received the direction of a Majority of the Controlling Class.

Section 5.9        Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provision in this Indenture (except for Section 2.7(e)), the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note as such principal, interest and other amounts become due and payable in accordance with the Priority of Payments and Section 13.1, and, subject to the provisions of Sections 5.4 and 5.8 to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder; provided, however, that the right of such Holder to institute proceedings for the enforcement of any such payment shall not be subject to the 25% threshold requirement set forth in Section 5.8(b).

Notwithstanding the foregoing, at any time when LMNT Holder holds 100% of the Class H Notes, LMNT Holder may designate all or any portion of the available funds that would otherwise be distributed by the Paying Agent for payment on the Class H Notes, for deposit into the Payment Account as a contribution to the Issuer. Any such amounts paid to the Issuer as a contribution shall be deemed for all purposes as having been paid by the Paying Agent pursuant to the Priority of Payments in this Indenture.

Section 5.10      Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then (and in every such case) the Issuer, the Trustee, and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 5.11      Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee, the Note Administrator or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12      Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or a waiver of a subsequent Event of Default. Every right and remedy given by this Article 5 or by law to the Trustee, or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, or by the Noteholders, as the case may be.

Section 5.13      Control by the Controlling Class. Subject to Sections 5.2(a) and (b), but notwithstanding any other provision of this Indenture, if an Event of Default shall have occurred and be continuing when any of the Notes are Outstanding, a Majority of the Controlling Class shall have the right to cause the institution of, and direct the time, method and place of conducting, any Proceeding for any remedy available to the Trustee and for exercising any trust, right, remedy or power conferred on the Trustee in respect of the Notes; provided that:

(a)            such direction shall not conflict with any rule of law or with this Indenture;

(b)            the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided, however, that, subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received indemnity satisfactory to it against such liability as set forth below);

(c)            the Trustee shall have been provided with indemnity satisfactory to it; and

(d)            notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Collateral shall be performed by the Special Servicer on behalf of the Trustee, and must satisfy the requirements of Section 5.5.

Section 5.14      Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the amounts due has been obtained by the Trustee, as provided in this Article 5, a Majority of each and every Class of Notes (voting as a separate Class) may, on behalf of the Holders of all the Notes, waive any past Default in respect of the Notes and its consequences, except a Default:

(a)            in the payment of principal of any Note;

(b)            in the payment of interest in respect of the Controlling Class;

(c)            in respect of a covenant or provision hereof that, under Section 8.2, cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note adversely affected thereby; or

(d)            in respect of any right, covenant or provision hereof for the individual protection or benefit of the Trustee or the Note Administrator, without the Trustee’s or the Note Administrator’s express written consent thereto, as applicable.

In the case of any such waiver, the Issuer, the Trustee, and the Holders of the Notes shall be restored to their respective former positions and rights hereunder, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. Any such waiver shall be effectuated upon receipt by the Trustee and the Note Administrator of a written waiver by such Majority of each Class of Notes.

Section 5.15      Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by (x) the Trustee, (y) any Noteholder, or group of Noteholders, holding in the aggregate more than 10% of the Aggregate Outstanding Amount of the Controlling Class or (z) any Noteholder for the enforcement of the payment of the principal of or interest on any Note or any other amount payable hereunder on or after the Stated Maturity Date (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16      Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including but not limited to filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.17      Sale of Collateral. (a)  The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Sections 5.4 and 5.5 hereof shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until all amounts secured by the Collateral shall have been paid or if there are insufficient proceeds to pay such amount until the entire Collateral shall have been sold. The Special Servicer may, upon notice to the Noteholders, and shall, upon direction of a Majority of the Controlling Class, from time to time postpone any Sale by public announcement made at the time and place of such Sale; provided, however, that if the Sale is rescheduled for a date more than three (3) Business Days after the date of the determination by the Special Servicer pursuant to Section 5.5(a)(i) hereof, such Sale shall not occur unless and until the Special Servicer has again made the determination required by Section 5.5(a)(i) hereof. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Special Servicer shall be authorized to deduct the reasonable costs, charges and expenses incurred by it, or by the Trustee or the Note Administrator in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 hereof.

(b)            The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes.

(c)            The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof, which, in the case of any Collateral Interests, shall be upon request and delivery of any such instruments by the Special Servicer. In addition, the Special Servicer, with respect to Collateral Interests, and the Trustee, with respect to any other Collateral, is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Trustee’s or Special Servicer’s authority, to inquire into the satisfaction of any conditions precedent or to see to the application of any amounts.

(d)            In the event of any Sale of the Collateral pursuant to Section 5.4 or Section 5.5, payments shall be made in the order and priority set forth in Section 11.1(a) in the same manner as if the Notes had been accelerated.

(e)            Notwithstanding anything herein to the contrary, any sale by the Trustee of any portion of the Collateral shall be executed by the Special Servicer on behalf of the Issuer, and the Trustee shall have no responsibility or liability therefor.

Section 5.18      Action on the Notes. The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the application for or obtaining of any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the Collateral of the Issuer.

ARTICLE VI

THE TRUSTEE AND NOTE ADMINISTRATOR

Section 6.1      Certain Duties and Responsibilities. (a)  Except during the continuance of an Event of Default:

(i)             each of the Trustee and the Note Administrator undertakes to perform such duties and only such duties as are set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Note Administrator; and any permissive right of the Trustee or the Note Administrator contained herein shall not be construed as a duty; and

(ii)            in the absence of manifest error, or bad faith on its part, each of the Note Administrator and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Note Administrator, as the case may be, and conforming to the requirements of this Indenture; provided, however, that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or the Note Administrator, the Trustee and the Note Administrator shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Indenture and shall promptly notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee or the Note Administrator within 15 days after such notice from the Trustee or the Note Administrator, the Trustee or the Note Administrator, as applicable, shall notify the party providing such instrument and requesting the correction thereof.

(b)            In case an Event of Default actually known to a Trust Officer of the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class (or other Noteholders to the extent provided in Article 5 hereof), exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c)            If, in performing its duties under this Indenture, the Trustee or the Note Administrator is required to decide between alternative courses of action, the Trustee and the Note Administrator may request written instructions from the Collateral Manager as to courses of action desired by it. If the Trustee and the Note Administrator does not receive such instructions within two (2) Business Days after it has requested them, it may, but shall be under no duty to, take or refrain from taking such action. The Trustee and the Note Administrator shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Trustee and the Note Administrator shall be entitled to request and rely on the advice of legal counsel and Independent accountants in performing its duties hereunder and be deemed to have acted in good faith and shall not be subject to any liability if it acts in accordance with such advice.

(d)            No provision of this Indenture shall be construed to relieve the Trustee or the Note Administrator from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that neither the Trustee nor the Note Administrator shall be liable:

(i)             for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that it was negligent in ascertaining the pertinent facts; or

(ii)            with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Collateral Manager and/or a Majority of the Controlling Class relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee or the Note Administrator in respect of any Note or exercising any trust or power conferred upon the Trustee or the Note Administrator under this Indenture.

(e)            No provision of this Indenture shall require the Trustee or the Note Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it unless such risk or liability relates to its ordinary services under this Indenture, except where this Indenture provides otherwise.

(f)            Neither the Trustee nor the Note Administrator shall be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Collateral Manager, the Servicer, the Special Servicer, the Controlling Class, the Trustee (in the case of the Note Administrator), the Note Administrator (in the case of the Trustee) and/or a Noteholder under circumstances in which such direction is required or permitted by the terms of this Indenture.

(g)            Neither the Trustee nor the Note Administrator shall have any obligation to confirm the compliance by the Issuer, LCMT, LMNT Holder or any other Person with the Credit Risk Retention Rules, the EU Securitization Regulation, the UK Securitization Framework or the EU/UK Risk Retention Letter.

(h)            For all purposes under this Indenture, neither the Trustee nor the Note Administrator shall be deemed to have notice or knowledge of any Event of Default, unless a Trust Officer of either the Trustee or the Note Administrator, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default is received by the Trustee or the Note Administrator, as applicable at the respective Corporate Trust Office, and such notice references the Notes and this Indenture. For purposes of determining the Trustee’s and Note Administrator’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee or Note Administrator, as applicable, is deemed to have notice as described in this Section 6.1.

(i)            The Trustee and the Note Administrator shall, upon reasonable prior written notice, permit the Issuer, the Collateral Manager and their designees, during its normal business hours, to review all books of account, records, reports and other papers of the Trustee relating to the Notes and to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee or the Note Administrator, as applicable, by such Person).

(j)            Neither the Trustee nor the Note Administrator shall have (i) any liability or responsibility for the determination or selection of any successor benchmark (including, without limitation, whether the conditions for the designation of such rate have been satisfied) and shall be entitled to rely upon any designation of such a rate by the Collateral Manager and (ii) liability for any failure or delay in performing its duties under this Indenture as a result of the unavailability of Term SOFR.

(k)            None of the Trustee, Note Administrator, Paying Agent or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select or designate any Benchmark Replacement or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Trustee, Note Administrator, Paying Agent, nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture as a result of the unavailability of Term SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Collateral Manager, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture and reasonably required for the performance of such duties. The Calculation Agent shall, in respect of any Determination Date, have no liability for the application of Term SOFR as determined on the previous Determination Date if so required under the definition of Term SOFR. None of the Trustee, Note Administrator, Paying Agent or Calculation Agent shall be responsible or liable for the actions or omissions of the Collateral Manager, or any failure or delay in the performance of its duties or obligations, nor shall they be under any obligation to oversee or monitor its performance; and each of the Trustee, Note Administrator, Paying Agent or Calculation Agent shall be entitled to rely conclusively upon, any determination made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Collateral Manager, without independent verification, investigation or inquiry of any kind by the Trustee, Note Administrator, Paying Agent or Calculation Agent.

(l)            For the avoidance of doubt, the Note Administrator will have no responsibility for the preparation of any tax returns or related reports on behalf of or for the benefit of the Issuer or any Noteholder, or the calculation of any original issue discount on the Notes.

Section 6.2      Notice of Default. Promptly (and in no event later than three (3) Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall transmit by mail to the 17g-5 Information Provider and to the Note Administrator (who shall post such notice the Note Administrator’s Website) and the Note Administrator shall deliver to the Collateral Manager, all Holders of Notes as their names and addresses appear on the Notes Register, notice of all Defaults hereunder known to the Trustee, unless such Default shall have been cured or waived.

Section 6.3      Certain Rights of Trustee and Note Administrator. Except as otherwise provided in Section 6.1:

(a)            the Trustee and the Note Administrator may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c)            whenever in the administration of this Indenture the Trustee or the Note Administrator shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee and the Note Administrator (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(d)            as a condition to the taking or omitting of any action by it hereunder, the Trustee and the Note Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel (including with respect to any matters, other than factual matters, in connection with the execution by the Trustee or the Note Administrator of a supplemental indenture pursuant to Section 8.3) shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e)            neither the Trustee nor the Note Administrator shall be under any obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture, or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders unless such Noteholders shall have offered to the Trustee and the Note Administrator, as applicable indemnity acceptable to it against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f)            neither the Trustee nor the Note Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper documents and shall be entitled to rely conclusively thereon;

(g)            each of the Trustee and the Note Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and upon any such appointment of an agent or attorney, such agent or attorney shall be conferred with all the same rights, indemnities, and immunities as the Trustee or Note Administrator, as applicable; provided that the appointment of any such agent or attorney shall not relieve the Trustee or Note Administrator, as the case may be, of its obligations hereunder;

(h)            neither the Trustee nor the Note Administrator shall be liable for any action it takes or omits to take in good faith that it reasonably and prudently believes to be authorized or within its rights or powers hereunder;

(i)            neither the Trustee nor the Note Administrator shall be responsible for the accuracy of the books or records of, or for any acts or omissions of, the Depository, any Transfer Agent (other than the Note Administrator itself acting in that capacity), Clearstream, Luxembourg, Euroclear, any Calculation Agent (other than the Note Administrator itself acting in that capacity) or any Paying Agent (other than the Note Administrator itself acting in that capacity);

(j)            neither the Trustee nor the Note Administrator shall be liable for the actions or omissions of the Issuer, the Collateral Manager, the Servicer, the Special Servicer, the Trustee (in the case of the Note Administrator) or the Note Administrator (in the case of the Trustee); and without limiting the foregoing, neither the Trustee nor the Note Administrator shall be under any obligation to verify compliance by any party hereto with the terms of this Indenture (other than itself) to verify or independently determine the content, completeness or accuracy of information received by it from the Servicer or Special Servicer (or from any selling institution, agent bank, trustee or similar source) with respect to the Commercial Real Estate Loans;

(k)            to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee or Note Administrator hereunder, is dependent upon or defined by reference to generally accepted accounting principles in the United States in effect from time to time (“GAAP”), the Trustee and Note Administrator shall be entitled to request and receive (and rely upon) instruction from the Issuer or accountants appointed by the Issuer as to the application of GAAP in such connection, in any instance;

(l)            neither the Trustee nor the Note Administrator shall have any responsibility to the Issuer or the Secured Parties hereunder to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent accountants by the Issuer (or the Collateral Manager on its behalf); provided, however, that the Trustee and Note Administrator shall be authorized, upon receipt of an Issuer Order directing the same, to execute any acknowledgement or other agreement with the Independent accountants required for the Trustee and Note Administrator to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Issuer has agreed that the “agreed upon procedures” between the Issuer and the Independent accountants are sufficient for its purposes, (ii) releases by each of the Trustee and Note Administrator (on behalf of itself and the Holders) of claims and acknowledgement of other limitation of liability in favor of the Independent accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent accountants (including to the Holders). Notwithstanding the foregoing, in no event shall the Trustee or Note Administrator be required to execute any agreement in respect of the Independent accountants that the Trustee or Note Administrator determines adversely affects it in its individual capacity;

(m)           the Trustee and the Note Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee or as Note Administrator, as applicable, in each capacity for which it serves hereunder and under the Future Funding Agreement, the Future Funding Reserve Account Control Agreement, the Servicing Agreement and the Securities Account Control Agreement (including, without limitation, as Secured Party, Paying Agent, Authenticating Agent, Calculation Agent, Transfer Agent, Custodian, Securities Intermediary, Backup Advancing Agent and Notes Registrar);

(n)            in determining any affiliations of Noteholders with any party hereto or otherwise, each of the Trustee and the Note Administrator shall be entitled to request and conclusively rely on a certification provided by a Noteholder;

(o)            in no event shall the Trustee or Note Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Note Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action;

(p)            neither the Trustee nor the Note Administrator shall be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(q)            in no event shall the Trustee or the Note Administrator be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond the Trustee’s or the Note Administrator’s control, as applicable, whether or not of the same class or kind as specifically named above;

(r)            neither the Trustee nor the Note Administrator shall be under any obligation to take any action in the performance of its duties hereunder that would be in violation of applicable law; and

(s)            except as otherwise expressly set forth in this Agreement, knowledge or information acquired by (i) Computershare Trust Company, National Association in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Computershare Trust Company, National Association or any affiliate of Computershare Trust Company, National Association in any of its other capacities hereunder or under such other documents, and (ii) any Affiliate of Computershare Trust Company, National Association shall not be imputed to Computershare Trust Company, National Association, in any of its respective capacities hereunder and vice versa.

The rights, protections, and immunities afforded to the Trustee and Note Administrator in this Section 6.3 shall apply mutatis mutandis to the Custodian, the Paying Agent, the Calculation Agent, the Transfer Agent, the Authenticating Agent and the Backup Advancing Agent.

Section 6.4      Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Issuer and neither the Trustee nor the Note Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Note Administrator makes any representation as to the validity or sufficiency of this Indenture, the Collateral or the Notes. Neither the Trustee nor the Note Administrator shall be accountable for the use or application by the Issuer of the Notes or the proceeds thereof or any amounts paid to the Issuer pursuant to the provisions hereof.

Section 6.5      May Hold Notes. The Trustee, the Note Administrator, the Custodian, the Paying Agent, the Notes Registrar or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Note Administrator, Paying Agent, Notes Registrar or such other agent.

Section 6.6      Amounts Held in Trust. Amounts held by the Note Administrator hereunder shall be held in trust to the extent required herein. The Note Administrator shall be under no liability for interest on any amounts received by it hereunder except to the extent of income or other gain on investments received by the Note Administrator on Eligible Investments.

Section 6.7      Compensation and Reimbursement. (a)  The Issuer agrees:

(i)              to pay the Trustee and Note Administrator on each Payment Date in accordance with the Priority of Payments reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee or note administrator of an express trust);

(ii)             except as otherwise expressly provided herein, to reimburse the Trustee, Custodian and Note Administrator in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, Custodian or Note Administrator in connection with its performance of its obligations under, or otherwise in accordance with any provision of this Indenture;

(iii)            to indemnify the Trustee, Custodian or Note Administrator and their respective Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability, cost or expense (including reasonable attorneys’ fees) incurred without negligence, willful misconduct or bad faith on their respective part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder, including any costs and expenses (including reasonable attorneys’ fees incurred in connection with the enforcement of any indemnity afforded to the Trustee, the Custodian or the Note Administrator, as applicable, hereunder); and

(iv)            to pay the Trustee and Note Administrator reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 hereof.

(b)            The Issuer may remit payment for such fees and expenses to the Trustee and Note Administrator or, in the absence thereof, the Note Administrator may from time to time deduct payment of its and the Trustee’s fees and expenses hereunder from amounts on deposit in the Payment Account in accordance with the Priority of Payments.

(c)            The Note Administrator, in its capacity as Note Administrator, Paying Agent, Calculation Agent, Transfer Agent, Custodian, Securities Intermediary, Backup Advancing Agent and Notes Registrar, hereby agrees not to cause the filing of a petition in bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings, or other proceedings under federal or State bankruptcy or similar laws of any jurisdiction, against the Issuer or any Permitted Subsidiary until at least one year and one day (or, if longer, the applicable preference period then in effect and one day) after the payment in full of all Notes issued under this Indenture. This Section shall survive termination of this Indenture and the resignation or removal of the Trustee or Note Administrator.

(d)            The Trustee and Note Administrator agree that the payment of all amounts to which it is entitled pursuant to Sections 6.7(a)(i), (a)(ii), (a)(iii) and (a)(iv) shall be subject to the Priority of Payments, shall be payable only to the extent funds are available in accordance with such Priority of Payments, shall be payable solely from the Collateral and following realization of the Collateral, any such claims of the Trustee or Note Administrator against the Issuer, and all obligations of the Issuer, shall be extinguished. The Trustee and Note Administrator will have a lien upon the Collateral to secure the payment of such payments to it in accordance with the Priority of Payments; provided that the Trustee and Note Administrator shall not institute any proceeding for enforcement of such lien except in connection with an action taken pursuant to Section 5.3 hereof for enforcement of the lien of this Indenture for the benefit of the Noteholders.

The Trustee and Note Administrator shall receive amounts pursuant to this Section 6.7 and Section 11.1(a) only to the extent that such payment is made in accordance with the Priority of Payments and the failure to pay such amounts to the Trustee and Note Administrator will not, by itself, constitute an Event of Default. Subject to Section 6.9, the Trustee and Note Administrator shall continue to serve under this Indenture notwithstanding the fact that the Trustee and Note Administrator shall not have received amounts due to it hereunder; provided that the Trustee and Note Administrator shall not be required to expend any funds or incur any expenses unless reimbursement therefor is reasonably assured to it. No direction by a Majority of the Controlling Class shall affect the right of the Trustee and Note Administrator to collect amounts owed to it under this Indenture.

If on any Payment Date, an amount payable to the Trustee and Note Administrator pursuant to this Indenture is not paid because there are insufficient funds available for the payment thereof, all or any portion of such amount not so paid shall be deferred and payable on any later Payment Date on which sufficient funds are available therefor in accordance with the Priority of Payments.

Section 6.8      Corporate Trustee Required; Eligibility. There shall at all times be a Trustee and a Note Administrator hereunder which shall be (i) a corporation, national bank, national banking association or trust company, organized and doing business under the laws of the United States of America or of any State thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or State authority, and in each case, having an office in the United States and (ii) (a) with respect to the Note Administrator, have (x) a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB” by Fitch (to the extent rated by Fitch) and (y) a rating of “BBB-” by KBRA (or, if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)), (b) with respect to the Trustee and the Backup Advancing Agent, have (x) a long-term senior unsecured debt rating or an issuer credit rating of at least “A” by Fitch or a short-term rating of “F1” by Fitch (to the extent rated by Fitch) and (y) a rating of “BBB-” by KBRA (or, if not rated by KBRA, an equivalent (or higher) rating by any two other NRSROs (which may include Fitch)); provided that with respect to the Backup Advancing Agent, it may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB” by Fitch for so long as the Trustee is eligible pursuant to this Section 6.8, or (c) with respect to each of (a) and (b) above, any other rating as to which the Rating Agency Condition has been satisfied from time to time. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee or the Note Administrator shall cease to be eligible in accordance with the provisions of this Section 6.8, the Trustee or the Note Administrator, as applicable, shall resign immediately in the manner and with the effect hereinafter specified in this Article 6.

Section 6.9      Resignation and Removal; Appointment of Successor. (a)  No resignation or removal of the Note Administrator or the Trustee and no appointment of a successor Note Administrator or Trustee, as applicable, pursuant to this Article 6 shall become effective until the acceptance of appointment by such successor Note Administrator or Trustee under Section 6.10.

(b)            Each of the Trustee and the Note Administrator may resign at any time by giving written notice thereof to the Issuer, the Collateral Manager, the Noteholders, the Note Administrator (in the case of the Trustee), the Trustee (in the case of the Note Administrator), and the Rating Agencies. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee or trustees, or a successor Note Administrator, as the case may be, by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Note Administrator or the Trustee so resigning and one copy to the successor Note Administrator, the Collateral Manager, Trustee or Trustees, together with a copy to each Noteholder, the Servicer, the parties hereto and the Rating Agencies; provided that such successor Note Administrator and Trustee shall be appointed only upon the written consent of a Majority of the Notes or, at any time when an Event of Default shall have occurred and be continuing or when a successor Note Administrator and Trustee has been appointed pursuant to Section 6.10, by Act of a Majority of the Controlling Class. If no successor Note Administrator and Trustee shall have been appointed and an instrument of acceptance by a successor Trustee or Note Administrator shall not have been delivered to the Trustee or the Note Administrator within 30 days after the giving of such notice of resignation, the resigning Trustee or Note Administrator, as the case may be, the Controlling Class of Notes or any Holder of a Note, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee or a successor Note Administrator, as the case may be and in the case of such a petition by the Trustee or the Note Administrator, at the expense of the Issuer. Upon the resignation or removal of the Note Administrator or the Trustee, as applicable, the Issuer shall promptly appoint a successor note administrator or successor trustee; provided that no resignation or removal of the Note Administrator or the Trustee and no appointment of a successor note administrator or trustee will become effective until the acceptance of appointment by the successor note administrator or successor trustee, as applicable. To the extent the Trustee or Note Administrator is removed without cause, the expenses incurred in connection with transferring such party’s responsibilities hereunder shall be reimbursed by the Issuer.

(c)            The Note Administrator and Trustee may be removed, upon at least 30 days’ written notice, at any time by Act of a Supermajority of the Notes or when a successor Trustee has been appointed pursuant to Section 6.10, by Act of a Majority of the Controlling Class, in each case, upon written notice delivered to the parties hereto. If no successor Note Administrator and Trustee shall have been appointed and an instrument of acceptance by a successor Trustee or Note Administrator shall not have been delivered to the Trustee or the Note Administrator within 30 days after the giving of such notice of removal, the removed Trustee or Note Administrator, as the case may be, may, at the expense of the Issuer, petition a court of competent jurisdiction for the appointment of a successor.

(d)            If at any time:

(i)            the Note Administrator or the Trustee, as applicable, shall fail to duly observe or perform in any material respect any of the covenants or agreements on its part contained in this Indenture, and such failure or breach continues unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Note Administrator or the Trustee, as applicable, by the Issuer (or the Collateral Manager on behalf of the Issuer) (or such extended period of time approved by the Issuer (or the Collateral Manager on behalf of the Issuer); provided that the Note Administrator or the Trustee, as applicable, is diligently proceeding in good faith to cure such failure or breach);

(ii)            the Trustee or the Note Administrator shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Issuer or by any Holder; or

(iii)            the Trustee or the Note Administrator shall become incapable of acting or there shall be instituted any proceeding pursuant to which it could be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or the Note Administrator or of its respective property shall be appointed or any public officer shall take charge or control of the Trustee or the Note Administrator or of its respective property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (a) the Issuer, by Issuer Order, may remove the Trustee or the Note Administrator, as applicable, or (b) subject to Section 5.15, a Majority of the Controlling Class or any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee or the Note Administrator, as the case may be, and the appointment of a successor thereto.

(e)            If the Trustee or the Note Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee or the Note Administrator for any reason, the Issuer, by Issuer Order, subject to the written consent of the Collateral Manager, shall promptly appoint a successor Trustee or Note Administrator, as applicable, and the successor Trustee or Note Administrator so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee or the successor Note Administrator, as the case may be. If the Issuer shall fail to appoint a successor Trustee or Note Administrator within 30 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee or Note Administrator may be appointed by Act of a Majority of the Controlling Class delivered to the Collateral Manager and the parties hereto, including the retiring Trustee or the retiring Note Administrator, as the case may be, and the successor Trustee or Note Administrator so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee or Note Administrator, as applicable, and supersede any successor Trustee or Note Administrator proposed by the Issuer. If no successor Trustee or Note Administrator shall have been so appointed by the Issuer or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the outgoing Trustee or Note Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Note Administrator at the expense of the Issuer.

(f)            The Issuer shall give prompt notice of each resignation and each removal of the Trustee or Note Administrator and each appointment of a successor Trustee or Note Administrator by mailing written notice of such event by first class mail, postage prepaid, to the Rating Agencies, the Collateral Manager, the parties hereto, and to the Holders of the Notes as their names and addresses appear in the Notes Register. Each notice shall include the name of the successor Trustee or Note Administrator, as the case may be, and the address of its respective Corporate Trust Office. If the Issuer fails to mail such notice within ten days after acceptance of appointment by the successor Trustee or Note Administrator, the successor Trustee or Note Administrator shall cause such notice to be given at the expense of the Issuer.

(g)            The resignation or removal of the Note Administrator in any capacity in which it is serving hereunder, including Note Administrator, Paying Agent, Authenticating Agent, Calculation Agent, Transfer Agent, Custodian, Securities Intermediary, Backup Advancing Agent and Notes Registrar, shall be deemed a resignation or removal, as applicable, in each of the other capacities in which it serves.

Section 6.10      Acceptance of Appointment by Successor. Every successor Trustee or Note Administrator appointed hereunder shall execute, acknowledge and deliver to the Collateral Manager, the Servicer, and the parties hereto including the retiring Trustee or the retiring Note Administrator, as the case may be, an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee or the retiring Note Administrator shall become effective and such successor Trustee or Note Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee or Note Administrator, as the case may be; but, on request of the Issuer or a Majority of the Controlling Class, the Collateral Manager or the successor Trustee or Note Administrator, such retiring Trustee or Note Administrator shall, upon payment of its fees, indemnities and other amounts then unpaid, execute and deliver an instrument transferring to such successor Trustee or Note Administrator all the rights, powers and trusts of the retiring Trustee or Note Administrator, as the case may be, and shall duly assign, transfer and deliver to such successor Trustee or Note Administrator all property and amounts held by such retiring Trustee or Note Administrator hereunder, subject nevertheless to its lien, if any, provided for in Section 6.7(d). Upon request of any such successor Trustee or Note Administrator, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee or Note Administrator all such rights, powers and trusts.

No successor Trustee or successor Note Administrator shall accept its appointment unless (a) at the time of such acceptance such successor shall be qualified and eligible under this Article 6, (b) such successor shall have a long-term unsecured debt rating satisfying the requirements set forth in Section 6.8, and (c) the Rating Agency Condition is satisfied.

Section 6.11      Merger, Conversion, Consolidation or Succession to Business of Trustee and Note Administrator. Any Person into which the Trustee, the Custodian or the Note Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee, the Custodian or the Note Administrator, shall be a party, or Person succeeding to all or substantially all of the corporate trust business of the Trustee, the Custodian or the Note Administrator, shall be the successor of the Trustee, the Custodian or the Note Administrator, as applicable, hereunder; provided that with respect to the Trustee, such Person shall be otherwise qualified and eligible under this Article 6, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes have been authenticated, but not delivered, by the Note Administrator then in office, any successor by merger, conversion or consolidation to such authenticating Note Administrator may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Note Administrator had itself authenticated such Notes.

Section 6.12      Co-Trustees and Separate Trustee. At any time or times, including for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Collateral may at the time be located, for enforcement actions, or where a conflict of interest exists, the Issuer and the Trustee shall have power to appoint, one or more Persons to act as co-trustee jointly with the Trustee of all or any part of the Collateral, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders of the Notes as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Issuer does not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have power to make such appointment on its own.

Should any written instrument from the Issuer be required by any co-trustee, so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer. The Issuer agrees to pay (but only from and to the extent of the Collateral) to the extent funds are available therefor under the Priority of Payments, for any reasonable fees and expenses in connection with such appointment.

Every co-trustee, shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a)            all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b)            the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly in the case of the appointment of a co-trustee as shall be provided in the instrument appointing such co-trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by a co-trustee;

(c)            the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by an Issuer Order, may accept the resignation of, or remove, any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Issuer. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d)            no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder, and any co-trustee hereunder shall be entitled to all the privileges, rights and immunities under Article 6 hereof, as if it were named the Trustee hereunder; and

(e)            any Act of Noteholders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Section 6.13      Direction to enter into the Servicing Agreement and Other Documents. The Issuer hereby directs the Trustee and the Note Administrator to enter into each of the applicable Transaction Documents to which it is a party and the Future Funding Agreement and the Future Funding Reserve Account Control Agreement. Each of the Trustee and the Note Administrator shall be entitled to the same rights, protections, immunities and indemnities afforded to each herein in connection with any matter contained in such documents.

Section 6.14      Representations and Warranties of the Trustee. The Trustee represents and warrants for the benefit of the other parties to this Indenture and the parties to the Servicing Agreement that:

(a)            the Trustee is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under this Indenture and the Servicing Agreement, and is duly eligible and qualified to act as Trustee under this Indenture and the Servicing Agreement;

(b)            this Indenture and the Servicing Agreement have each been duly authorized, executed and delivered by the Trustee and each constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms except (i) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c)            neither the execution, delivery and performance of this Indenture or the Servicing Agreement, nor the consummation of the transactions contemplated by this Indenture or the Servicing Agreement, (i) is prohibited by, or requires the Trustee to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, or any judgment, order, writ, injunction or decree that is binding upon the Trustee or any of its properties or Collateral or (ii) will violate the provisions of the Governing Documents of the Trustee; and

(d)            there are no proceedings pending or, to the best knowledge of the Trustee, threatened against the Trustee before any Federal, state or other governmental agency, authority, administrator or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which could have a material adverse effect on the Collateral or the performance by the Trustee of its obligations under this Indenture or the Servicing Agreement.

Section 6.15      Representations and Warranties of the Note Administrator. The Note Administrator represents and warrants for the benefit of the other parties to this Indenture and the parties to the Servicing Agreement that:

(a)            the Note Administrator is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under this Indenture and the Servicing Agreement, and is duly eligible and qualified to act as Note Administrator under this Indenture and the Servicing Agreement;

(b)            this Indenture and the Servicing Agreement have each been duly authorized, executed and delivered by the Note Administrator and each constitutes the valid and binding obligation of the Note Administrator, enforceable against it in accordance with its terms except (i) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c)            neither the execution, delivery and performance of this Indenture of the Servicing Agreement, nor the consummation of the transactions contemplated by this Indenture or the Servicing Agreement, (i) is prohibited by, or requires the Note Administrator to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, or any judgment, order, writ, injunction or decree that is binding upon the Note Administrator or any of its properties or Collateral or (ii) will violate the provisions of the Governing Documents of the Note Administrator; and

(d)            there are no proceedings pending or, to the best knowledge of the Note Administrator, threatened against the Note Administrator before any Federal, state or other governmental agency, authority, administrator or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which could have a material adverse effect on the Collateral or the performance by the Note Administrator of its obligations under this Indenture or the Servicing Agreement.

Section 6.16      Requests for Consents. In the event that the Trustee and Note Administrator receives written notice of any offer or any request for a waiver, consent, amendment or other modification with respect to any Collateral Interest (before or after any default) or in the event any action is required to be taken in respect to an Asset Document, the Note Administrator shall promptly forward such notice to the Issuer, the Collateral Manager, the Servicer and the Special Servicer. The Special Servicer shall take such action as required under the Servicing Agreement as described in Section 10.10(f) of this Indenture.

Section 6.17      Withholding. (a)  If any amount is required to be deducted or withheld from any payment to any Noteholder or payee, such amount shall reduce the amount otherwise distributable to such Noteholder or payee. The Note Administrator is hereby authorized to withhold or deduct from amounts otherwise distributable to any Noteholder or payee sufficient funds for the payment of any tax that is legally required to be withheld or deducted (but such authorization shall not prevent the Note Administrator from contesting any such tax in appropriate proceedings and legally withholding payment of such tax, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to any Noteholder or payee shall be treated as Cash distributed to such Noteholder or payee at the time it is deducted or withheld by the Issuer or the Note Administrator, as applicable, and remitted to the appropriate taxing authority. If there is a possibility that withholding tax is payable with respect to a distribution, the Note Administrator may in its sole discretion withhold such amounts in accordance with this Section 6.17. The Issuer agrees to timely provide to the Trustee accurate and complete copies of all documentation received from Noteholders or payee pursuant to Sections 2.7(d) and 2.11(c) of this Indenture. Solely with respect to FATCA compliance and reporting, nothing herein shall impose an obligation on the part of the Note Administrator to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

(b)            For the avoidance of doubt, the Note Administrator shall reasonably cooperate with Issuer, at Issuer’s direction and expense, to permit Issuer to fulfill its obligations under FATCA; provided that the Note Administrator shall have no independent obligation to cause or maintain Issuer’s compliance with FATCA and shall have no liability for any withholding on payments to Issuer as a result of Issuer’s failure to achieve or maintain FATCA compliance.

ARTICLE VII

COVENANTS

Section 7.1      Payment of Principal and Interest. The Issuer shall duly and punctually pay the principal of and interest on each Class of Notes in accordance with the terms of this Indenture. Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuer for all purposes of this Indenture.

The Note Administrator shall, unless prevented from doing so for reasons beyond its reasonable control, give notice to each Noteholder of any such withholding requirement no later than ten days prior to the related Payment Date from which amounts are required (as directed by the Issuer (or the Collateral Manager on its behalf)) to be withheld; provided that, despite the failure of the Note Administrator to give such notice, amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer, as provided above.

Section 7.2      Maintenance of Office or Agency. The Issuer hereby appoints the Note Administrator as a Paying Agent for the payment of principal of and interest on the Notes and where Notes may be surrendered for registration of transfer or exchange and the Issuer hereby appoints United Agent Group Inc. in New York, New York, as its agent where notices and demands to or upon the Issuer in respect of the Notes or this Indenture may be served.

The Issuer may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided, however, that the Issuer will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served, and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; provided, further, that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax. The Issuer shall give prompt written notice to the Trustee, the Note Administrator, the Rating Agencies and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Issuer shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee and the Note Administrator with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Issuer and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office and the Issuer hereby appoints the same as its agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3      Amounts for Note Payments to be Held in Trust. (a)  All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Issuer by the Note Administrator or a Paying Agent (in each case, from and to the extent of available funds in the Payment Account and subject to the Priority of Payments) with respect to payments on the Notes.

When the Paying Agent is not also the Notes Registrar, the Issuer shall furnish, or cause the Notes Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders of Notes and of the certificate numbers of individual Notes held by each such Holder together with wiring instructions, contact information, and such other information reasonably required by the paying agent.

Whenever the Paying Agent is not also the Note Administrator, the Issuer and such Paying Agent shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Note Administrator to deposit on such Payment Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due pursuant to the terms of this Indenture (to the extent funds are then available for such purpose in the Payment Account, and subject to the Priority of Payments), such sum to be held for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Note Administrator) the Issuer shall promptly notify the Note Administrator of its action or failure so to act. Any amounts deposited with a Paying Agent (other than the Note Administrator) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Note Administrator for application in accordance with Article 11. Any such Paying Agent shall be deemed to agree by assuming such role not to cause the filing of a petition in bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium or liquidation proceedings, or other proceedings under federal or State bankruptcy or similar laws of any jurisdiction, against the Issuer or any Permitted Subsidiary for the nonpayment to the Paying Agent of any amounts payable thereto until at least one year and one day (or, if longer, the applicable preference period then in effect and one day) after the payment in full of all Notes issued under this Indenture.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order of the Issuer and at the sole cost and expense (including such Paying Agent’s fee) of the Issuer, with written notice thereof to the Note Administrator; provided, however, that so long as any Class of the Notes are rated by a Rating Agency and with respect to any additional or successor Paying Agent for the Notes, either (i) such Paying Agent has a long-term senior unsecured debt rating of “AA” or higher by Fitch and a short-term senior unsecured debt rating of at least “F2” by Fitch or (ii) each of the Rating Agencies confirms that employing such Paying Agent shall not adversely affect the then-current ratings of the Notes. In the event that such successor Paying Agent ceases to have a long-term debt rating of “AA” or higher by Fitch and a short-term debt rating of at least “F2” by Fitch, the Issuer shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Issuer shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Issuer shall cause the Paying Agent other than the Note Administrator to execute and deliver to the Note Administrator an instrument in which such Paying Agent shall agree with the Note Administrator (and if the Note Administrator acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3, that such Paying Agent will:

(i)             allocate all sums received for payment to the Holders of Notes in accordance with the terms of this Indenture;

(ii)             hold all sums held by it for the payment of amounts due with respect to the Notes for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(iii)            if such Paying Agent is not the Note Administrator, immediately resign as a Paying Agent and forthwith pay to the Note Administrator all sums held by it for the payment of Notes if at any time it ceases to satisfy the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(iv)            if such Paying Agent is not the Note Administrator, immediately give the Note Administrator notice of any Default by the Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(v)             if such Paying Agent is not the Note Administrator at any time during the continuance of any such Default, upon the written request of the Note Administrator, forthwith pay to the Note Administrator all sums so held by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct the Paying Agent to pay, to the Note Administrator all sums held by the Issuer or held by the Paying Agent for payment of the Notes, such sums to be held by the Note Administrator in trust for the same Noteholders as those upon which such sums were held by the Issuer or the Paying Agent; and, upon such payment by the Paying Agent to the Note Administrator, the Paying Agent shall be released from all further liability with respect to such amounts.

Except as otherwise required by applicable law, any amounts deposited with the Note Administrator in trust or deposited with the Paying Agent for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment of such amounts and all liability of the Note Administrator or the Paying Agent with respect to such amounts (but only to the extent of the amounts so paid to the Issuer) shall thereupon cease. The Note Administrator or the Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Issuer, any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in amounts due and payable but not claimed is determinable from the records of the Paying Agent, at the last address of record of each such Holder.

Section 7.4      Existence of the Issuer. (a)   So long as any Note is Outstanding, the Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect its existence and rights as a limited liability company organized under the laws of Delaware; provided that the Issuer shall be entitled to change its jurisdiction of formation from Delaware to any other jurisdiction reasonably selected by the Issuer so long as (i) such change is not disadvantageous in any material respect to the Holders of the Notes, (ii) it delivers written notice of such change to the Note Administrator for delivery to the Holders of the Notes and the Rating Agencies and (iii) on or prior to the fifteenth (15th) Business Day following such delivery of such notice by the Note Administrator to the Noteholders, the Note Administrator shall not have received written notice from a Majority of the Controlling Class objecting to such change. So long as any Notes are Outstanding, the Issuer will maintain at all times at least one director who is Independent of the Collateral Manager and its Affiliates.

(b)            So long as any Note is Outstanding, the Issuer shall ensure that all limited liability company formalities or other formalities regarding its existence are followed (including correcting any known misunderstanding regarding its separate existence). So long as any Note is Outstanding, the Issuer shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or its Collateral and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. So long as any Note is Outstanding, the Issuer shall maintain and implement administrative and operating procedures reasonably necessary in the performance of the Issuer’s obligations hereunder, and the Issuer shall at all times keep and maintain, or cause to be kept and maintained, separate books, records, accounts and other information customarily maintained for the performance of the Issuer’s obligations hereunder. Without limiting the foregoing, so long as any Note is Outstanding, the Issuer shall not (A) have any subsidiaries (other than a Permitted Subsidiary), (B) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person, (C) join in any transaction with any member that is not permitted under the terms of the Servicing Agreement or this Indenture, (D) pay dividends other than in accordance with the terms of this Indenture, (E) commingle its funds or Collateral with those of any other Person, or (F) enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in arm’s-length transactions with an unrelated party.

Section 7.5      Protection of Collateral. (a)  The Note Administrator, at the expense of the Issuer and pursuant to any Opinion of Counsel received pursuant to Section 7.5(d) shall execute and deliver all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Holders and to:

(i)              Grant more effectively all or any portion of the Collateral;

(ii)             maintain or preserve the lien (and the priority thereof) of this Indenture or to carry out more effectively the purposes hereof;

(iii)            perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)            instruct the Special Servicer with respect to enforcement on any of the Collateral Interests or enforce on any other instruments or property included in the Collateral;

(v)             instruct the Special Servicer to preserve and defend title to the Collateral Interests and preserve and defend title to the other Collateral and the rights of the Trustee, the Holders of the Notes in the Collateral against the claims of all persons and parties; and

(vi)            pursuant to Sections 11.1(a)(i)(1) and 11.1(a)(ii)(1), pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Issuer hereby designates the Note Administrator as its agent and attorney-in-fact to execute any Financing Statement, continuation statement or other instrument required pursuant to this Section 7.5. The Note Administrator agrees that it will from time to time execute and cause such Financing Statements and continuation statements to be filed (it being understood that the Note Administrator shall be entitled to rely upon an Opinion of Counsel described in Section 7.5(d), at the expense of the Issuer, as to the need to file such Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b)            Neither the Trustee nor the Note Administrator shall (except in accordance with Section 10.12(a), (b) or (c) and except for payments, deliveries and distributions otherwise expressly permitted under this Indenture) cause or permit the Custodial Account or the Custodian to be located in a different jurisdiction from the jurisdiction in which the Custodian was located on the Closing Date, unless the Trustee or the Note Administrator, as applicable, shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.

(c)            The Issuer shall (i) pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Collateral that secure the Notes and timely file all tax returns and information statements as required, (ii) take all actions necessary or advisable to prevent the Issuer from becoming subject to any withholding or other taxes or assessments and to allow the Issuer to comply with FATCA, and (iii) if required to prevent the withholding or imposition of United States income tax, deliver or cause to be delivered an IRS Form W-9 (or the applicable IRS Form W-8, if appropriate) or successor applicable form, to each borrower, counterparty or paying agent with respect to (as applicable) an item included in the Collateral at the time such item is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.

(d)            For so long as the Notes are Outstanding, within the six-month period preceding the fifth anniversary of the Closing Date and every sixty (60) months thereafter, the Issuer (or the Collateral Manager on its behalf) shall deliver to the Trustee and the Note Administrator, for the benefit of the Trustee, the Collateral Manager, the Note Administrator and the Rating Agencies, at the expense of the Issuer, an Opinion of Counsel stating what is required, in the opinion of such counsel, as of the date of such opinion, to maintain the lien and security interest created by this Indenture with respect to the Collateral, and confirming the matters set forth in the Opinion of Counsel, furnished pursuant to Section 3.1(c), with regard to the perfection and priority of such security interest (and such Opinion of Counsel may likewise be subject to qualifications and assumptions similar to those set forth in the Opinion of Counsel delivered pursuant to Section 3.1(c)).

Section 7.6      Notice of Any Amendments. The Issuer shall give notice to the 17g-5 Information Provider of, and satisfy the Rating Agency Condition with respect to, any amendments to its Governing Documents.

Section 7.7      Performance of Obligations. (a)  The Issuer shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any Instrument included in the Collateral, except in the case of enforcement action taken with respect to any Defaulted Collateral Interest in accordance with the provisions hereof and as otherwise required hereby.

(b)            The Issuer may, with the prior written consent of the Majority of the Notes, contract with other Persons, including the Servicer, the Special Servicer, the Note Administrator, the Trustee or the Collateral Manager, for the performance of actions and obligations to be performed by the Issuer hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in this Indenture. Notwithstanding any such arrangement, the Issuer shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer shall punctually perform, and use commercially reasonable efforts to cause the Servicer, the Special Servicer, the Collateral Manager or such other Person to perform, all of their obligations and agreements contained in this Indenture or such other agreement.

(c)            Unless the Rating Agency Condition is satisfied with respect thereto, the Issuer shall maintain the Servicing Agreement in full force and effect so long as any Notes remain Outstanding and shall not terminate the Servicing Agreement with respect to any Collateral Interest except upon the sale or other liquidation of such Collateral Interest in accordance with the terms and conditions of this Indenture.

(d)            If the Issuer receives a notice from the Rating Agencies stating that they are not in compliance with Rule 17g-5, the Issuer shall take such action as mutually agreed between the Issuer and the Rating Agencies in order to comply with Rule 17g-5.

Section 7.8      Negative Covenants. (a)  The Issuer shall not:

(i)              sell, assign, participate, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as otherwise expressly permitted by this Indenture, the Servicing Agreement or the Collateral Management Agreement;

(ii)             claim any credit on, make any deduction from, or dispute the enforceability of, the payment of the principal or interest payable in respect of the Notes (other than amounts required to be paid, deducted or withheld in accordance with any applicable law or regulation of any governmental authority) or assert any claim against any present or future Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Collateral;

(iii)            (A) incur or assume or guarantee any indebtedness, other than the Notes and this Indenture and the transactions contemplated hereby; (B) issue any additional class of securities, other than the Notes and the Membership Interests; or (C) issue any additional beneficial ownership interests in the Issuer;

(iv)            (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be expressly permitted hereby; (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, except as may be expressly permitted hereby; or (C) take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Collateral, except as may be expressly permitted hereby;

(v)             amend the Servicing Agreement, except pursuant to the terms thereof;

(vi)            to the maximum extent permitted by applicable law, dissolve or liquidate in whole or in part, except as permitted hereunder;

(vii)           make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of this Indenture;

(viii)          become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, hire any employees or pay any dividends to its shareholders;

(ix)            maintain any bank accounts other than the Accounts in which (inter alia) the proceeds of the Issuer’s issued share capital and the transaction fees paid to the Issuer for agreeing to issue the Notes will be kept;

(x)             conduct business under an assumed name, or change its name without first delivering at least 30 days’ prior written notice to the Trustee, the Note Administrator, the Noteholders and the Rating Agencies and an Opinion of Counsel to the effect that such name change will not adversely affect the security interest hereunder of the Trustee or the Secured Parties;

(xi)            take any action that would result in it failing to qualify as a Qualified REIT Subsidiary or other disregarded entity of LCMT for U.S. federal income tax purposes (including, but not limited to, an election to treat the Issuer as a “taxable REIT subsidiary,” as defined in Section 856(l) of the Code), unless based on an Opinion of Counsel of Cadwalader, Wickersham & Taft LLP, Mayer Brown LLP or another nationally recognized tax counsel experienced in such matters, (A) the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT, or (B) the Issuer will not be treated as an association taxable as a corporation, a “taxable mortgage pool” or a “publicly traded partnership” for U.S. federal income tax purposes;

(xii)           except for any agreements involving the purchase and sale of Collateral Interests having customary purchase or sale terms and documented with customary loan trading documentation, enter into any agreements unless such agreements contain “non-petition” and “limited recourse” provisions; or

(xiii)          amend their respective organizational documents without satisfaction of the Rating Agency Condition in connection therewith.

(b)            Neither the Issuer nor the Trustee shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral, except as expressly permitted or required by this Indenture or the Servicing Agreement.

(c)            For so long as any of the Notes are Outstanding, the Issuer shall not issue any limited liability company membership interests of the Issuer to any Person other than the Issuer or a wholly-owned subsidiary of the Issuer.

(d)            The Issuer shall not enter into any material new agreements (other than any Collateral Interest Purchase Agreement or other agreement contemplated by this Indenture or the Collateral Management Agreement) (including, without limitation, in connection with the sale of Collateral by the Issuer) without the prior written consent of the Holders of at least a Majority of the Notes and shall provide notice of all new agreements (other than any Collateral Interest Purchase Agreement or other agreement specifically contemplated by this Indenture or the Collateral Management Agreement) to the Holders of the Notes. The foregoing notwithstanding, the Issuer may agree to any material new agreements; provided that (i) the Issuer (or the Collateral Manager on its behalf) determines that such new agreements would not, upon becoming effective, adversely affect the rights or interests of any Class or Classes of Noteholders and (ii) subject to satisfaction of the Rating Agency Condition.

(e)            As long as any Note is Outstanding, the Advancing Agent shall cause LMNT Holder to not transfer (whether by means of an actual transfer or a transfer of beneficial ownership for U.S. federal income tax purposes), pledge or hypothecate any retained or repurchased Notes to any other Person except as permitted under Section 2.5(n) of this Indenture.

(f)            Any financing arrangement pursuant to Section 7.8(f) shall prohibit any further transfer (whether by means of an actual transfer or a transfer of beneficial ownership for U.S. federal income tax purposes) of the Retained Notes and the Membership Interests of the Issuer, including a transfer in connection with any exercise of remedies under such financing, except as permitted under Section 2.5(n) of this Indenture.

Section 7.9      Statement as to Compliance. On or before January 31, in each calendar year, commencing in 2027 or immediately if there has been a Default in the fulfillment of an obligation under this Indenture, the Issuer shall deliver to the Trustee, the Note Administrator and the 17g-5 Information Provider an Officer’s Certificate given on behalf of the Issuer and without personal liability stating, as to each signer thereof, that, since the date of the last certificate or, in the case of the first certificate, the Closing Date, to the best of the knowledge, information and belief of such Officer, the Issuer has fulfilled all of its obligations under this Indenture or, if there has been a Default in the fulfillment of any such obligation, specifying each such Default known to them and the nature and status thereof.

Section 7.10    Issuer May Consolidate or Merge Only on Certain Terms. (a)  The Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its Collateral to any Person, unless permitted by the Governing Documents and unless:

(i)               the Issuer shall be the surviving entity, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the Collateral of the Issuer are transferred shall be an entity organized and existing under the laws of Delaware or such other jurisdiction approved by a Majority of each and every Class of the Notes (each voting as a separate Class); provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of formation pursuant to Section 7.4 hereof; and provided, further, that the surviving entity shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the Note Administrator, and each Noteholder, the due and punctual payment of the principal of and interest on all Notes and other amounts payable hereunder and under the Servicing Agreement and the performance and observance of every covenant of this Indenture and the Servicing Agreement on the part of the Issuer to be performed or observed, all as provided herein;

(ii)              the Rating Agency Condition shall be satisfied;

(iii)             if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the Collateral of the Issuer are transferred shall have agreed with the Trustee and the Note Administrator (A) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey all or substantially all of the Collateral or all or substantially all of its Collateral to any other Person except in accordance with the provisions of this Section 7.10, unless in connection with a sale of the Collateral pursuant to Article 5, Article 9 or Article 12;

(iv)             if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the Collateral of the Issuer are transferred shall have delivered to the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Collateral Manager and the Rating Agencies an Officer’s Certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in Section 7.10(a)(i) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); that, immediately following the event which causes such Person to become the successor to the Issuer, (A) such Person has good and marketable title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Secured Notes or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes, (B) the Trustee continues to have a valid perfected first priority security interest in the Collateral securing, in the case of a consolidation or merger of the Issuer, all of the Secured Notes, or, in the case of any transfer or conveyance of the Collateral securing any of the Notes, such Notes and (C) such other matters as the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Collateral Manager or any Noteholder may reasonably require;

(v)              immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(vi)             the Issuer shall have delivered to the Trustee, the Note Administrator and each Noteholder, an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article 7 and that all conditions precedent in this Article 7 provided for relating to such transaction have been complied with;

(vii)            the Issuer has received an opinion from Cadwalader, Wickersham & Taft LLP, Mayer Brown LLP or another nationally recognized tax counsel experienced in such matters that the Issuer or the Person referred to in clause (a) will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes; and

(viii)           after giving effect to such transaction, (A) the Issuer shall not be required to register as an investment company under the 1940 Act and (B) none of the Issuer or the pool of Collateral will constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of Dodd-Frank (79 F.R. 77601).

Section 7.11      Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the Collateral of the Issuer, in accordance with Section 7.10 hereof, the Person formed by or surviving such consolidation or merger (if other than the Issuer), or the Person to which such consolidation, merger, transfer or conveyance is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Person had been named as the Issuer herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article 7 may be dissolved, wound-up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12      No Other Business. The Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and any supplements thereto, and acquiring, owning, holding, disposing of and pledging the Collateral in connection with the Notes and such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

Section 7.13      Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Issuer shall promptly furnish or cause to be furnished “Rule 144A Information” (as defined below) to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner or to the Note Administrator for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or beneficial owner. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto). The Note Administrator shall reasonably cooperate with the Issuer in mailing or otherwise distributing (at the Issuer’s expense) to such Noteholders or prospective purchasers, at and pursuant to the Issuer’s written direction the foregoing materials prepared by or on behalf of the Issuer; provided, however, that the Note Administrator shall be entitled to prepare and affix thereto or enclose therewith reasonable disclaimers to the effect that such Rule 144A Information was not assembled by the Note Administrator, that the Note Administrator has not reviewed or verified the accuracy thereof, and that it makes no representation as to such accuracy or as to the sufficiency of such information under the requirements of Rule 144A or for any other purpose.

Section 7.14      Calculation Agent. (a) The Issuer hereby agrees that for so long as any Notes remain Outstanding there shall at all times be an agent appointed to calculate the Benchmark in respect of each Interest Accrual Period in accordance with the terms of Schedule B attached hereto (the “Calculation Agent”). The Issuer initially has appointed the Note Administrator as Calculation Agent for purposes of determining the Benchmark for each Interest Accrual Period. The Calculation Agent may be removed by the Issuer at any time, with or without cause, upon no less than thirty (30) days’ written notice to the Calculation Agent. The Calculation Agent may resign at any time by giving written notice thereof to the Issuer, the Collateral Manager, the Noteholders and the Rating Agencies. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer, or if the Calculation Agent fails to determine the then-current Benchmark or the Interest Distribution Amount for any Class of Notes for any Interest Accrual Period, the Issuer shall promptly appoint as a replacement Calculation Agent a leading bank, which does not control or is not controlled by or under common control with the Issuer or its Affiliates. If the Calculation Agent is removed without cause, the expenses incurred in connection with transferring the Calculation Agent’s responsibilities hereunder shall be reimbursed by the Issuer. The Calculation Agent may not resign its duties without a successor having been duly appointed. If no successor Calculation Agent shall have been appointed within 30 days after giving of a notice of resignation, the resigning Calculation Agent, a Majority of the Notes or any Holder of a Note, on behalf of himself and all others similarly situated, may, at the Issuer’s expense, petition a court of competent jurisdiction for the appointment of a successor Calculation Agent.

(b)            The Calculation Agent shall calculate, on each Benchmark Determination Date, the Benchmark for the next Interest Accrual Period and will communicate such rates via the Monthly Report. The Calculation Agent shall notify the Issuer and the Collateral Manager before 5:00 p.m. (New York time) on each Benchmark Determination Date if it has not determined and is not in the process of determining the Benchmark and the Interest Distribution Amounts for each Class of Notes, together with the reasons therefor. The determination of the Note Interest Rates and the related Interest Distribution Amounts, respectively, by the Calculation Agent shall, absent manifest error, be final and binding on all parties to this Indenture and the Noteholders.

Section 7.15      REIT Status. (a)  LCMT shall not take any action that results in the Issuer failing to qualify as a Qualified REIT Subsidiary or other disregarded entity of LCMT for U.S. federal income tax purposes, unless based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT; provided that no such opinion shall be required with respect to a transfer to an affiliate that is directly or indirectly wholly owned by LCMT or a Subsequent REIT and is disregarded for U.S. federal income tax purposes from LCMT or such Subsequent REIT.

(b)            Without limiting the generality of this Section 7.15, if the Issuer is no longer a Qualified REIT Subsidiary or other disregarded entity of a REIT, prior to the time that:

(i)               any Collateral Interest would cause the Issuer to become subject to U.S. federal income tax on a net income basis;

(ii)              the Issuer would acquire or receive any asset in connection with a workout or restructuring of a Collateral Interest that could cause the Issuer to become subject to U.S. federal income tax on a net income basis;

(iii)             the Issuer would acquire the real property underlying any Collateral Interest pursuant to a foreclosure or deed-in-lieu of foreclosure; or

(iv)             any Collateral Interest is modified in such a manner that could cause the Issuer to become subject to U.S. federal income tax on a net income basis,

the Issuer will (x) organize one or more Permitted Subsidiaries and contribute the subject property to such Permitted Subsidiary, (y) contribute such Collateral Interest to an existing Permitted Subsidiary, or (z) sell such Collateral Interest in accordance with Section 12.1.

Section 7.16      Permitted Subsidiaries. Notwithstanding any other provision of this Indenture, the Collateral Manager on behalf of the Issuer shall, following delivery of an Issuer Order to the parties hereto, be permitted to sell or transfer to a Permitted Subsidiary at any time any defaulted loan, REO Property or Sensitive Asset for consideration consisting entirely of the Equity Interests of such Permitted Subsidiary (or for an increase in the value of Equity Interests already owned). Such Issuer Order shall certify that the sale or transfer of any such defaulted loan, REO Property or Sensitive Asset is being made in accordance with the terms of this Indenture. The Custodian shall, upon receipt of a Request for Release with respect to any defaulted loan, REO Property or Sensitive Asset, release such defaulted loan, REO Property or Sensitive Asset and shall deliver such defaulted loan, REO Property or Sensitive Asset as specified in such Request for Release. The following provisions shall apply to all Sensitive Assets and Permitted Subsidiaries:

(a)            For all purposes under this Indenture, any Sensitive Asset transferred to a Permitted Subsidiary shall be treated as if it were an asset owned directly by the Issuer.

(b)            Any distribution of Cash by a Permitted Subsidiary to the Issuer shall be characterized as Interest Proceeds or Principal Proceeds to the same extent that such Cash would have been characterized as Interest Proceeds or Principal Proceeds if received directly by the Issuer and each Permitted Subsidiary shall cause all proceeds of and collections on each Sensitive Asset owned by such Permitted Subsidiary to be deposited into the Payment Account.

(c)            To the extent applicable, the Issuer shall form one or more Securities Accounts with the Securities Intermediary for the benefit of each Permitted Subsidiary and shall, to the extent applicable, cause Sensitive Asset to be credited to such Securities Accounts.

(d)            Notwithstanding the complete and absolute transfer of a Sensitive Asset to a Permitted Subsidiary, the ownership interests of the Issuer in a Permitted Subsidiary or any property distributed to the Issuer by a Permitted Subsidiary shall be treated as a continuation of its ownership of the Sensitive Asset that was transferred to such Permitted Subsidiary (and shall be treated as having the same characteristics as such Sensitive Asset).

(e)            If the Special Servicer on behalf of the Trustee, or any other authorized party takes any action under this Indenture to sell, liquidate or dispose of all or substantially all of the Collateral, the Issuer (or the Collateral Manager on its behalf) shall cause each Permitted Subsidiary to sell each Sensitive Asset and all other Collateral held by such Permitted Subsidiary and distribute the proceeds of such sale, net of any amounts necessary to satisfy any related expenses and tax liabilities, to the Issuer in exchange for the Equity Interest in such Permitted Subsidiary held by the Issuer.

Section 7.17      Repurchase Requests. If the Issuer, the Trustee, the Note Administrator, the Collateral Manager, the Servicer or the Special Servicer receives any request or demand that a Collateral Interest be repurchased or replaced arising from any Material Breach of a representation or warranty made with respect to such Collateral Interest or any Material Document Defect (any such request or demand, a “Repurchase Request”) or a withdrawal of a Repurchase Request from any Person other than the Servicer or Special Servicer, then Collateral Manager (on behalf of the Issuer), the Trustee or the Note Administrator, as applicable, shall promptly forward such notice of such Repurchase Request or withdrawal of a Repurchase Request, as the case may be, to the Servicer (if related to a performing Commercial Real Estate Loan) or Special Servicer, and include the following statement in the related correspondence: “This is a “[Repurchase Request]/[withdrawal of a Repurchase Request]” under Section 3.19 of the Servicing Agreement relating to LMNT CRE 2025-FL3, LLC, requiring action from you as the “Repurchase Request Recipient” thereunder.” Upon receipt of such Repurchase Request or withdrawal of a Repurchase Request by the Collateral Manager, the Servicer or the Special Servicer pursuant to the prior sentence, the Servicer or the Special Servicer, as applicable, shall be deemed to be the Repurchase Request Recipient in respect of such Repurchase Request or withdrawal of a Repurchase Request, as the case may be, and shall be responsible for complying with the procedures set forth in Section 3.19 of the Servicing Agreement with respect to such Repurchase Request.

Section 7.18      Purchase of the Delayed Acquisition Collateral Interests.

On the Closing Date or at any time on or prior to the 90th day following the Closing Date (the “Purchase Termination Date”), the Issuer (or the Collateral Manager on behalf of the Issuer) may purchase one or both of the Delayed Acquisition Collateral Interests. A Delayed Acquisition Collateral Interest may be acquired without regard to the Eligibility Criteria (but subject to the Acquisition Criteria) on either the Closing Date or at any time on or prior to the Purchase Termination Date only so long as the Delayed Acquisition Conditions are satisfied. If a Delayed Acquisition Collateral Interest is not acquired on or prior to the Purchase Termination Date or if the Delayed Acquisition Conditions are not satisfied, then such Delayed Acquisition Collateral Interest may be acquired during the Reinvestment Period as a Reinvestment Collateral Interest, or at any time as an Exchange Collateral Interest or Collateral Interest contributed by the Majority Class H Noteholder, in each case, in accordance with the terms and conditions applicable to acquisitions of such Collateral Interests, including the Eligibility Criteria and the Acquisition Criteria. If a Delayed Acquisition Collateral Interest is not acquired on the Closing Date, the expected purchase price thereof will be credited to the Unused Proceeds Account to be used by the Issuer (or the Collateral Manager on behalf of the Issuer) to acquire such Delayed Acquisition Collateral Interest or, if the Collateral Manager determines that a Delayed Acquisition Collateral Interest may not close prior to the Purchase Termination Date or otherwise decides not to acquire such Delayed Acquisition Collateral Interest, all amounts on deposit in the Unused Proceeds Account with respect to such Delayed Acquisition Collateral Interest will be deposited into the Reinvestment Account.

The Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly notify the Servicer with respect to any acquisition of a Delayed Acquisition Collateral Interest.

Section 7.19      [Reserved].

Section 7.20      Servicing of Commercial Real Estate Loans and Control of Servicing Decisions. The Commercial Real Estate Loans (other than Commercial Real Estate Loans related to the Non-Serviced Loans) will be serviced by the Servicer or, with respect to Specially Serviced Loans, the Special Servicer, in each case pursuant to the Servicing Agreement, subject to the consultation, consent and direction rights of the Collateral Manager (or, with respect to any Participation, the consultation, consent and direction rights of any related Companion Participation holder), as set forth in the Servicing Agreement, subject to those conditions, restrictions or termination events expressly provided therein. Nothing in this Indenture shall be interpreted to limit in any respect the rights of the Collateral Manager under the Servicing Agreement and none of the Issuer, Note Administrator and Trustee shall take any action under the Indenture inconsistent with the Collateral Manager’s rights set forth under the Servicing Agreement.

Section 7.21      ABS Due Diligence Services. If any of the parties to this Indenture receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services such party may have provided with respect to the Collateral Interests (any such party, a “Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Website. The 17g-5 Information Provider shall post on the 17g-5 Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Indenture, promptly upon receipt thereof.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1      Supplemental Indentures Without Consent of Noteholders.

(a)            Without the consent of the Holders of any Notes, and without satisfaction of the Rating Agency Condition, the Issuer, when authorized by Board Resolutions of the Issuer, the Advancing Agent, the Trustee and the Note Administrator, at any time and from time to time subject to the requirement provided below in this Section 8.1, may enter into one or more indentures supplemental hereto, in form satisfactory to the parties thereto, for any of the following purposes:

(i)             evidence the succession of any Person to the Issuer and the assumption by any such successor of the covenants of the Issuer in the Notes and herein;

(ii)            add to the covenants of the Issuer, the Advancing Agent, the Note Administrator or the Trustee for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Issuer;

(iii)           convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv)           evidence and provide for the acceptance of appointment hereunder of a successor Trustee or a successor Note Administrator and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(v)            correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subject to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations) or to subject any additional property to the lien of this Indenture;

(vi)           modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Issuer to rely upon any exemption or exclusion from registration under the Securities Act, the Exchange Act or the 1940 Act (including, without limitation, (A) to prevent any Class of Notes from being considered an “ownership interest” under the Section 619 of Dodd-Frank (such statutory provision together with such implementing regulations, the “Volcker Rule”) or (B) to prevent the Issuer from being considered a “covered fund” under the Volcker Rule) or to remove restrictions on resale and transfer to the extent not required thereunder;

(vii)          accommodate the issuance, if any, of Notes in global or book-entry form through the facilities of DTC or otherwise;

(viii)         take any action commercially reasonably necessary or advisable as required for the Issuer to comply with the requirements of FATCA; or to prevent the Issuer from failing to qualify as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes, or to prevent the Issuer, the Holders of the Notes or the Trustee from being subject to withholding or other taxes, fees or assessments or from otherwise being subject to U.S. federal, state, local or foreign income or franchise tax on a net income tax basis;

(ix)            amend or supplement any provision of this Indenture to the extent necessary to maintain the then-current ratings assigned to the Notes;

(x)             accommodate the settlement of the Notes in book-entry form through the facilities of DTC, Euroclear or Clearstream, Luxembourg or otherwise;

(xi)            authorize the appointment of any listing agent, transfer agent, paying agent or additional registrar for any Class of Notes required or advisable in connection with the listing of any Class of Notes on any stock exchange, and otherwise to amend this Indenture to incorporate any changes required or requested by any governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for any Class of Notes in connection therewith;

(xii)           evidence changes to applicable laws and regulations, including, without limitation, with the consent of the Securitization Sponsor and, in the case of the EU Securitization Regulation and the UK Securitization Framework, the EU/UK Retention Holder and LMNT Holder;

(xiii)          to modify, eliminate or add to any of the provisions of this Indenture in the event the Credit Risk Retention Rules, the EU Securitization Regulation or the UK Securitization Framework, as applicable, or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, in order to modify or eliminate the risk retention requirements in the event of such amendment or repeal; provided that the Trustee has received an opinion of counsel to the effect the action is consistent with and will not cause a violation of the Credit Risk Retention Rules;

(xiv)          reduce the minimum denominations required for transfer of the Notes;

(xv)           modify the provisions of this Indenture with respect to reimbursement of Nonrecoverable Interest Advances if (a) the Collateral Manager determines that the commercial mortgage securitization industry standard for such provisions has changed, in order to conform to such industry standard and (b) such modification does not adversely affect the status of Issuer for U.S. federal income tax purposes, as evidenced by an Opinion of Counsel; and

(xvi)          modify the procedures set forth in this Indenture relating to compliance with Rule 17g-5 of the Exchange Act; provided that the change would not materially increase the obligations of the Collateral Manager, the Note Administrator, the Trustee, any paying agent, the Servicer or the Special Servicer (in each case, without such party’s consent) and would not adversely affect in any material respect the interests of any Noteholder; provided, further, that the Collateral Manager must provide a copy of any such amendment to the 17g-5 Information Provider for posting to the Rule 17g-5 Website and provide notice of any such amendment to the Rating Agencies.

The Note Administrator and Trustee are each hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Note Administrator and Trustee shall not be obligated to enter into any such supplemental indenture which affects the Note Administrator’s or Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

(b)            Notwithstanding Section 8.1(a) or any other provision of this Indenture, without prior notice to, and without the consent of the Holders of any Notes or satisfaction of the Rating Agency Condition,

(i)            the Issuer, when authorized by Board Resolutions of the Issuer, the Trustee and the Note Administrator, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee and the Note Administrator, for any of the following purposes:

(1)            to conform this Indenture to the provisions described in the Offering Memorandum (or any supplement thereto);

(2)            to correct any defect or ambiguity in this Indenture in order to address any manifest error, omission or mistake in any provision of this Indenture; and

(3)            to provide for the Notes of each Class to bear interest based on the applicable Benchmark Replacement from and after the related Benchmark Replacement Date and/or at the direction of the Collateral Manager to make Benchmark Replacement Conforming Changes.

(ii)            at the direction of the Collateral Manager, the Issuer, the Note Administrator and the Trustee shall enter into supplemental indentures to make Benchmark Replacement Conforming Changes and/or to provide for the Notes of each Class to bear interest based on the applicable Benchmark Replacement from and after the related Benchmark Replacement Date.

Section 8.2      Supplemental Indentures with Consent of Noteholders. Except as set forth below, the Note Administrator, the Custodian, the Trustee, the Advancing Agent and the Issuer may enter into one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of any Class of Notes under this Indenture only (x) with the written consent of the Holders of at least a Majority of the Aggregate Outstanding Amount of the Notes of each Class (excluding any Notes owned by the Seller, the Collateral Manager or any of their respective Affiliates), by Act of said Noteholders delivered to the Trustee, the Custodian, the Note Administrator, the Advancing Agent and the Issuer, and (y) subject to satisfaction of the Rating Agency Condition, notice of which may be in electronic form. The consent of the Holders of any Class of Notes will be binding on all present and future Holders of the Notes.

Notwithstanding the foregoing, any supplemental indenture to add or modify any of the provisions of this Indenture with respect to (a) the definitions of “Controlling Class”, “Majority” and “Supermajority” and (b) the Eligibility Criteria, the Acquisition Criteria or the Note Protection Tests, other than with respect to a Rating Agency Test Modification, shall require, in each case, the consent of the Holders of at least a Supermajority of the Notes of each Class.

Without the consent of all of the Holders of each Outstanding Class of Notes, no supplemental indenture may:

(a)            change the Stated Maturity Date of the principal of or the due date of any installment of interest on the Notes, reduce the principal amount thereof or the Note Interest Rate thereon or the Redemption Price with respect to any Note, change the date of any scheduled distribution on the Class H Notes, or the Redemption Price with respect thereto, change the earliest date on which any Note may be redeemed at the option of the Issuer, change the provisions of this Indenture that apply proceeds of any Collateral to the payment of principal of or interest on Notes or change any place where, or the coin or currency in which, any Note or the principal thereof or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity Date thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(b)            reduce the percentage of the Aggregate Outstanding Amount of Notes of each Class whose Holders’ consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder or their consequences provided for in this Indenture;

(c)            impair or adversely affect the Collateral except as otherwise permitted in this Indenture;

(d)            permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Collateral or terminate such lien on any property at any time subject hereto or deprive the Holder of any Note of the security afforded by the lien of this Indenture;

(e)            reduce the percentage of the Aggregate Outstanding Amount of Notes of each Class whose Holders’ consent is required to request the Trustee to preserve the Collateral or rescind any election to preserve the Collateral pursuant to Section 5.5 or to sell or liquidate the Collateral pursuant to Section 5.4 or 5.5 hereof;

(f)             modify any of the provisions of this Section 8.2, except to increase any percentage of Outstanding Notes whose holders’ consent is required for any such action or to provide that other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;

(g)            modify the definitions of the terms “Outstanding”, “Priority of Payments” or “Reinvestment Period” or the provisions of Section 11.1(a) or Section 13.1 hereof;

(h)            modify any of the provisions of this Indenture in such a manner as to affect the requirement that the Issuer be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes;

(i)             modify any of the provisions of this Indenture in such a manner as to affect the calculation of the amount of any payment of interest on or principal of any Note on any Payment Date (or any other date) or to affect the rights of the Holders of Notes to the benefit of any provisions for the redemption of such Notes contained herein;

(j)             reduce the permitted minimum denominations of the Notes below the minimum denomination necessary to maintain an exemption from the registration requirements of the Securities Act or the 1940 Act; or

(k)            modify any provisions regarding non- recourse or non-petition covenants with respect to the Issuer.

The Trustee and Note Administrator shall be entitled to rely upon an Officer’s Certificate of the Issuer (or the Collateral Manager on its behalf) in determining whether or not the Holders of Notes would be materially or adversely affected by such change (after giving notice of such change to the Holders of Notes). Such determination shall be conclusive and binding on all present and future Holders of Notes. Neither the Trustee nor the Note Administrator shall be liable for any such determination made in good faith.

Section 8.3      Execution of Supplemental Indentures. In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article 8 or the modifications thereby of the trusts created by this Indenture, the Note Administrator and Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been satisfied (which Opinion of Counsel may rely upon an Officer’s Certificate as to whether or not the Noteholders would be materially and adversely affected by such supplemental indenture). The Note Administrator and Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects its own rights, duties or immunities under this Indenture or otherwise.

The Servicer and Special Servicer will be bound to follow any amendment or supplement to this Indenture of which it has received written notice at least ten (10) Business Days prior to the execution and delivery of such amendment or supplement; provided, however, that with respect to any amendment or supplement to this Indenture which may, in the judgment of the Servicer or Special Servicer adversely affect the Servicer or Special Servicer, the Servicer or Special Servicer, as applicable, shall not be bound (and the Issuer agrees that it will not permit any such amendment to become effective) unless the Servicer or Special Servicer, as applicable, gives written consent to the Note Administrator, the Trustee and the Issuer to such amendment. The Issuer, the Trustee and the Note Administrator shall give written notice to the Servicer and Special Servicer of any amendment made to this Indenture pursuant to its terms. In addition, the Servicer or Special Servicer’s written consent shall be required prior to any amendment to this Indenture by which it is adversely affected.

The Collateral Manager will be bound to follow any amendment or supplement to this Indenture of which it has received written notice at least ten (10) Business Days prior to the execution and delivery of such amendment or supplement; provided, however, that with respect to any amendment or supplement to this Indenture which may, in the judgment of the Collateral Manager adversely affect the Collateral Manager, the Collateral Manager, as applicable, shall not be bound (and the Issuer agrees that it will not permit any such amendment to become effective) unless the Collateral Manager, as applicable, gives written consent to the Note Administrator, the Trustee and the Issuer to such amendment. The Issuer, the Trustee and the Note Administrator shall give written notice to the Collateral Manager of any amendment made to this Indenture pursuant to its terms. In addition, the Collateral Manager’s written consent, shall be required prior to any amendment to this Indenture by which it is adversely affected.

At the cost of the Issuer, the Note Administrator shall provide to each Noteholder and, for so long as any Class of Notes shall remain Outstanding and is rated, the Note Administrator shall provide to the 17g-5 Information Provider and the Rating Agencies a copy of any proposed supplemental indenture at least fifteen (15) Business Days prior to the execution thereof by the Note Administrator, and following execution shall provide to the 17g-5 Information Provider, the EU/UK Reporting Administrator and the Rating Agencies a copy of the executed supplemental indenture.

The Trustee shall not enter into any such supplemental indenture unless the Advancing Agent, the Trustee, the Custodian and the Note Administrator have received an opinion from Cadwalader, Wickersham & Taft LLP, Mayer Brown LLP or another nationally recognized tax counsel experienced in such matters that the proposed supplemental indenture will not cause the Issuer to fail to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes or otherwise become subject to U.S. federal income tax on a net income basis. The Trustee and the Note Administrator shall be entitled to rely upon (i) the receipt of notice from the Rating Agencies or the Requesting Party, which may be in electronic form, that the Rating Agency Condition has been satisfied and (ii) receipt of an Opinion of Counsel forwarded to the Trustee and Note Administrator certifying that, following provision of notice of such supplemental indenture to the Noteholders, that the Holders of Notes would not be materially and adversely affected by such supplemental indenture. Such determination shall be conclusive and binding on all present and future Holders of Notes. Neither the Trustee nor the Note Administrator shall be liable for any such determination made in good faith and in reliance upon such Opinion of Counsel, as the case may be.

It shall not be necessary for any Act of Noteholders under this Section 8.3 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Issuer, the Note Administrator and the Trustee of any supplemental indenture pursuant to this Section 8.3, the Note Administrator, at the expense of the Issuer, shall post an executed version of such supplemental indenture on the Note Administrator’s Website and shall provide such executed version to the Servicer, the Special Servicer and, so long as the Notes are Outstanding and so rated, the Rating Agencies a copy thereof based on an outstanding rating. Any failure of the Trustee and the Note Administrator to publish or mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 8.4      Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 8, this Indenture shall be modified in accordance therewith, such supplemental indenture shall form a part of this Indenture for all purposes and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5      Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 8 may, and if required by the Note Administrator shall, bear a notice in form approved by the Note Administrator as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes, so modified as to conform in the opinion of the Note Administrator and the Issuer to any such supplemental indenture, may be prepared and executed by the Issuer and authenticated and delivered by the Note Administrator in exchange for Outstanding Notes. Notwithstanding the foregoing, any Note authenticated and delivered hereunder shall be subject to the terms and provisions of this Indenture, and any supplemental indenture.

ARTICLE IX

REDEMPTION OF Securities; REDEMPTION PROCEDURES

Section 9.1      Clean-up Call; Tax Redemption; Optional Redemption; and Auction Call Redemption. (a)  The Notes shall be redeemable by the Issuer, in whole but not in part, at the option of and upon written notice by the Collateral Manager (which shall be delivered in accordance with Section 9.3(a)), on any Payment Date on or after the Payment Date on which the Aggregate Outstanding Amount of the Offered Notes has been reduced to 10% or less of the Aggregate Outstanding Amount of the Offered Notes on the Closing Date at a price equal to their applicable Redemption Prices (such redemption, a “Clean-up Call”); provided that the funds available to be used for such Clean-up Call will be sufficient to pay the Total Redemption Price.

(b)            The Notes shall be redeemable by the Issuer, in whole but not in part, at the option of and upon written notice by the Majority Class H Noteholders (which shall be delivered in accordance with Section 9.3(a)), on any Payment Date following the occurrence of a Tax Event if the Tax Materiality Condition is satisfied at a price equal to their applicable Redemption Prices (such redemption, a “Tax Redemption”); provided that the funds available to be used for such Tax Redemption will be sufficient to pay the Total Redemption Price. Upon the receipt of such written direction of a Tax Redemption, the Note Administrator shall provide written notice thereof to the Noteholders and the Rating Agencies.

(c)            The Notes shall be redeemable by the Issuer, in whole but not in part, at option of and upon written notice by the Majority Class H Noteholders (which shall be delivered in accordance with Section 9.3(a)), on any Payment Date after the end of the Non-call Period at a price equal to their applicable Redemption Prices (such redemption, an “Optional Redemption”); provided, however, that the funds available to be used for such Optional Redemption will be sufficient to pay the Total Redemption Price. Notwithstanding anything herein to the contrary, the Issuer shall not sell any Collateral Interest to any Affiliate other than LMNT Holder in connection with an Optional Redemption.

Notwithstanding anything herein to the contrary in this Indenture, in the case of an Optional Redemption, if the Majority Class H Noteholder and/or one or more affiliates thereof own 100% of one or more of the most junior Classes of Notes, such holder(s) may elect to exchange such Notes for all of the remaining Mortgage Assets and other assets of the Issuer, in lieu of the Issuer paying such Holder(s) the Redemption Price for such Securities.

(d)            The Notes shall be redeemable by the Issuer, in whole but not in part, at a price equal to their applicable Redemption Prices, on any Payment Date occurring in March, June, September or December in each year, beginning on the Payment Date occurring in December 2035, upon the occurrence of a Successful Auction and pursuant to the procedures set forth in the Servicing Agreement (such redemption, an “Auction Call Redemption”).

(e)            In connection with any redemption pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(c), if the Holder of the Class H Notes and/or one or more affiliates thereof own any Notes, such holder(s) may elect to include such Notes as part of the consideration for such redemption and the Total Redemption Price shall be reduced by the outstanding principal balance of such Notes (plus the interest accrued thereon). If such holder(s) own less than 100% of the Notes of any such Class, the Note Administrator shall cooperate with such holder(s) in order to effect such redemption (including, if necessary, converting such Notes into definitive form).

(f)            A redemption pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(c) shall not occur unless at least three (3) Business Days prior to the scheduled Redemption Date, the Collateral Manager certifies to the Trustee and the Note Administrator that:

(i)            the Collateral Manager, on behalf of the Issuer, has entered into a binding commitment or agreement (which may be an agreement with an affiliate of LCMT, an affiliate of the Collateral Manager or an entity managed by the Collateral Manager) to sell (directly, by participation or other arrangement) all or part of the Collateral not later than the Business Day immediately preceding the scheduled Redemption Date or LCMT (or an Affiliate, agent or advisor thereof) has priced but not yet closed another securitization transaction;

(ii)            the related Sale Proceeds (in immediately available funds), together with all other available funds (including proceeds from the sale of the Collateral Interests, Eligible Investments maturing on or prior to the scheduled Redemption Date, all amounts in the Accounts and available Cash), will be an aggregate amount sufficient to pay the Total Redemption Price; and

(iii)            all of the other conditions for such redemption, as applicable, have been satisfied.

(g)            In connection with an Optional Redemption, a Clean-Up Call, an Auction Call Redemption or a Tax Redemption, the Collateral Manager, on behalf of the Issuer, and acting pursuant to the Collateral Management Agreement, may at any time direct the Trustee in writing by Issuer Order to sell, and the Trustee shall sell in the manner directed by the Collateral Manager, any Collateral Interest without regard to any of the limitations in Section 12.1(a). Upon any such sale, the Trustee shall release any such Collateral Interest pursuant to Section 10.10.

Section 9.2     Record Date for Redemption. In connection with a Clean-up Call pursuant to Section 9.1(a), a Tax Redemption pursuant to Section 9.1(b), an Optional Redemption pursuant to Section 9.1(c) or an Auction Call Redemption pursuant to Section 9.1(d), the Note Administrator shall set the applicable Record Date ten (10) Business Days prior to the proposed Redemption Date.

Section 9.3     Notice of Redemption or Maturity. (a)  Notice of redemption (or a withdrawal thereof) or Clean-up Call pursuant to Section 9.1 or the Maturity of any Notes shall be given by first class mail, postage prepaid, mailed not less than ten (10) Business Days (or one (1) Business Day (or promptly thereafter upon receipt of written notice, if later) where the notice of an Optional Redemption, Auction Call Redemption, a Clean-up Call or a Tax Redemption is withdrawn pursuant to Section 9.3(c)) prior to the applicable Redemption Date or Maturity, to the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Rating Agencies, and each Holder of Notes to be redeemed, at its address in the Notes Register.

All notices of redemption shall state:

(i)            the applicable Redemption Date;

(ii)           the applicable Redemption Price;

(iii)          that all the Notes are being paid in full and that interest on the Notes shall cease to accrue on the Redemption Date specified in the notice; and

(iv)          the place or places where any Notes held as Definitive Notes to be redeemed in whole are to be surrendered for payment of the Redemption Price which shall be the office or agency of the Paying Agent as provided in Section 7.2.

(b)            Notice of redemption shall be given by the Issuer or at the Issuer’s request, by the Note Administrator in their names, and at the expense of the Issuer. Failure to give notice of redemption, or any defect therein, to any Holder of any Note shall not impair or affect the validity of the redemption of any other Notes.

(c)            Any such notice of an Optional Redemption, Auction Call Redemption, Clean-up Call or Tax Redemption may be withdrawn by the Issuer at the direction of the Majority Class H Noteholder or Collateral Manager, as applicable, up to the Business Day prior to the scheduled Redemption Date by written notice to the Note Administrator, the Trustee, the Servicer, the Special Servicer, the Collateral Manager and each Holder of Notes to be redeemed. The failure of any Optional Redemption, Clean-up Call or Tax Redemption that is withdrawn in accordance with this Indenture shall not constitute an Event of Default.

(d)            The Redemption Price shall be determined no earlier than sixty (60) days prior to the proposed Redemption Date.

Section 9.4     Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall Default in the payment of the Redemption Price and accrued interest thereon) the Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided, however, that if there is delivered to the Issuer, the Note Administrator and the Trustee such security or indemnity as may be required by them to hold each of them harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Issuer, the Note Administrator and the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Notes of a Class to be so redeemed whose Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.7(g).

If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Accrual Period the Note remains Outstanding. Subject to applicable escheatment law, any funds not distributed to any Noteholder on the Payment Date because of the failure of such Holder or Holders to tender their Notes, shall, on such date, be set aside and held for the benefit of the appropriate non-tendering Holder or Holders.

Section 9.5     Mandatory Redemption. On any Payment Date on which either Note Protection Test is not satisfied as of the related Determination Date, the Offered Notes shall be redeemed (a “Mandatory Redemption”), from Interest Proceeds as set forth in Section 11.1(a)(i)(14) in an amount necessary, and only to the extent necessary, for each of the Note Protection Tests to be satisfied or, if sooner, until the Offered Notes have been paid in full. On or promptly after such Mandatory Redemption, the Issuer shall certify or cause to be certified to the Rating Agencies, the Note Administrator and the Trustee whether the Note Protection Tests have been satisfied.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1     Collection of Amounts; Custodial Account. (a)  Except as otherwise expressly provided herein, the Note Administrator may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all amounts and other property payable to or receivable by the Note Administrator pursuant to this Indenture, including all payments due on the Collateral in accordance with the terms and conditions of such Collateral. The Note Administrator shall segregate and hold all such amounts and property received by it in an Eligible Account in trust for the Secured Parties, and shall apply such amounts as provided in this Indenture. Any Indenture Account may include any number of subaccounts deemed necessary or appropriate by the Trustee for convenience in administering such account.

(b)            The Note Administrator shall credit all Collateral Interests and Eligible Investments to an Eligible Account in the name of the Issuer for the benefit of the Secured Parties designated as the “Custodial Account.”

Section 10.2     Reinvestment Account. (a) The Note Administrator shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated account which shall be designated as the “Reinvestment Account,” which shall be held in trust in the name of the Note Administrator for the benefit of the Secured Parties and over which the Note Administrator shall have exclusive control and the sole right of withdrawal; provided, however, that the Note Administrator shall only withdraw such amounts as directed by the Issuer or the Collateral Manager on behalf of the Issuer. All amounts credited to the Reinvestment Account pursuant to Section 11.1(a)(ii) of this Indenture or otherwise shall be held by the Note Administrator as part of the Collateral and shall be applied to the purposes herein provided.

(b)            The Note Administrator agrees to give the Issuer and the Collateral Manager prompt notice if it becomes aware that the Reinvestment Account or any funds on deposit therein, or otherwise to the credit of the Reinvestment Account, becomes subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall have no legal, equitable or beneficial interest in the Reinvestment Account other than in accordance with the Priority of Payments. The Reinvestment Account shall remain at all times an Eligible Account.

(c)            The Collateral Manager, on behalf of the Issuer, may direct the Note Administrator to, and upon such direction the Note Administrator shall cause the Securities Intermediary to, invest all funds in the Reinvestment Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Reinvestment Account, any gain realized from such investments shall be credited to the Reinvestment Account, and any loss resulting from such investments shall be charged to the Reinvestment Account. The Note Administrator shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such Reinvestment Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Note Administrator or any Affiliate thereof. If the Note Administrator does not receive written investment instructions from an Authorized Officer of the Collateral Manager, funds in the Reinvestment Account shall be held uninvested.

(d)            Amounts in the Reinvestment Account shall remain in the Reinvestment Account (or invested in Eligible Investments) until the earlier of (i) the time the Collateral Manager instructs the Note Administrator in writing to transfer any such amounts (or related Eligible Investments) to the Payment Account, (ii) the time the Collateral Manager notifies the Note Administrator in writing that such amounts (or related Eligible Investments) are to be applied to the acquisition of Reinvestment Collateral Interests in accordance with Section 12.2(a) and (iii) the later of (x) the first Business Day after the last day of the Reinvestment Period and (y) if after the last day of the Reinvestment Period, the last settlement date within 60 days of the last day of the Reinvestment Period with respect to the last Reinvestment Collateral Interest that the Collateral Manager or an Affiliate (on behalf of the Issuer) has entered into a loan application or binding commitment to originate or purchase. Upon receipt of notice pursuant to clause (i) above and on the date described in clause (iii) above, the Note Administrator shall transfer the applicable amounts (or related Eligible Investments) to the Payment Account, in each case for application on the next Payment Date pursuant to Section 11.1(a)(ii) as Principal Proceeds.

(e)            During the Reinvestment Period, the Collateral Manager on behalf of the Issuer may by notice to the Note Administrator direct the Note Administrator to, and upon receipt of such notice the Note Administrator shall, reinvest amounts (and related Eligible Investments) credited to the Reinvestment Account in Commercial Real Estate Loans and Participations selected by the Collateral Manager as permitted under and in accordance with the requirements of Article 12 and such notice. The Note Administrator shall be entitled to conclusively rely on such notice and shall not be required to make any determination as to whether any loans or participations satisfy the Eligibility Criteria or the Acquisition Criteria.

(f)            During the Reinvestment Period, upon certification by the Collateral Manager to the Servicer and the Note Administrator that (i) the Note Protection Tests were satisfied as of the immediately preceding Payment Date and (ii) the Collateral Manager reasonably expects the Note Protection Tests to be satisfied on the immediately succeeding Payment Date, the Collateral Manager may direct the Note Administrator to deposit into the Reinvestment Account any Unscheduled Principal Proceeds remitted by the Servicer to the Note Administrator prior to the Remittance Date (as permitted under Section 3.03(b) of the Servicing Agreement) for the acquisition of Reinvestment Collateral Interests.

Section 10.3     Payment Account. (a)  The Note Administrator shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated trust account which shall be designated as the “Payment Account,” which shall be held in trust in the name of the Note Administrator for the benefit of the Secured Parties and over which the Note Administrator shall have exclusive control and the sole right of withdrawal. All funds received by the Note Administrator from the Servicer on each Remittance Date shall be credited to the Payment Account. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Note Administrator, on behalf of the Trustee for the benefit of the Secured Parties. Except as provided in Sections 11.1 and 11.2, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be (i) to pay the interest on and the principal of the Notes and make other payments in respect of the Notes in accordance with their terms and the provisions of this Indenture, (ii) upon Issuer Order, to pay other amounts specified therein, and (iii) otherwise to pay amounts payable pursuant to and in accordance with the terms of this Indenture, each in accordance with the Priority of Payments.

(b)            The Note Administrator agrees to give the Issuer and the Collateral Manager prompt notice if it becomes aware that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, becomes subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall have no legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times an Eligible Account.

(c)            The Note Administrator may direct the Securities Intermediary to invest the funds on deposit in the Payment Account in one or more Eligible Investments; provided that (i) any amounts held in the Payment Account that are invested shall be (x) invested only in short-term Eligible Investments and (y) sold no later than each Payment Date and prior to the operation of the Priority of Payments, and (ii) in all cases, such funds shall be either (x) immediately available or (y) available in accordance with a schedule which will permit the Note Administrator to meet its payment obligations hereunder. The Note Administrator shall be entitled to all income and gain realized from the investment of funds deposited in the Payment Account (such amount, “Additional Note Administrator Compensation”) in accordance with the Priority of Payments. The Note Administrator shall deposit from its own funds in the Payment Account the amount of any loss incurred in respect of any such investment of funds immediately upon the realization of such loss; provided that the Note Administrator shall not be required to deposit the amount of any loss on any investment of funds if such loss is incurred solely as a result of the insolvency of the federal or state-chartered depository institution or trust company that holds the Payment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of “Eligible Account” in the month in which the loss occurred and at the time such investment was made.

Section 10.4     Expense Reserve Account. (a) The Note Administrator shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated account which shall be designated as the “Expense Reserve Account,” which shall be held in trust in the name of the Note Administrator for the benefit of the Secured Parties and over which the Note Administrator shall have exclusive control and the sole right of withdrawal. The only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Expense Reserve Account shall be to pay (on any day other than a Payment Date), accrued and unpaid Company Administrative Expenses (other than accrued and unpaid expenses and indemnities payable to the Collateral Manager under the Collateral Management Agreement); provided that the Note Administrator shall be entitled (but not required) without liability on its part, to refrain from making any such payment of a Company Administrative Expense on any day other than a Payment Date if, in its reasonable determination, taking into account the Priority of Payments, the payment of such amounts is likely to leave insufficient funds available to pay in full each of the items payable prior thereto in the Priority of Payments on the next Payment Date. Amounts credited to the Expense Reserve Account may be applied on or prior to the Determination Date preceding the first Payment Date to pay amounts due in connection with the offering of the Notes. On or after the first Payment Date, any amount remaining in the Expense Reserve Account may, at the election of the Collateral Manager, be designated as Interest Proceeds. On the date on which all or substantially all of the Issuer’s assets have been sold or otherwise disposed of, the Issuer by Issuer Order executed by an Authorized Officer of the Collateral Manager shall direct the Note Administrator to, and upon receipt of such Issuer Order, the Note Administrator shall, transfer all amounts on deposit in the Expense Reserve Account to the Payment Account for application pursuant to Section 11.1(a)(i) as Interest Proceeds. The holders of the Class H Notes may contribute additional Cash and/or Eligible Investments to the Expense Reserve Account at any time.

(b)            On each Payment Date, the Collateral Manager may designate Interest Proceeds (in an amount not to exceed U.S.$100,000 on such Payment Date) after application of amounts payable pursuant to clauses (1) through (16) of Section 11.1(a)(i) for deposit into the Expense Reserve Account.

(c)            The Note Administrator agrees to give the Issuer and the Collateral Manager prompt notice if it becomes aware that the Expense Reserve Account or any funds on deposit therein, or otherwise to the credit of the Expense Reserve Account, becomes subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Issuer shall have no legal, equitable or beneficial interest in the Expense Reserve Account other than in accordance with the Priority of Payments. The Expense Reserve Account shall remain at all times an Eligible Account.

(d)            The Collateral Manager, on behalf of the Issuer, may direct the Note Administrator to, and upon such direction the Note Administrator shall cause the Securities Intermediary to, invest all funds in the Expense Reserve Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Expense Reserve Account, any gain realized from such investments shall be credited to the Expense Reserve Account, and any loss resulting from such investments shall be charged to the Expense Reserve Account. The Note Administrator shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of such Expense Reserve Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Note Administrator or any Affiliate thereof. If the Note Administrator does not receive written investment instructions from an Authorized Officer of the Collateral Manager, funds in the Expense Reserve Account shall be held uninvested.

Section 10.5     Unused Proceeds Account. (a) The Note Administrator shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated account which shall be designated as the “Unused Proceeds Account” which shall be held in trust in the name of the Note Administrator for the benefit of the Secured Parties, into which the amount specified in Section 3.2(f) shall be deposited. All amounts credited from time to time to the Unused Proceeds Account pursuant to this Indenture shall be held by the Note Administrator as part of the Collateral and shall be applied to the purposes herein provided.

(b)            The Note Administrator agrees to give the Issuer immediate notice if it becomes aware that the Unused Proceeds Account or any funds on deposit therein, or otherwise to the credit of the Unused Proceeds Account, becomes subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Unused Proceeds Account shall remain at all times with the Securities Intermediary or be established at another financial institution and shall at all times be an Eligible Account.

(c)            At any time on or prior to the Purchase Termination Date, the Issuer (or the Collateral Manager on behalf of the Issuer) may by Issuer Order or trade confirmation direct the Note Administrator to, and upon receipt of such Issuer Order or trade confirmation the Note Administrator shall, apply amounts on deposit in the Unused Proceeds Account to acquire Delayed Acquisition Collateral Interests as permitted under and in accordance with the requirements of Section 7.18 and such Issuer Order or trade confirmation.

(d)            To the extent not applied pursuant to Section 7.18, the Collateral Manager, on behalf of the Issuer, may direct the Note Administrator to, and upon such direction the Note Administrator shall, invest all funds in the Unused Proceeds Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Unused Proceeds Account, any gain realized from such investments shall be credited to the Unused Proceeds Account, and any loss resulting from such investments shall be charged to the Unused Proceeds Account. The Note Administrator shall not in any way be held liable (except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of the Unused Proceeds Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Note Administrator or any Affiliate thereof. If the Note Administrator does not receive investment instructions from an Authorized Officer of the Collateral Manager, funds received in the Unused Proceeds Account shall be held uninvested.

(e)            If the Collateral Manager determines that a Delayed Close Collateral Interest may not be acquired prior to the Purchase Termination Date or otherwise decides not to acquire such Delayed Close Collateral Interest, it shall notify the Note Administrator of such determination, and all amounts on deposit in the Unused Proceeds Account with respect to such Delayed Acquisition Collateral Interest will be deposited into the Reinvestment Account as directed by the Collateral Manager in such notice.

Section 10.6     [Reserved].

Section 10.7     Interest Advances. (a)  With respect to each Payment Date for which the sum of Interest Proceeds and, if applicable, Principal Proceeds, collected during the related Due Period and remitted to the Note Administrator that are available to pay interest on the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes are insufficient to remit the interest due and payable with respect to the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes in accordance with the Priority of Payments on any such Payment Date as a result of interest shortfalls on the Collateral Interests (or the application of interest received on the Collateral Interests to pay certain expenses in accordance with the terms of the Servicing Agreement) (the amount of such insufficiency, an “Interest Shortfall”), the Note Administrator shall provide the Advancing Agent with email notice of such Interest Shortfall no later than the close of business on the second (2nd) Business Day preceding such Payment Date, at the following addresses: generalcounsel@lument.com and collateralmanager@lument.com, or such other email address as provided by the Advancing Agent to the Note Administrator. The Note Administrator shall provide the Advancing Agent with additional email notice, prior to any funding of an Interest Advance by the Advancing Agent, of any additional interest remittances received by the Note Administrator after delivery of such initial notice that reduces such Interest Shortfall. No later than 10:00 a.m. (New York time) on the Business Day preceding the related Payment Date, the Advancing Agent shall advance the difference between such amounts (each such advance, an “Interest Advance”) by deposit of an amount equal to such Interest Advance in the Payment Account, subject to a determination of recoverability by the Advancing Agent as described in Section 10.7(b), and subject to a maximum limit, with respect to any Payment Date, equal to the lesser of (i) the aggregate amount of the Interest Shortfalls that would otherwise occur on the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes on such Payment Date and (ii) the aggregate amount of the interest payments not received in respect of Collateral Interests with respect to such Payment Date (including, for such purpose, interest payments received on the Collateral Interests but applied to pay certain expenses in accordance with the terms of the Servicing Agreement) under the circumstances and subject to the limitations set forth herein.

If the Advancing Agent fails to make a required Interest Advance, (i) the Backup Advancing Agent shall make such Interest Advance and (ii) if the Backup Advancing Agent fails to make such Interest Advance, the Trustee shall make such Interest Advance, in each case, subject to a determination of recoverability. Notwithstanding the foregoing, in no circumstance will the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, be required to make an Interest Advance in respect of a Collateral Interest to the extent that the aggregate outstanding amount of all unreimbursed Interest Advances would exceed the Aggregate Outstanding Amount of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes. In addition, in no event will the Advancing Agent, the Backup Advancing Agent or the Trustee be required to advance any payments in respect of (i) interest on any Class of Notes other than the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes or (ii) principal of any Note. Any Interest Advance made by the Advancing Agent with respect to a Payment Date that is in excess of the actual Interest Shortfall for such Payment Date shall be refunded to the Advancing Agent by the Note Administrator on the related Payment Date (or, if such Interest Advance is made prior to final determination by the Note Administrator of such Interest Shortfall, on the Business Day of such final determination).

The Advancing Agent shall provide the Note Administrator written notice of a determination by the Advancing Agent that a proposed Interest Advance would constitute a Nonrecoverable Interest Advance no later than 10:00 a.m. (New York time) on the Business Day preceding the related Payment Date. If the Advancing Agent shall fail to make any required Interest Advance by 10:00 a.m. (New York time) on the Business Day preceding the Payment Date upon which distributions are to be made pursuant to Section 11.1(a)(i), the Note Administrator shall remove the Advancing Agent in its capacity as advancing agent hereunder as required under Section 17.5(d) and the Backup Advancing Agent shall be required to make such Interest Advance no later than 11:00 a.m. (New York time) on the Payment Date, subject to a determination of recoverability by the Backup Advancing Agent as described in Section 10.7(b). Based upon available information at the time, the Backup Advancing Agent or the Advancing Agent, as applicable, will provide fifteen (15) days prior notice to the Rating Agencies if recovery of a Nonrecoverable Interest Advance would result in an Interest Shortfall on the next Payment Date. No later than the close of business on the Determination Date related to a Payment Date on which the recovery of a Nonrecoverable Interest Advance would result in an Interest Shortfall, the Special Servicer will provide the Rating Agencies notice of such recovery.

(b)            Notwithstanding anything herein to the contrary, neither the Advancing Agent nor the Backup Advancing Agent, as applicable, shall be required to make any Interest Advance unless such Person determines, in its sole discretion, exercised in good faith that such Interest Advance, or such proposed Interest Advance, plus interest expected to accrue thereon at the Reimbursement Rate, will not be a Nonrecoverable Interest Advance. In determining whether any proposed Interest Advance will be, or whether any Interest Advance previously made is, a Nonrecoverable Interest Advance, the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, will take into account:

(i)            amounts that may be realized on each Mortgaged Property in its “as is” or then-current condition and occupancy;

(ii)           the potential length of time before such Interest Advance may be reimbursed and the resulting degree of uncertainty with respect to such reimbursement; and

(iii)          the possibility and effects of future adverse changes with respect to the Mortgaged Properties, and

(iv)          the fact that Interest Advances are intended to provide liquidity only and not credit support to the Holders of any Class of Offered Notes.

For purposes of any such determination of whether an Interest Advance constitutes or would constitute a Nonrecoverable Interest Advance, an Interest Advance will be deemed to be nonrecoverable if the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, determines that future Interest Proceeds and Principal Proceeds may be ultimately insufficient to fully reimburse such Interest Advance, plus interest thereon at the Reimbursement Rate within a reasonable period of time. The Backup Advancing Agent and the Trustee will be entitled to conclusively rely on any affirmative determination by the Advancing Agent that an Interest Advance would have been a Nonrecoverable Interest Advance. Absent bad faith, the determination by the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, as to the nonrecoverability of any Interest Advance shall be conclusive and binding on the Holders of the Notes.

(c)            Each of the Advancing Agent, the Backup Advancing Agent and the Trustee may recover any previously unreimbursed Interest Advance made by it (including any Nonrecoverable Interest Advance), together with interest thereon, first, from Interest Proceeds and second (to the extent that there are insufficient Interest Proceeds for such reimbursement), from Principal Proceeds to the extent that such reimbursement would not trigger an additional Interest Shortfall; provided that if at any time an Interest Advance is determined to be a Nonrecoverable Interest Advance, the Advancing Agent, the Backup Advancing Agent or the Trustee shall be entitled to recover all outstanding Interest Advances from the Collection Account pursuant to the Servicing Agreement on any Business Day during any Interest Accrual Period prior to the related Determination Date. The Advancing Agent shall be permitted (but not obligated) to defer or otherwise structure the timing of recoveries of Nonrecoverable Interest Advances in such manner as the Advancing Agent determines is in the best interest of the Holders of the Notes, as a collective whole, which may include being reimbursed for Nonrecoverable Interest Advances in installments.

(d)            The Advancing Agent, the Backup Advancing Agent and the Trustee will each be entitled with respect to any Interest Advance made by it (including Nonrecoverable Interest Advances) to interest accrued on the amount of such Interest Advance for so long as it is outstanding at the Reimbursement Rate.

(e)            The obligations of the Advancing Agent and the Backup Advancing Agent to make Interest Advances in respect of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes will continue through the Stated Maturity Date of the Offered Notes, unless the Offered Notes are previously redeemed or repaid in full.

(f)            In no event will the Advancing Agent, in its capacity as such hereunder, or the Note Administrator, in its capacity as Backup Advancing Agent hereunder, or the Trustee, be required to advance any amounts in respect of (i) interest on any Note other than the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes or (ii) payments of principal of any Collateral Interest or any Class of Notes.

(g)            In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the Priority of Payments, to the extent funds are available therefor, the Advancing Agent Fee. In the event that the Advancing Agent has failed to make any Interest Advance required to be made by the Advancing Agent pursuant to the terms of this Indenture, the Backup Advancing Agent or the Trustee, as applicable, will be entitled to the Advancing Agent Fee. For so long as LCMT (or any of its Affiliates) (i) is the Advancing Agent and (ii) owns the Class H Notes, LCMT hereby agrees, on behalf of itself and its Affiliates, to waive its rights to receive the Advancing Agent Fee and any Reimbursement Interest. If the Advancing Agent fails to make an Interest Advance required by this Indenture with respect to a Payment Date, the Advancing Agent shall be in default of its obligations under this Indenture and the Note Administrator shall terminate the Advancing Agent in its capacity as Advancing Agent under the terms of this Indenture and the Servicing Agreement and use commercially reasonable efforts for up to 90 days following such termination to replace the Advancing Agent with a successor advancing agent that satisfies the requirements set forth in this Indenture. If the Advancing Agent is terminated for failing to make an Interest Advance hereunder (as provided in Section 17.5(d)) (or for failing to make a Servicing Advance under the Servicing Agreement) that the Advancing Agent did not determine to be nonrecoverable, the Backup Advancing Agent, the Trustee or any applicable subsequent successor advancing agent will be entitled to receive the Advancing Agent Fee (plus Reimbursement Interest on any Interest Advance or Servicing Advance made by the Backup Advancing Agent or the Trustee (in each case solely with respect to Interest Advances) or made by any applicable subsequent successor advancing agent with respect to Servicing Advances or Interest Advances) and shall make Interest Advances until a successor advancing agent is appointed.

(h)            The determination by the Advancing Agent or the Backup Advancing Agent (in its capacity as successor Advancing Agent), as applicable, (i) that it has made a Nonrecoverable Interest Advance (together with Reimbursement Interest thereon) or (ii) that any proposed Interest Advance, if made, would constitute a Nonrecoverable Interest Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Trustee, the Note Administrator, the Issuer and the Rating Agencies, setting forth the basis for such determination; provided that failure to give such notice, or any defect therein, shall not impair or affect the validity of, or the Advancing Agent or the Backup Advancing Agent, entitlement to reimbursement with respect to, any Interest Advance.

Section 10.8     Reports by Parties. The Note Administrator shall supply, in a timely fashion, to the Issuer, the Trustee, the Special Servicer, the Servicer and the Collateral Manager any information regularly maintained by the Note Administrator that the Issuer, the Trustee, the Special Servicer, the Servicer or the Collateral Manager may from time to time request in writing with respect to the Collateral or the Indenture Accounts and provide any other information reasonably available to the Note Administrator by reason of its acting as Note Administrator hereunder and required to be provided by Section 10.9 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement. Each of the Issuer, the Servicer, and the Special Servicer shall promptly forward to the Collateral Manager, the Trustee and the Note Administrator any information in their possession or reasonably available to them concerning any of the Collateral that the Trustee or the Note Administrator reasonably may request or that reasonably may be necessary to enable the Note Administrator to prepare any report or to enable the Trustee or the Note Administrator to perform any duty or function on its part to be performed under the terms of this Indenture.

Section 10.9     Reports; Accountings. (a)  Based on the CREFC® Loan Periodic Update File prepared by the Servicer with respect to Serviced Loans and delivered by the Servicer to the Note Administrator no later than 2:00 p.m. (Eastern Time) on the 2nd Business Day prior to each Remittance Date, the Note Administrator shall prepare and make available on its website initially located at https://www.ctslink.com, on each Payment Date to Privileged Persons, a report substantially in the form of Exhibit Q hereto (the “Monthly Report”), setting forth the following information:

(i)            the amount of the distribution of principal and interest on such Payment Date to the Noteholders and any reduction of the Aggregate Outstanding Amount of the Notes;

(ii)           the aggregate amount of compensation paid to the Note Administrator, the Trustee and servicing compensation paid to the Servicer during the related Due Period;

(iii)          the Aggregate Outstanding Portfolio Balance outstanding immediately before and immediately after the Payment Date;

(iv)          the number, Aggregate Outstanding Portfolio Balance, weighted average remaining term to maturity and weighted average interest rate of the Collateral Interests as of the end of the related Due Period;

(v)            the number and aggregate principal balance of Collateral Interests that are (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more and (D) current but Specially Serviced Loans or in foreclosure but not an REO Property;

(vi)           the value of any REO Property owned by the Issuer or any Permitted Subsidiary as of the end of the related Due Period, on an individual Collateral Interest basis, based on the most recent appraisal or valuation;

(vii)          the amount of Interest Proceeds and Principal Proceeds received in the related Due Period;

(viii)         the amount of any Interest Advances made by the Advancing Agent or the Backup Advancing Agent, as applicable;

(ix)            the payments due pursuant to the Priority of Payments with respect to each clause thereof;

(x)             the number and related principal balances of any Collateral Interests that have been (or are related to Commercial Real Estate Loans that have been) extended or modified during the related Due Period on an individual Collateral Interest basis;

(xi)            the amount of any remaining unpaid Interest Shortfalls as of the close of business on the Payment Date;

(xii)           a listing of each Collateral Interest that was the subject of a principal prepayment during the related collection period and the amount of principal prepayment occurring;

(xiii)          the aggregate unpaid principal balance of the Collateral Interests outstanding as of the close of business on the related Determination Date;

(xiv)          with respect to any Collateral Interest as to which a liquidation occurred during the related Due Period (other than through a payment in full), (A) the number thereof and (B) the aggregate of all liquidation proceeds which are included in the Payment Account and other amounts received in connection with the liquidation (separately identifying the portion thereof allocable to distributions of the Notes);

(xv)           with respect to any REO Property owned by the Issuer or any Permitted Subsidiary thereof, as to which the Special Servicer determined that all payments or recoveries with respect to the related property have been ultimately recovered during the related collection period, (A) the related Collateral Interest and (B) the aggregate of all liquidation proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Notes);

(xvi)          the amount on deposit in the Expense Reserve Account;

(xvii)         the aggregate amount of interest on monthly debt service advances in respect of the Collateral Interests paid to the Advancing Agent and/or the Backup Advancing Agent since the prior Payment Date;

(xviii)        a listing of each modification, extension or waiver made with respect to each Collateral Interest;

(xix)           an itemized listing of any Special Servicing Fees received from the Special Servicer or any of its affiliates during the related Due Period;

(xx)            the amount of any distributions to the Class H Notes on the Payment Date;

(xxi)           the Net Outstanding Portfolio Balance;

(xxii)          the calculation of the Note Protection Tests for the related Determination Date; and

(xxiii)         confirmation that the Trustee has received, within the preceding month, a certificate from LCMT and LMNT Holder in accordance with Section 2(e)(i) of the EU/UK Risk Retention Letter.

provided that, notwithstanding anything herein to the contrary, each of the Monthly Report prepared by the Note Administrator and the CREFC Loan Periodic Update File prepared by the Servicer may not be available for the first Payment Date, or if available, may contain only limited information.

(b)            The Note Administrator will post on the Note Administrator’s Website, any report received from the Servicer or Special Servicer detailing any breach of the representations and warranties with respect to any Collateral Interest by the Seller or any of its affiliates and the steps taken by the Seller or any of its affiliates to cure such breach; a listing of any breach of the representations and warranties with respect to any Collateral Interest by the Seller or any of its affiliates and the steps taken by the Seller or any of its affiliates to cure such breach.

(c)            All information made available on the Note Administrator’s Website will be restricted and the Note Administrator will only provide access to such reports to Privileged Persons in accordance with this Indenture. In connection with providing access to its website, the Note Administrator may require registration and the acceptance of a disclaimer.

(d)            Not more than five (5) Business Days after receiving an Issuer Request requesting information regarding an Auction Call Redemption, a Clean-up Call, a Tax Redemption or an Optional Redemption as of a proposed Redemption Date, the Note Administrator shall, subject to its timely receipt of the necessary information to the extent not in its possession, compute the following information and provide such information in a statement delivered to the Collateral Manager:

(i)             the Aggregate Outstanding Amount of the Notes of the Class or Classes to be redeemed as of such Redemption Date;

(ii)            the amount of accrued interest due on such Notes as of the last day of the Due Period immediately preceding such Redemption Date;

(iii)            the Redemption Price;

(iv)            the sum of all amounts due and unpaid under Section 11.1(a) (other than amounts payable on the Notes being redeemed or to the Noteholders thereof); and

(v)             the amounts in the Collection Account and the Indenture Accounts and available for application to the redemption of such Notes.

(e)            No later than sixty (60) days after the end of each calendar quarter, beginning with the calendar quarter ending on March 31, 2026, the Collateral Manager shall make reasonable efforts to deliver to the Note Administrator updates on the status of the business plan for each Collateral Interest and a quarterly CREFC® CRE CLO Collateral Manager Data Report for each Collateral Interest, but only to the extent the Collateral Manager has received the necessary information to compile such report on a timely basis, with such modifications as the Collateral Manager shall deem reasonably necessary, which reports will be posted to the Note Administrator’s website.

(f)            Promptly after the Issuer acquires any Reinvestment Collateral Interest or Exchange Collateral Interest (other than any Companion Participation), the Collateral Manager, on behalf of the Issuer, shall deliver to the Note Administrator a data file in Excel format containing the data fields presented on Annex A to the Offering Memorandum with respect to such Collateral Interest, and the Note Administrator shall post such data file on the Note Administrator's Website.

(g)            The Note Administrator shall in no event have any liability for the actions or omissions of the Servicer or the Special Servicer, and shall have no liability for any inaccuracy or error in a Monthly Report prepared by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Issuer, the Servicer or the Special Servicer. The Note Administrator shall not be liable for any failure to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Servicer, the Special Servicer or other Person in furnishing necessary, timely and accurate information to the Note Administrator. It is expressly understood and agreed that the application and performance by the Note Administrator of its obligation to prepare the Monthly Report shall, with respect to information relating to the Collateral Interests, be based upon, and in reliance upon, data and information provided to it by the Servicer and the Special Servicer. The Note Administrator shall be permitted to rely upon data and information provided to it by the Servicer and the Special Servicer, and nothing herein shall impose or imply any duty or obligation on the part of the Note Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor is in default or in compliance with the documents governing the related Collateral Interest.

Section 10.10     Release of Collateral Interests; Release of Collateral. (a)  If no Event of Default has occurred and is continuing and subject to Article 12 hereof, the Issuer (or the Collateral Manager on its behalf) may direct the Trustee to release a Pledged Collateral Interest from the lien of this Indenture, by Issuer Order delivered to the Trustee and the Custodian at least (2) Business Days prior to the settlement date for any sale of a Pledged Collateral Interest, which Issuer Order shall be accompanied by a certification of the Collateral Manager (i) that the Pledged Collateral Interest has been sold pursuant to and in compliance with Article 12 or (ii) in the case of a redemption pursuant to Section 9.1, that the Pledged Collateral Interest has been sold in compliance with Section 9.1(f), and, upon receipt of a Request for Release of such Collateral Interest from the Collateral Manager, the Servicer or the Special Servicer, the Custodian shall deliver any such Pledged Collateral Interest, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or to the Issuer if so requested in the Issuer Order, or, if such Pledged Collateral Interest is represented by a Security Entitlement, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as set forth in such Issuer Order. If requested, the Custodian may deliver any such Pledged Collateral Interest in physical form for examination (prior to receipt of the sales proceeds) in accordance with street delivery custom. The Custodian shall (i) deliver any agreements and other documents in its possession relating to such Pledged Collateral Interest and (ii) the Trustee, if applicable, duly assign each such agreement and other document, in each case, to the broker or purchaser designated in such Issuer Order or to the Issuer if so requested in the Issuer Order.

(b)            The Issuer (or the Collateral Manager on behalf of the Issuer) may deliver to the Trustee and Custodian at least three (3) Business Days prior to the date set for redemption or payment in full of a Pledged Collateral Interest, an Issuer Order certifying that such Pledged Collateral Interest is being paid in full. Thereafter, the Collateral Manager, the Servicer or the Special Servicer, by delivery of a Request for Release, may direct the Custodian to deliver such Pledged Collateral Interest and the related Collateral Interest File therefor on or before the date set for redemption or payment, to the Collateral Manager, the Servicer or the Special Servicer for redemption against receipt of the applicable redemption price or payment in full thereof.

(c)            With respect to any Collateral Interest subject to a workout or restructuring, the Issuer (or the Collateral Manager on behalf of the Issuer) may, by Issuer Order delivered to the Trustee and Custodian at least two (2) Business Days prior to the date set for an exchange, tender or sale, certify that a Collateral Interest is subject to a workout or restructuring and setting forth in reasonable detail the procedure for response thereto. Thereafter, the Collateral Manager, the Servicer or the Special Servicer may, in accordance with the terms of, and subject to any required consent and consultation obligations set forth in the Servicing Agreement, direct the Custodian, by delivery to the Custodian of a Request for Release, to deliver any Collateral to the Collateral Manager, the Servicer or the Special Servicer in accordance with such Request for Release.

(d)            The Special Servicer shall remit to the Servicer for deposit into the Collection Account any proceeds received by it from the disposition of a Pledged Collateral Interest and treat such proceeds as Principal Proceeds, for remittance by the Servicer to the Note Administrator on the first Remittance Date occurring thereafter. None of the Trustee, the Note Administrator or the Securities Intermediary shall be responsible for any loss resulting from delivery or transfer of any such proceeds prior to receipt of payment in accordance herewith.

(e)            The Trustee shall, upon receipt of an Issuer Order declaring that there are no Notes Outstanding and all obligations of the Issuer hereunder have been satisfied, release the Collateral from the lien of this Indenture.

(f)            Upon receiving actual notice of any offer or any request for a waiver, consent, amendment or other modification with respect to any Collateral Interest, or in the event any action is required to be taken in respect to an Asset Document, the Special Servicer on behalf of the Issuer will promptly notify the Collateral Manager and the Servicer of such request, and the Special Servicer shall grant any waiver or consent, and enter into any amendment or other modification pursuant to the Servicing Agreement in accordance with the Servicing Standard (except that Administrative Modifications and Criteria-Based Modifications will not be subject to the Servicing Standard). In the case of any modification or amendment that results in the release of the related Collateral Interest, notwithstanding anything to the contrary in Section 5.5(a), the Custodian, upon receipt of a Request for Release, shall release the related Collateral Interest File upon the written instruction of the Servicer or the Special Servicer, as applicable.

Section 10.11     Reports by Independent Accountants.

(a)            On or about the Closing Date, the Issuer shall appoint a firm of Independent certified public accountants of recognized national reputation for purposes of preparing and delivering the reports or certificates of such accountants required by this Indenture. The Collateral Manager, on behalf of the Issuer, shall have the right to remove such firm or any successor firm. Upon any resignation by or removal of such firm, the Collateral Manager, on behalf of the Issuer, shall promptly appoint, by Issuer Order delivered to the Trustee, a successor thereto that shall also be a firm of Independent certified public accountants of recognized national reputation.

Section 10.12     Information Available Electronically. (a)  The Note Administrator shall make available to any Privileged Person or Relevant Recipient the following items (in each case, as applicable, to the extent received by it) by means of the Note Administrator’s Website the following items (to the extent such items were prepared by or delivered to the Note Administrator in electronic format):

(i)            the following documents, which will initially be available under a tab or heading designated “deal documents”:

(1)            the final Offering Memorandum related to the Offered Notes;

(2)            the Servicing Agreement, and any schedules, exhibits and supplements thereto;

(3)            this Indenture, and any schedules, exhibits and supplements thereto;

(4)            the Collateral Management Agreement, and any schedules, exhibits and supplements thereto;

(5)            the Collateral Interest Purchase Agreement, and any schedules, exhibits and supplements thereto;

(6)            the CREFC® Loan Setup file; and

(7)            Annex A to the final Offering Memorandum in Excel format;

(ii)            the following documents will initially be available under a tab or heading designated “periodic reports”:

(1)            the Monthly Reports prepared by the Note Administrator pursuant to Section 10.9(a);

(2)            certain information and reports specified in the Servicing Agreement (including the collection of reports specified by CRE Finance Council or any successor organization reasonably acceptable to the Note Administrator and the Servicer) known as the “CREFC® Investor Reporting Package” relating to the Collateral Interests (excluding the servicer watchlist) to the extent that the Note Administrator receives such information and reports from the Servicer from time to time;

(3)            any quarterly CREFC® CRE CLO Collateral Manager Data Report for each Collateral Interest delivered by the Collateral Manager to the Note Administrator; and

(4)            any data file delivered to the Note Administrator with respect to the acquisition of any Reinvestment Collateral Interests or Exchange Collateral Interest;

(iii)            the following documents, which will initially be available under a tab or heading designated “additional documents”:

(1)            inspection reports delivered to the Note Administrator under the terms of the Servicing Agreement;

(2)            appraisals delivered to the Note Administrator under the terms of the Servicing Agreement;

(3)            any quarterly updates on the status of the business plan for each Collateral Interest delivered by the Collateral Manager to the Note Administrator;

(4)            upon direction of the Issuer, any reports or such other information that, from time to time, the Issuer or the Special Servicer provides to the Note Administrator to be made available on the Note Administrator’s Website; and

(5)            any notice or documents provided to the Note Administrator by the Servicer, the Special Servicer or the Issuer directing the Note Administrator to post;

(iv)            the following documents, which will initially be available under a tab or heading designated “special notices”:

(1)            notice of final payment on the Notes delivered to the Note Administrator pursuant to Section 2.7(e);

(2)            notice of termination of the Servicer or the Special Servicer;

(3)            notice of a servicer termination event (with respect to the Servicer or the Special Servicer, as applicable), each as defined in the Servicing Agreement and delivered to the Note Administrator under the terms of the Servicing Agreement;

(4)            notice of the resignation of any party to this Indenture and notice of the acceptance of appointment of a replacement for any such party, to the extent such notice is prepared or received by the Note Administrator;

(5)            officer’s certificates supporting the determination that any Interest Advance was (or, if made, would be) a Nonrecoverable Interest Advance delivered to the Note Administrator pursuant to Section 10.7(b);

(6)            any direction received by the Note Administrator from the Majority of Class H Noteholders for the termination of the Special Servicer during any period when such Person is entitled to make such a direction;

(7)            any direction received by the Note Administrator from a Majority of the Controlling Class or a Supermajority of the Notes for the termination of the Note Administrator or the Trustee pursuant to Section 6.9(c);

(8)            any notices from the Collateral Manager with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment or any supplemental indenture implementing Benchmark Replacement Conforming Changes;

(9)            any notice or documents provided to the Note Administrator by the Collateral Manager or the Servicer directing the Note Administrator to post to the “special notices” tab; and

(10)            any notice of a proposed supplement, amendment or modification to this Indenture.

(v)            Any notices required pursuant to the EU/UK Risk Retention Letter and provided by the EU/UK Retention Holder, LMNT Holder or the Collateral Manager to the Note Administrator, which will initially be available under a tab or heading designated “EU/UK Risk Retention”;

(vi)            In accordance with Section 4.02 of the Servicing Agreement, any Loan Reports, Investor Reports, reports relating to Significant Event Information or other information received by the Note Administrator from the EU/UK Reporting Administrator pursuant to the EU/UK Reporting Administration Agreement (each of which will be available also to any Relevant Recipient that is not a Privileged Person), which will initially be available under a tab or heading designated “EU/UK Transparency Reporting”;

(vii)            The following notices provided by LMNT Holder or the Securitization Sponsor to the Note Administrator, if any, which will initially be available under a tab or heading designated “U.S. risk retention special notices”:

(1)            any changes to the fair values set forth in the “U.S. Credit Risk Retention” section of the Offering Memorandum between the date of the Offering Memorandum and the Closing Date;

(2)            any material differences between the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values prior to the pricing of the Notes and the Closing Date; and

(3)            any noncompliance by the Securitization Sponsor with the Credit Risk Retention Rules;

(viii)         the “Investor Q&A Forum” pursuant to Section 10.13; and

(ix)           solely to Noteholders, the “Investor Registry” pursuant to Section 10.13.

(b)            Privileged Persons who execute Exhibit R-2 shall only be entitled to access the Monthly Report, and shall not have access to any other information on the Note Administrator’s Website.

(c)            Relevant Recipients who execute Exhibit R-3 or who are designated by the Issuer shall only be entitled to access the Monthly Report, the Loan Reports, the Investor Reports, any Significant Event Information, the final Offering Memorandum, this Indenture, the Servicing Agreement, the Collateral Interest Purchase Agreement, the Collateral Management Agreement and the EU/UK Reporting Administration Agreement and any other document designated by the Issuer as necessary to fulfill the EU/UK Transparency Requirements, and shall not have access to any other information on the Note Administrator’s Website.

(d)            The Note Administrator’s Website shall initially be located at https://www.ctslink.com. The foregoing information shall be made available by the Note Administrator on the Note Administrator’s Website promptly following receipt. The Note Administrator may change the titles of the tabs and headings on portions of its website, and may re-arrange the files as it deems proper. The Note Administrator shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any such information is delivered or posted in error, the Note Administrator may remove it from the Note Administrator’s Website. The Note Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Note Administrator’s Website to the extent such information was not produced by the Note Administrator. In connection with providing access to the Note Administrator’s Website, the Note Administrator may require registration and the acceptance of a disclaimer. The Note Administrator shall not be liable for the dissemination of information in accordance with the terms of this Indenture, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. Assistance in using the Note Administrator’s Website can be obtained by calling (866) 846-4526.

Section 10.13     Investor Q&A Forum; Investor Registry. (a)  The Note Administrator shall make the “Investor Q&A Forum” available to Privileged Persons and prospective purchasers of Notes that are Privileged Persons by means of the Note Administrator’s Website, where Noteholders (including beneficial owners of Notes) may (i) submit inquiries to the Note Administrator relating to the Monthly Reports, and submit inquiries to the Servicer, the Special Servicer or the Collateral Manager (each, a “Q&A Respondent”) relating to any servicing reports prepared by that party, the Collateral Interests, or the properties related thereto (each, an “Inquiry” and collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for a Q&A Respondent, the Note Administrator shall forward the Inquiry to the applicable Q&A Respondent, in each case via email within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Note Administrator and the applicable Q&A Respondent, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the applicable Q&A Respondent shall be by email (or such other method as to which the Note Administrator, the Collateral Manager, the Servicer and the Special Servicer may mutually agree) to the Note Administrator. The Note Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Note Administrator’s Website. If the Note Administrator or the applicable Q&A Respondent determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry would not be in the best interests of the Issuer or the Noteholders, (iii) answering any Inquiry would be in violation of applicable law, the Asset Documents, this Indenture, the Servicing Agreement, the Collateral Management Standard or the Collateral Management Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Note Administrator, the Collateral Manager, the Servicer or the Special Servicer, as applicable or (v) answering any such inquiry would reasonably be expected to result in the waiver of an attorney client privilege or the disclosure of attorney work product, or is otherwise not advisable to answer, it shall not be required to answer such Inquiry and shall promptly notify the Note Administrator of such determination. The Note Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry shall not be answered in accordance with the terms of this Indenture. Any notice by the Note Administrator to the Person who submitted an Inquiry that shall not be answered shall include the following statement: “Because the Indenture and the Servicing Agreement provides that the Note Administrator, the Collateral Manager, the Servicer and the Special Servicer shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Indenture, (ii) answering any Inquiry would not be in the best interests of the Issuer and/or the Noteholders, (iii) answering any Inquiry would be in violation of applicable law or the Asset Documents, the Collateral Management Agreement, this Indenture or the Servicing Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Trustee, the Collateral Manager, the Servicer or the Special Servicer, as applicable, or (v) answering any such Inquiry would reasonably be expected to result in the waiver of an attorney client privilege or the disclosure of attorney work product, or is otherwise not advisable to answer, no inference shall be drawn from the fact that the Trustee, the Collateral Manager, the Servicer or the Special Servicer has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum shall be attributable only to the respondent, and shall not be deemed to be answers from any of the Issuer, the Collateral Manager, the Placement Agents or any of their respective Affiliates. None of the Placement Agents, the Issuer, the Seller, the Collateral Manager, the Advancing Agent, the Future Funding Indemnitor, LMNT Holder, the Servicer, the Special Servicer, the Note Administrator or the Trustee, or any of their respective Affiliates shall certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Note Administrator shall not be required to post to the Note Administrator’s Website any Inquiry or answer thereto that the Note Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum shall not reflect questions, answers and other communications that are not submitted via the Note Administrator’s Website. Additionally, the Note Administrator may require acceptance of a waiver and disclaimer for access to the Investor Q&A Forum.

(b)            The Note Administrator shall make available to any Noteholder and any beneficial owner of a Note, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Note Administrator’s Website, where Noteholders and beneficial owners of Notes can register and thereafter obtain information with respect to any other Noteholder or beneficial owner that has so registered. Any Person registering to use the Investor Registry shall be required to certify that (i) it is a Noteholder or a beneficial owner of a Note and (ii) it grants authorization to the Note Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Noteholders and registered beneficial owners or Notes. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, and phone number. If any Noteholder or beneficial owner of a Note notifies the Note Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Note Administrator shall promptly remove it from the Investor Registry. The Note Administrator shall not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Note Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)            Certain information concerning the Collateral and the Notes, including the Monthly Reports, CREFC® Reports, supplemental notices, and the items specified in clauses (i), (ii) and (iv) of Section 10.12(a), shall be provided by the Note Administrator to certain market data providers upon receipt by the Note Administrator from such persons of a certification in the form of Exhibit S hereto, which certification may be submitted electronically via the Note Administrator’s Website. The Issuer hereby authorizes the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., KBRA Analytics, LLC, MBS Data, LLC, RealInsight, DealX/StructureIt, LSEG and CRED iQ.

(d)            The 17g-5 Information Provider will make the “Rating Agency Q&A Forum and Servicer Document Request Tool” available to NRSROs via the 17g-5 Information Providers Website, where NRSROs may (i) submit inquiries to the Note Administrator relating to the Monthly Report, (ii) submit inquiries to the Servicer, the Special Servicer or the Collateral Manager relating to servicing reports, or the Collateral, except to the extent already obtained, (iii) submit requests for loan-level reports and information, and (iv) view previously submitted inquiries and related answers or reports, as the case may be. The Trustee, the Note Administrator, the Servicer, the Special Servicer or the Collateral Manager, as applicable, shall answer each inquiry, unless it determines that (a) answering the inquiry would be in violation of applicable law, the Servicing Standard, the Indenture, the Servicing Agreement, the Collateral Management Standard, the Collateral Management Agreement or the applicable loan documents, (b) answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (c) answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, such party, and the performance of such additional duty or the payment of such additional cost or expense is beyond the scope of its duties under the Indenture or the Servicing Agreement, as applicable. In the event that any of the Trustee, the Note Administrator, the Servicer, the Special Servicer or the Collateral Manager declines to answer an inquiry, it shall promptly email the 17g-5 Information Provider with the basis of such declination. The 17g-5 Information Provider shall post the inquiries and the related answers (or reports, as applicable) on the Rating Agency Q&A Forum and Servicer Document Request Tool promptly upon receipt, or in the event that an inquiry is unanswered, the inquiry and the basis for which it was unanswered. The Rating Agency Q&A Forum and Servicer Document Request Tool may not reflect questions, answers, or other communications which are not submitted through the 17g-5 Website. Answers and information posted on the Rating Agency Q&A Forum and Servicer Document Request Tool will be attributable only to the respondent, and will not be deemed to be answers from any other Person. No such other Person will have any responsibility or liability for, and will not be deemed to have knowledge of, the content of any such information.

Section 10.14     Certain Procedures. (a)  For so long as the Notes may be transferred only in accordance with Rule 144A, the Issuer (or the Collateral Manager on its behalf) will ensure that any Bloomberg screen containing information about the Rule 144A Global Notes includes the following (or similar) language:

(i)            the “Note Box” on the bottom of the “Security Display” page describing the Rule 144A Global Notes will state: “Iss’d Under 144A”;

(ii)           the “Security Display” page will have the flashing red indicator “See Other Available Information”; and

(iii)          the indicator will link to the “Additional Security Information” page, which will state that the Offered Notes “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act).”

ARTICLE XI

APPLICATION OF FUNDS

Section 11.1     Disbursements of Amounts from Payment Account. (a)  Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 hereof, on each Payment Date, the Note Administrator shall disburse amounts transferred to the Payment Account in accordance with the following priorities (the “Priority of Payments”):

(i)            Interest Proceeds. On each Payment Date that is not a Redemption Date, the Stated Maturity Date or a Payment Date following an acceleration of the Notes due to the occurrence and continuation of an Event of Default, Interest Proceeds with respect to the related Due Period shall be distributed in the following order of priority:

(1)            to the payment of taxes and filing fees (including any registered office and government fees) owed by the Issuer, if any;

(2)            (a) first, to the extent not previously reimbursed, to the Trustee, the Backup Advancing Agent and the Advancing Agent, in that order, the aggregate amount of any Nonrecoverable Interest Advances due and payable to such party; (b) second, to the Advancing Agent (or to the Backup Advancing Agent or the Trustee, as applicable), the Advancing Agent Fee and any previously due but unpaid Advancing Agent Fee (with respect to amounts owed to the Advancing Agent, unless waived by the Advancing Agent) (provided that the Advancing Agent, the Backup Advancing Agent or the Trustee, as applicable, has not failed to make any Interest Advance required to be made in respect of any Payment Date pursuant to this Indenture); and (c) third, to the Trustee, the Backup Advancing Agent and the Advancing Agent, in that order and to the extent due and payable to such party, Reimbursement Interest and reimbursement of any outstanding Interest Advances not to exceed, in each case, the amount that would result in an Interest Shortfall with respect to such Payment Date;

(3)            (a) first, to the payment to the Note Administrator and the Trustee of the accrued and unpaid fees in respect of their services equal to, in the aggregate, $7,500 per month, and to the Note Administrator, the Additional Note Administrator Compensation, (b) second, to the payment of other accrued and unpaid Company Administrative Expenses of the Note Administrator, the Trustee, the Custodian and the Paying Agent the aggregate of all such amounts reimbursed in this clause (b) not to exceed $250,000 per Expense Year, and (c) third, to the payment of any other accrued and unpaid Company Administrative Expenses, the aggregate of all such amounts in this clause (c) per Expense Year not to exceed the greater of (i) 0.10% per annum of the Aggregate Outstanding Portfolio Balance and (ii) $125,000 per annum;

(4)            to the payment of the Collateral Manager Fee and any previously due but unpaid Collateral Manager Fee (if not waived by the Collateral Manager);

(5)            to the payment of the Class A Interest Distribution Amount, plus, any Class A Defaulted Interest Amount;

(6)            to the payment of the Class A-S Interest Distribution Amount, plus, any Class A-S Defaulted Interest Amount;

(7)            to the payment of the Class B Interest Distribution Amount, plus, any Class B Defaulted Interest Amount;

(8)            to the payment of the Class C Interest Distribution Amount, plus, any Class C Defaulted Interest Amount;

(9)            to the payment of the Class D Interest Distribution Amount, plus, any Class D Defaulted Interest Amount;

(10)            to the payment of the Class E Interest Distribution Amount, plus, any Class E Defaulted Interest Amount;

(11)            if either of the Note Protection Tests is not satisfied as of the Determination Date relating to such Payment Date, to the payment of, (i) first, principal on the Class A Notes, (ii) second, principal on the Class A-S Notes, (iii) third, principal on the Class B Notes, (iv) fourth, principal on the Class C Notes, (v) fifth, principal on the Class D Notes and (vi) sixth, principal on the Class E Notes, in each case to the extent necessary to cause each of the Note Protection Tests to be satisfied or, if sooner, until the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes have been paid in full;

(12)            to the payment of the Class F Interest Distribution Amount, plus, if no Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are outstanding, any Class F Defaulted Interest Amount;

(13)            to the payment of any Class F Deferred Interest (in reduction of the Aggregate Outstanding Amount of the Class F Notes);

(14)            to the payment of the Class G Interest Distribution Amount, plus, if no Class A Notes, Class A-S Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are outstanding, any Class G Defaulted Interest Amount;

(15)            to the payment of any Class G Deferred Interest (in reduction of the Aggregate Outstanding Amount of the Class G Notes);

(16)            to the payment of any Company Administrative Expenses not paid pursuant to clause (3) above in the order specified therein;

(17)            upon direction of the Collateral Manager, for deposit into the Expense Reserve Account in an amount not to exceed $100,000 in respect of such Payment Date; and

(18)            any remaining Interest Proceeds to be paid to the Holders of the Class H Notes.

(ii)            Principal Proceeds. On each Payment Date that is not a Redemption Date, the Stated Maturity Date or a Payment Date following an acceleration of the Notes due to the occurrence and continuation of an Event of Default, Principal Proceeds with respect to the related Due Period shall be distributed in the following order of priority:

(1)            to the payment of the amounts referred to in clauses (1) through (5) of Section 11.1(a)(i) in the same order of priority specified therein, without giving effect to any limitations on amounts payable set forth therein, but only to the extent not paid in full thereunder;

(2)            during the Reinvestment Period and for so long as the Note Protection Tests are satisfied, so long as the Issuer is permitted to purchase Reinvestment Collateral Interests under Section 12.2, at the direction of the Collateral Manager, the amount designated by the Collateral Manager during the related Interest Accrual Period to be held for reinvestment in Reinvestment Collateral Interests or for payment of the purchase price of Reinvestment Collateral Interests (it being understood that the Collateral Manager shall be deemed to have directed the reinvestment of all Principal Proceeds until such time as it has provided the Note Administrator with a notice to the contrary);

(3)            to the payment of principal of the Class A Notes until the Class A Notes have been paid in full;

(4)            to the payment of the Class A-S Interest Distribution Amount, plus, any Class A-S Defaulted Interest Amount, to the extent not paid pursuant to clause (6) of Section 11.1(a)(i);

(5)            to the payment of principal of the Class A-S Notes until the Class A-S Notes have been paid in full;

(6)            to the payment of the Class B Interest Distribution Amount, plus, any Class B Defaulted Interest Amount, to the extent not paid pursuant to clause (7) of Section 11.1(a)(i);

(7)            to the payment of principal of the Class B Notes until the Class B Notes have been paid in full;

(8)            to the payment of the Class C Interest Distribution Amount, plus, any Class C Defaulted Interest Amount, to the extent not paid pursuant to clause (8) of Section 11.1(a)(i);

(9)            to the payment of principal of the Class C Notes until the Class C Notes have been paid in full;

(10)            to the payment of the Class D Interest Distribution Amount, plus, any Class D Defaulted Interest Amount, to the extent not paid pursuant to clause (9) of Section 11.1(a)(i);

(11)            to the payment of principal of the Class D Notes until the Class D Notes have been paid in full;

(12)            to the payment of the Class E Interest Distribution Amount, plus, any Class E Defaulted Interest Amount, to the extent not paid pursuant to clause (10) of Section 11.1(a)(i);

(13)            to the payment of principal of the Class E Notes until the Class E Notes have been paid in full;

(14)            to the payment of the Class F Interest Distribution Amount, plus, any Class F Defaulted Interest Amount, to the extent not paid pursuant to clause (12) of Section 11.1(a)(i);

(15)            to the payment of principal of the Class F Notes (including any Class F Deferred Interest) until the Class F Notes have been paid in full;

(16)            to the payment of the Class G Interest Distribution Amount, plus, any Class G Defaulted Interest Amount, to the extent not paid pursuant to clause (14) of Section 11.1(a)(i);

(17)            to the payment of principal of the Class G Notes (including any Class G Deferred Interest) until the Class G Notes have been paid in full; and

(18)            any remaining Principal Proceeds to be paid to Holders of the Class H Notes.

The Collateral Manager may request that the Servicer remit Principal Proceeds to the Note Administrator for deposit into the Reinvestment Account prior to a Payment Date upon certification by the Collateral Manager that (i) the Note Protection Tests were satisfied as of the immediately preceding Payment Date and (ii) the Collateral Manager reasonably expects the Note Protection Tests to be satisfied on the immediately succeeding Payment Date, and Principal Proceeds available for distribution in accordance with Section 11(a)(ii) will be reduced accordingly.

(iii)            Redemption Dates and Payment Dates During Events of Default. On any Redemption Date, the Stated Maturity Date or a Payment Date following an acceleration of the Notes due to the occurrence and continuation of an Event of Default, Interest Proceeds and Principal Proceeds with respect to the related Due Period will be distributed in the following order of priority:

(1)            to the payment of the amounts referred to in clauses (1) through (4) of Section 11.1(a)(i) in the same order of priority specified therein, but without giving effect to any limitations on amounts payable set forth therein;

(2)            to the payment of any out-of-pocket fees and expenses of the Issuer, the Note Administrator, the Custodian and the Trustee (including legal fees and expenses) incurred in connection with an acceleration of the Notes following an Event of Default, including in connection with sale and liquidation of any of the Collateral in connection therewith, to the extent not previously paid or withheld;

(3)            to the payment of the Class A Interest Distribution Amount, plus, any Class A Defaulted Interest Amount;

(4)            to the payment in full of principal of the Class A Notes;

(5)            to the payment of the Class A-S Interest Distribution Amount, plus, any Class A-S Defaulted Interest Amount;

(6)            to the payment in full of principal of the Class A-S Notes;

(7)            to the payment of the Class B Interest Distribution Amount, plus, any Class B Defaulted Interest Amount;

(8)            to the payment in full of principal of the Class B Notes;

(9)            to the payment of the Class C Interest Distribution Amount, plus, any Class C Defaulted Interest Amount;

(10)            to the payment in full of principal of the Class C Notes;

(11)            to the payment of the Class D Interest Distribution Amount, plus, any Class D Defaulted Interest Amount;

(12)            to the payment in full of principal of the Class D Notes;

(13)            to the payment of the Class E Interest Distribution Amount, plus, any Class E Defaulted Interest Amount;

(14)            to the payment in full of principal of the Class E Notes;

(15)            to the payment of the Class F Interest Distribution Amount, plus, any Class F Defaulted Interest Amount;

(16)            to the payment in full of principal of the Class F Notes (including any Class F Deferred Interest);

(17)            to the payment of the Class G Interest Distribution Amount, plus, any Class G Defaulted Interest Amount;

(18)            to the payment in full of principal of the Class G Notes (including any Class G Deferred Interest); and

(19)            any remaining Interest Proceeds and Principal Proceeds to be paid to the Holders of the Class H Notes.

(b)            On or before the Business Day prior to each Payment Date, the Issuer shall, pursuant to Section 10.3, remit or cause to be remitted to the Note Administrator for deposit in the Payment Account an amount of Cash sufficient to pay the amounts described in Section 11.1(a) required to be paid on such Payment Date.

(c)            If on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period are insufficient to make the full amount of the disbursements required by any clause of Section 11.1(a)(i), Section 11.1(a)(ii) or Section 11.1(a)(iii), such payments will be made to Noteholders of each applicable Class, as to each such clause, ratably in accordance with the respective amounts of such disbursements then due and payable to the extent funds are available therefor.

(d)            In connection with any required payment by the Issuer to the Servicer or the Special Servicer pursuant to the Servicing Agreement of any amount scheduled to be paid from time to time between Payment Dates from amounts received with respect to the Collateral Interests, the Servicer or the Special Servicer, as applicable, shall be entitled to retain or withdraw such amounts from the Collection Account and the Participated Loan Collection Account pursuant to the terms of the Servicing Agreement.

Section 11.2     Securities Accounts. All amounts held by, or deposited with the Note Administrator in the Reinvestment Account, the Custodial Account and the Expense Reserve Account pursuant to the provisions of this Indenture shall be invested in Eligible Investments as directed in writing by the Collateral Manager on behalf of the Issuer and credited to the Reinvestment Account, the Custodial Account or the Expense Reserve Account, as the case may be. Absent such direction, funds in the foregoing accounts shall be held uninvested. All amounts held by or deposited with the Note Administrator in the Payment Account shall be held uninvested. Any amounts not invested in Eligible Investments as herein provided, shall be credited to one or more securities accounts that shall at all times be an Eligible Account and shall be established and maintained pursuant to the Securities Account Control Agreement at the Securities Intermediary, or at another financial institution that agrees to act as a securities intermediary on behalf of the Note Administrator on behalf of the Secured Parties pursuant to an account control agreement in form and substance similar to the Securities Account Control Agreement.

ARTICLE XII

SALE OF COLLATERAL INTERESTS; REINVESTMENT COLLATERAL INTERESTS;
FUTURE FUNDING ESTIMATES

Section 12.1     Sales of Collateral Interests. (a) Except as otherwise expressly permitted or required by this Indenture, the Issuer shall not sell or otherwise dispose of any Collateral Interest. The Collateral Manager, acting pursuant to the Collateral Management Agreement may direct the Issuer in writing to sell at any time:

(i)            any Defaulted Collateral Interest;

(ii)            any Credit Risk Collateral Interest unless (x) either of the Note Protection Tests were not satisfied as of the immediately preceding Determination Date and have not been cured as of the proposed sale date (or would not be cured as a result of such sale) or (y) the Trustee, upon written direction of a majority of the Controlling Class, has provided written notice to the Collateral Manager that no further sales of Credit Risk Collateral Interests shall be permitted;

(iii)            any Reinvestment Collateral Interest or Exchange Collateral Interest acquired in violation of the Eligibility Criteria or the Acquisition Criteria, as applicable; and

(iv)            any Buy/Sell Interest.

For purposes of this Section 12.1, a loan will be considered a Defaulted Loan even if the 90 day period provided in the definition thereof has not expired.

The Trustee shall sell any Collateral Interest in any sale permitted pursuant to this Section 12.1(a), as directed by the Collateral Manager. Promptly after any sale pursuant to this Section 12.1(a), the Collateral Manager shall notify the 17g-5 Information Provider of the Collateral Interest sold and the sale price and shall provide such other information relating to such sale as may be reasonably requested by the Rating Agencies.

The Issuer shall not sell or otherwise dispose of any Collateral Interest for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

In connection with the sale of a Credit Risk Collateral Interest or a Defaulted Collateral Interest pursuant to this Section 12.1(a), the Collateral Manager may also cause the Issuer to create one or more participation interests in such Defaulted Collateral Interest or Credit Risk Collateral Interest and direct the Trustee to sell one or more of such participation interests.

(b)            In addition, with respect to any Defaulted Collateral Interest or Credit Risk Collateral Interest permitted to be sold pursuant to Section 12.1(a), such Defaulted Collateral Interest or Credit Risk Collateral Interest may be sold by the Issuer at the direction of the Collateral Manager:

(i)            to an entity, other than the Collateral Manager or an affiliate; or

(ii)            to the Collateral Manager or an affiliate of or entity managed by the Collateral Manager that is purchasing such Defaulted Collateral Interest or Credit Risk Collateral Interest from the Issuer for a cash purchase price that is (x) with respect to any Defaulted Collateral Interest, equal to or greater than the Par Purchase Price and (y) with respect to any Credit Risk Collateral Interest:

(A)            until the Disposition Limitation Threshold has been met, equal to or greater than the Par Purchase Price; and

(B)            after the Disposition Limitation Threshold has been met, following disclosure to, and approval by, the Advisory Committee in accordance with the Collateral Management Agreement, equal to the greater of (A) the Par Purchase Price and (B) the fair market value thereof (any purchase described in this clause (ii), a “Credit Risk/Defaulted Collateral Interest Cash Purchase”).

(c)            If the Collateral Manager directs the sale of a Collateral Interest acquired in violation of the Eligibility Criteria or the Acquisition Criteria, the Issuer may sell such Collateral Interest to the Collateral Manager or an Affiliate of, or entity managed by, the Collateral Manager for a cash purchase price that is at least equal to the Principal Balance thereof plus all accrued and unpaid interest thereon. If the Collateral Manager does not promptly direct the sale of a Collateral Interest that is determined to have been acquired in violation of the Eligibility Criteria or the Acquisition Criteria, the Issuer will be required to satisfy the Rating Agency Condition with respect to Fitch with respect to such Collateral Interest within 60 days after such date of determination. Except with respect to any Collateral Interest that is determined to have been acquired in violation of clauses (i), (iii), (iv), (viii), (xv), (xvii) or (xix)-(xxxiii) of the Eligibility Criteria, if the Issuer satisfies the Rating Agency Condition with respect to Fitch with respect to such Collateral Interest within such time period, the Issuer may retain such Collateral Interest. If either (i) the Collateral Interest was acquired in violation of such clauses of the Eligibility Criteria, or (ii) the Issuer does not satisfy the Rating Agency Condition with respect to such Collateral Interest within such time period, the Issuer will be required to promptly sell such Collateral Interest to the Collateral Manager or an Affiliate of, or entity managed by, the Collateral Manager for a cash purchase price that is at least equal to the Principal Balance thereof plus all accrued and unpaid interest thereon.

(d)            Notwithstanding anything herein to the contrary, in the event that a “buy/sell” arrangement has been initiated with respect to a Buy/Sell Interest and the Collateral Manager determines in accordance with the Collateral Management Standard and other applicable provisions of the Collateral Management Agreement that the sale of any such Collateral Interest is in the best interest of the Noteholders, the Collateral Manager may, on behalf of the Issuer, direct the Trustee to sell such Collateral Interest in accordance with the terms of the related Loan Documents. To the extent the Collateral Manager deems necessary or advisable in accordance with the Collateral Management Standard, the Issuer may, at the direction of the Collateral Manager (but only upon disclosure to, and with the prior consent of, the Advisory Committee), assign its right to purchase under a “buy/sell” arrangement in respect of a Collateral Interest to the Majority Class H Noteholder or any Affiliate thereof.

(e)            For so long as the Acquisition Criteria are satisfied, a Defaulted Collateral Interest, Credit Risk Collateral Interest or Collateral Interest with respect to which a Material Breach or a Material Document Defect exists may be disposed of at any time, following disclosure to, and approval by, the Advisory Committee, by the Collateral Manager directing the Issuer to exchange such Collateral Interest for (1) a Collateral Interest owned by the Collateral Manager or an Affiliate of, or entity managed by, the Collateral Manager (or in the case of any exchange resulting from a Material Breach or Material Document Defect, the Seller) that satisfies the Eligibility Criteria (such Collateral Interest, an “Exchange Collateral Interest”) or (2) a combination of an Exchange Collateral Interest and Cash; provided that:

(i)            with respect to any Defaulted Collateral Interest, the sum of (1) the Principal Balance of such Exchange Collateral Interest plus all accrued and unpaid interest thereon plus (2) the Cash amount (if any) to be paid to the Issuer by the Collateral Manager or an Affiliate of, or entity managed by, the Collateral Manager, in connection with such exchange, is equal to or greater than the Par Purchase Price of the Defaulted Collateral Interest sought to be exchanged;

(ii)            with respect to any Credit Risk Collateral Interest:

(A)            until the Disposition Limitation Threshold has been met, the sum of (A) the Principal Balance of such Exchange Collateral Interest plus all accrued and unpaid interest thereon plus (B) the Cash amount (if any) to be paid to the Issuer by the Collateral Manager or an affiliate of, or entity managed by, the Collateral Manager in connection with such exchange is equal to or greater than the Par Purchase Price of the Credit Risk Collateral Interest sought to be exchanged; and

(B)            after the Disposition Limitation Threshold has been met, following disclosure to, and approval by, the Advisory Committee (as described in the Collateral Management Agreement), the sum of (A) the Principal Balance of such Exchange Collateral Interest plus all accrued and unpaid interest thereon plus (B) the Cash amount (if any) to be paid to the Issuer by the Collateral Manager or an affiliate of, or entity managed by, the Collateral Manager in connection with such exchange is equal to or greater than the greater of (x) the Par Purchase Price of the Credit Risk Collateral Interest sought to be exchanged and (y) the fair market value of such Credit Risk Collateral Interest; and

(iii)            with respect to any Collateral Interest with respect to which a Material Breach or a Material Document Defect exists, the sum of (1) the Par Purchase Price of such Exchange Collateral Interest plus (2) the cash amount (if any) to be paid to the Issuer in connection with such exchange, is equal to or greater than the Repurchase Price.

(f)            In addition to the above, the Majority of the Class H Noteholders shall have the assignable right to purchase (i) any Defaulted Collateral Interest for a purchase price equal to the Par Purchase Price and (ii) any Credit Risk Collateral Interest for a purchase price equal to, (x) until the Disposition Limitation Threshold has been met, the Par Purchase Price, and (y) after the Disposition Limitation Threshold has been met, following disclosure to, and approval by, the Advisory Committee, the greater of (1) the Par Purchase Price and (2) the fair market value thereof. The foregoing Collateral Interest purchase rights of the Majority Class H Noteholder shall supersede any determination of the Collateral Manager to sell or exchange such Collateral Interests.

(g)            In the event that any Notes remain Outstanding as of the Payment Date occurring six months prior to the Stated Maturity Date of the Notes, the Collateral Manager shall determine whether the proceeds expected to be received on the Collateral Interests prior to the Stated Maturity Date of the Notes will be sufficient to pay in full the principal amount of (and accrued interest on) the Notes on the Stated Maturity Date. If the Collateral Manager determines, in its sole discretion, that such proceeds will not be sufficient to pay the outstanding principal amount of and accrued interest on the Notes on the Stated Maturity Date of the Notes, the Issuer will, at the direction of the Collateral Manager, be obligated to liquidate the portion of Collateral Interests sufficient to pay the remaining principal amount of and interest on the Notes on or before the Stated Maturity Date. The Collateral Interests to be liquidated by the Issuer will be selected by the Collateral Manager.

(h)            Notwithstanding anything herein to the contrary, the Collateral Manager on behalf of the Issuer shall be permitted to sell to a Permitted Subsidiary any defaulted loan, REO Property or Sensitive Asset for consideration consisting of equity interests in such Permitted Subsidiary (or an increase in the value of equity interests already owned).

(i)            Under no circumstances shall the Trustee in its individual capacity be required to acquire any Collateral Interests or any property related thereto.

(j)            Any Collateral Interest sold pursuant to this Section 12.1 shall be released from the lien of this Indenture.

Section 12.2     Reinvestment Collateral Interests. (a) Except as provided in Section 12.3(c), during the Reinvestment Period, for so long as the Acquisition Criteria are satisfied, amounts (or Eligible Investments) credited to the Reinvestment Account may, but are not required to, be reinvested in Reinvestment Collateral Interests (which shall be, and hereby are upon acquisition by the Issuer, Granted to the Trustee pursuant to the Granting Clause of this Indenture), that satisfy the Eligibility Criteria, as evidenced by an Officer’s Certificate of the Collateral Manager on behalf of the Issuer delivered to the Trustee, delivered as of the date of the commitment to purchase such Collateral Interests.

(b)            Notwithstanding the foregoing provisions, (i) Cash on deposit in the Reinvestment Account may be invested in Eligible Investments pending investment in Reinvestment Collateral Interests and (ii) if an Event of Default shall have occurred and be continuing, no Reinvestment Collateral Interest may be acquired unless it was the subject of a commitment entered into by the Issuer prior to the occurrence of such Event of Default.

(c)            Notwithstanding the foregoing provisions, the Holders of the Class H Notes may contribute additional Cash, Eligible Investments and/or Collateral Interests to the Issuer so long as, in the case of Collateral Interests, any such Collateral Interests satisfy the Eligibility Criteria and the Acquisition and Disposition Requirements at the time of such contribution, including, but not limited to, for purposes of effecting any cure rights reserved for the holder of the Participations, pursuant to and in accordance with the terms of the related Participation Agreement. Cash or Eligible Investments contributed to the Issuer by LMNT Holder during the Reinvestment Period shall be credited to the Reinvestment Account (unless LMNT Holder directs otherwise) and may be reinvested by the Issuer in Reinvestment Collateral Interests so long as the Acquisition Criteria are satisfied.

Section 12.3     Conditions Applicable to all Transactions Involving Sale or Grant. (a) Any transaction effected after the Closing Date under this Article 12 or Section 10.9 shall be conducted in accordance with the requirements of the Collateral Management Agreement; provided that (1) the Collateral Manager shall not direct the Trustee to acquire any Collateral Interest for inclusion in the Collateral from the Collateral Manager or any of its Affiliates as principal or to sell any Collateral Interest from the Collateral to the Collateral Manager or any of its Affiliates as principal unless the transaction is effected in accordance with the Collateral Management Agreement and (2) the Collateral Manager shall not direct the Trustee to acquire any Collateral Interest for inclusion in the Collateral from any account or portfolio for which the Collateral Manager serves as investment adviser or direct the Trustee to sell any Collateral Interest to any account or portfolio for which the Collateral Manager serves as investment adviser unless such transactions comply with the Collateral Management Agreement and Section 206(3) of the Advisers Act. The Trustee shall have no responsibility to oversee compliance with this clause by the other parties.

(b)            Upon any Grant pursuant to this Article 12, all of the Issuer’s right, title and interest to the Collateral Interest or Notes shall be Granted to the Trustee pursuant to this Indenture, such Collateral Interest or Notes shall be registered in the name of the Issuer, and, if applicable, the Custodian shall receive such Pledged Collateral Interest or Notes. The Trustee and the Note Administrator also shall receive, not later than the date of delivery of any Collateral Interest delivered after the Closing Date, an Officer’s Certificate of the Collateral Manager certifying that, as of the date of such Grant, such Grant complies with the applicable conditions of and is permitted by this Article 12 (and setting forth, to the extent appropriate, calculations in reasonable detail necessary to determine such compliance).

(c)            Notwithstanding anything contained in this Article 12 to the contrary, the Issuer shall, subject to this Section 12.3(c), have the right to effect any transaction which has been consented to by the Holders of Notes evidencing 100% of the Aggregate Outstanding Amount of each and every Class of Notes.

Section 12.4     Modifications to Note Protection Tests. In the event that any Rating Agency modifies the definitions or calculations relating to either of the Note Protection Tests (each, a “Rating Agency Test Modification”), in any case in order to correspond with published changes in the guidelines, methodology or standards established by such Rating Agency, the Issuer may, but is under no obligation solely as a result of this Section 12.4 to, incorporate corresponding changes into this Indenture by an amendment or supplement hereto without the consent of the Holders of the Notes (except as provided below) (but with written notice to the Noteholders) if (x) in the case of a modification of a Note Protection Test, the Rating Agency Condition is satisfied with respect to each Rating Agency then rating any Class of Notes and (y) written notice of such modification is delivered by the Collateral Manager to the Trustee and the Holders of the Notes (which notice may be included in the next regularly scheduled report to Noteholders). Any such Rating Agency Test Modification shall be effected without execution of a supplemental indenture; provided, however, that such amendment shall be (i) evidenced by a written instrument executed and delivered by each of the Issuer and the Collateral Manager and delivered to the Trustee, and (ii) accompanied by delivery by the Issuer to the Trustee of an Officer’s Certificate of the Issuer (or the Collateral Manager on behalf of the Issuer) certifying that such amendment has been made pursuant to and in compliance with this Section 12.4.

Section 12.5     Future Funding Agreement. (a)  The Note Administrator and the Trustee, on behalf of the Noteholders, are hereby directed by the Issuer to (i) enter into the Future Funding Agreement and the Future Funding Reserve Account Control Agreement, pursuant to which LCMT will agree to pledge certain collateral described therein, and such funds will be available to satisfy the obligations of Lument Structured Finance, LLC, LCMT and their respective Affiliates, to fund future advances under the Participation Agreements and (ii) administer the rights of the Note Administrator and the secured party, as applicable, under the Future Funding Agreement and the Future Funding Reserve Account Control Agreement. In the event an Access Termination Notice (as defined in the Future Funding Agreement) has been sent by the Note Administrator to the related account bank and for so long as such Access Termination Notice is not withdrawn by the Note Administrator, the Note Administrator shall direct the use of funds on deposit in the Future Funding Reserve Account in accordance with written instructions delivered pursuant to the terms of the Future Funding Agreement. Neither the Trustee nor the Note Administrator shall have any obligation to ensure that the Seller is depositing or causing to be deposited all amounts into the Future Funding Reserve Account that are required to be deposited therein pursuant to the Future Funding Agreement.

(b)            The 17g-5 Information Provider shall promptly post to the 17g-5 Website pursuant to Section 14.12(d) of this Indenture, any certification with respect to the Future Funding Indemnitor that is delivered to it in accordance with the Future Funding Agreement.

ARTICLE XIII

NOTEHOLDERS’ RELATIONS

Section 13.1     Subordination. (a)  Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class A Notes, that the rights of the Holders of the Class A-S Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class A Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class A Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class A Notes consent, other than in Cash, before any further payment or distribution is made on account of any other Class of Notes, to the extent and in the manner provided in Section 11.1(a)(iii).

(b)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class A-S Notes, that the rights of the Holders of the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class A-S Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class A-S Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class A-S Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(c)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class B Notes, that the rights of the Holders of the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class B Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class B Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class B Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(d)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class C Notes, that the rights of the Holders of the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class C Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class C Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class C Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(e)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class D Notes, that the rights of the Holders of the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class D Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class D Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class D Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(f)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class E Notes, that the rights of the Holders of the Class F Notes, the Class G Notes and the Class H Notes shall be subordinate and junior to the Class E Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class E Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class E Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(g)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class F Notes, that the rights of the Holders of the Class G Notes and the Class H Notes shall be subordinate and junior to the Class F Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class F Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class F Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class G Notes and the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii).

(h)            Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer and the Holders agree, for the benefit of the Holders of the Class G Notes, that the rights of the Holders of the Class H Notes shall be subordinate and junior to the Class G Notes to the extent and in the manner set forth in Article 11 of this Indenture; provided that on each Redemption Date and each Payment Date as a result of the occurrence and continuation of the acceleration of the Notes following the occurrence of an Event of Default, all accrued and unpaid interest on and outstanding principal on the Class G Notes shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class G Notes consent, other than in Cash, before any further payment or distribution is made on account of any of the Class H Notes to the extent and in the manner provided in Section 11.1(a)(iii)

(i)            In the event that notwithstanding the provisions of this Indenture, any Holders of any Class of Notes shall have received any payment or distribution in respect of such Class contrary to the provisions of this Indenture, then, unless and until all accrued and unpaid interest on and outstanding principal of all more senior Classes of Notes have been paid in full in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Note Administrator, which shall pay and deliver the same to the Holders of the more senior Classes of Notes in accordance with this Indenture.

(j)            Each Holder of any Class of Notes agrees with the Note Administrator on behalf of the Secured Parties that such Holder shall not demand, accept, or receive any payment or distribution in respect of such Notes in violation of the provisions of this Indenture including Section 11.1(a) and this Section 13.1; provided, however, that after all accrued and unpaid interest on, and principal of, each Class of Notes senior to such Class have been paid in full, the Holders of such Class of Notes shall be fully subrogated to the rights of the Holders of each Class of Notes senior thereto. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of such Class of Notes any amounts due and payable hereunder.

(k)            The Holders of each Class of Notes are deemed to agree, for the benefit of all Holders of the Notes, not to institute against, or join any other person in instituting against, the Issuer or any Permitted Subsidiary, any petition for bankruptcy, reorganization, arrangement, insolvency, winding up, moratorium, liquidation or similar proceedings under the laws of any jurisdiction before one year and one day or, if longer, the applicable preference period then in effect and one day, have elapsed since the final payments to the Holders of the Notes.

Section 13.2     Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Noteholder under this Indenture, a Noteholder or Noteholders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Noteholder, the Issuer, or any other Person, except for any liability to which such Noteholder may be subject to the extent the same results from such Noteholder’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1     Form of Documents Delivered to the Trustee and Note Administrator. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer of the Issuer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Collateral Manager or such other Person, unless such Authorized Officer of the Issuer or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel also may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer, or the Servicer on behalf of the Issuer, certifying as to the factual matters that form a basis for such Opinion of Counsel and stating that the information with respect to such matters is in the possession of the Issuer or the Collateral Manager on behalf of the Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee or the Note Administrator at the request or direction of the Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Issuer’s rights to make such request or direction, the Trustee or the Note Administrator shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(g).

Section 14.2     Acts of Noteholders. (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and the Note Administrator, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Note Administrator and the Issuer, if made in the manner provided in this Section 14.2.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee or the Note Administrator deems sufficient.

(c)            The principal amount and registered numbers of Notes held by any Person, and the date of his holding the same, shall be proved by the Notes Register. Notwithstanding the foregoing, the Trustee and Note Administrator may conclusively rely on an Investor Certification to determine ownership of any Notes.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Noteholder shall bind such Noteholder (and any transferee thereof) of such Note and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Note Administrator or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Section 14.3     Notices, etc., to the Trustee, the Note Administrator, the Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Placement Agents, the Collateral Manager and the Rating Agencies. Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a)            the Trustee, addressed to it at Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee – LMNT 2025-FL3, Facsimile number: (302) 636-6196, with a copy by email to: cmbstrustee@wilmingtontrust.com, or at any other address previously furnished in writing to the parties hereto and the Servicing Agreement, and to the Noteholders;

(b)            the Note Administrator, addressed to it at Computershare Trust Company, National Association, Computershare Corporate Trust, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Computershare Corporate Trust – LMNT 2025-FL3, with a copy by email to: trustadministrationgroup@computershare.com and CCTCREBondAdmin@computershare.com, and with respect to any certification sent in connection with the EU/UK Reporting Administration Agreement, to CCTEURRCompliance@computershare.com, or at any other address previously furnished in writing to the parties hereto and the Servicing Agreement, and to the Noteholders;

(c)            the Issuer, addressed to it at LMNT CRE 2025-FL3, LLC, c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, Attention: Donald J. Puglisi, facsimile number: (302) 738-7210, with a copy to: c/o Lument Investment Management, 10 W. Broad Street, 8th Floor, Columbus, Ohio 43215, Attention: General Counsel, email: generalcounsel@lument.com, and with a copy to Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, Attention: Jeffrey Rotblat, email: Jeffrey.rotblat@cwt.com, or at any other address previously furnished in writing to the Trustee and the Note Administrator by the Issuer, with a copy to the Special Servicer;

(d)            the Advancing Agent, addressed to it at Lument Commercial Mortgage Trust, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: Greg Calvert, with a copy to: c/o Lument Investment Management, 10 W. Broad Street, 8th Floor, Columbus, Ohio 43215 Attention: General Counsel, email: generalcounsel@lument.com, with copies to Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, Attention: Jeffrey Rotblat, email: Jeffrey.rotblat@cwt.com, or at any other address previously furnished in writing to the Trustee, the Note Administrator and the Issuer, with a copy to the Special Servicer at its address set forth below;

(e)            the Servicer and the Special Servicer, addressed to it at Lument Real Estate Capital, LLC, 700 N. Pearl Street, Suite N1500, Dallas, Texas 75201, with a copy to 10 W. Broad Street, 8th Floor, Columbus, Ohio 43215, Attention: General Counsel, email: generalcounsel@lument.com or at any other address previously furnished in writing to the Issuer, the Note Administrator and the Trustee;

(f)            if to the Collateral Manager, addressed to it at Lument Investment Management, LLC, c/o Lument Commercial Mortgage Trust, 230 Park Avenue, 20th Floor, New York, NY 10169 Attention: Greg Calvert, with a copy to: c/o Lument Investment Management, 10 W. Broad Street, 8th Floor, Columbus, Ohio 43215, Attention: General Counsel, email: generalcounsel@lument.com, or at any other address previously furnished in writing to the Trustee, the Note Administrator and the Issuer;

(g)            the Rating Agencies, addressed to them at (i) Fitch Investors Service, Inc., 300 West 57th Street, New York, New York 10019, Attention: Commercial Mortgage Surveillance Group, (or by electronic mail at info.cmbs@fitchratings.com) and (ii) Kroll Bond Rating Agency, Inc., 805 Third Avenue, New York, New York 10022, Attention: CMBS Surveillance (or by electronic mail at cmbssurveillance@kbra.com), or such other address that any Rating Agency shall designate in the future; provided that any request, demand, authorization, direction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with the Rating Agencies (“17g-5 Information”) shall be given in accordance with, and subject to, the provisions of Section 14.12 hereof;

(h)            JPMS, as a Placement Agent, addressed to J.P. Morgan Securities LLC, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention: SPG Syndicate, email: ABS_Synd@jpmorgan.com, with a copy to: SPG Legal, 4 New York Plaza, Floor 21, New York, New York 10004-2413, email: US_CMBS_Notice@jpmorgan.com, or at any other address furnished in writing to the Issuer, the Note Administrator and the Trustee;

(i)            Citizens Capital Markets, as a Placement Agent, addressed to Citizens JMP Securities, LLC, 101 California Street, Suite 1700, San Francisco, California 94111, Attention: Kevin Kelly, email: Kevin.Kelly@citizensbank.com, or at any other address furnished in writing to the Issuer, the Note Administrator and the Trustee; and

(j)            the EU/UK Reporting Administrator, shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid hand delivered, sent by overnight courier service or by facsimile in legible form to Situs Real LLC, 150 East 52nd Street, Suite 4002, New York, New York 10022, with a copy via email to: parkerumsted@situsamc.com and legal@situs.com.

Section 14.4     Notices to Noteholders; Waiver. Except as otherwise expressly provided herein, where this Indenture or the Servicing Agreement provides for notice to Holders of Notes of any event,

(a)            such notice shall be sufficiently given to Holders of Notes if in writing and mailed, first class postage prepaid, to each Holder of a Note affected by such event, at the address of such Holder as it appears in the Notes Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice; and

(b)            such notice shall be in the English language.

The Note Administrator shall deliver to the Holders of the Notes any information or notice in its possession, requested to be so delivered by at least 25% of the Holders of any Class of Notes.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder of a Note shall affect the sufficiency of such notice with respect to other Holders of Notes. In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to give such notice by mail, then such notification to Holders of Notes shall be made with the approval of the Note Administrator and shall constitute sufficient notification to such Holders of Notes for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee and with the Note Administrator, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In the event that, by reason of the suspension of the regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee and the Note Administrator shall be deemed to be a sufficient giving of such notice.

Section 14.5     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6     Successors and Assigns. All covenants and agreements in this Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

Section 14.7     Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.8     Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than (i) the parties hereto and their successors hereunder and (ii) the Servicer, the Special Servicer, the Collateral Manager, the EU/UK Reporting Administrator and the Noteholders (each of whom shall be an express third party beneficiary hereunder), any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9     Governing Law; Waiver of Jury Trial. THIS INDENTURE AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.10     Submission to Jurisdiction. The Issuer hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Issuer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Issuer hereby irrevocably waives, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Issuer irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of the Issuer’s agent set forth in Section 7.2. The Issuer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.11     Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. The Trustee and Note Administrator shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 14.12     17g-5 Information. (a)  The Issuer shall comply with their obligations under Rule 17g-5 promulgated under the Exchange Act (“Rule 17g-5”), by their or their agent’s posting on the 17g-5 Website, no later than the time such information is provided to the Rating Agencies, all information that the Issuer or other parties on its behalf, including the Trustee, the Note Administrator, the Servicer and the Special Servicer, provide to the Rating Agencies for the purposes of determining the initial credit rating of the Notes or undertaking credit rating surveillance of the Notes (the “17g-5 Information”); provided that no party other than the Issuer, the Trustee, the Note Administrator, the Servicer or the Special Servicer may provide information to the Rating Agencies on the Issuer’s behalf without the prior written consent of the Special Servicer. At all times while any Notes are rated by any Rating Agency or any other NRSRO, the Issuer shall engage a third party to post 17g-5 Information to the 17g-5 Website. The Issuer hereby engages the Note Administrator (in such capacity, the “17g-5 Information Provider”), to post 17g-5 Information it receives from the Issuer, the Trustee, the Note Administrator, the Servicer or the Special Servicer to the 17g-5 Website in accordance with this Section 14.12, and the Note Administrator hereby accepts such engagement.

(b)            Any information required to be delivered to the 17g-5 Information Provider by any party under this Indenture or the Servicing Agreement shall be delivered to it via electronic mail at 17g5informationprovider@computershare.com, specifically with a subject reference of “LMNT 2025-FL3, LLC” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(c)            The 17g-5 Information Provider shall make available, solely to NRSROs, the following items to the extent such items are delivered to it via email at 17g5informationprovider@computershare.com, specifically with a subject reference of “17g-5 – LMNT CRE 2025-FL3, LLC” and an identification of the type of information being provided in the body of the email, or via any alternate email address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial; provided that such information is not locked or corrupted and is otherwise received in a readable and uploadable format:

(i)            any statements as to compliance and related Officer’s Certificates delivered under Section 7.9;

(ii)            any information requested by the Issuer or the Rating Agencies (it being understood the 17g-5 Information Provider shall not disclose on the Note Administrator’s Website which Rating Agencies requested such information as provided in Section 14.12);

(iii)            any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without satisfaction of the Rating Agency Condition;

(iv)           any requests for satisfaction of the Rating Agency Condition that are delivered to the 17g-5 Information Provider pursuant to Section 14.13;

(v)            any summary of oral communications with the Rating Agencies that are delivered to the 17g-5 Information Provider pursuant to Section 14.12(c); provided that the summary of such oral communications shall not disclose which Rating Agencies the communication was with;

(vi)           any amendment or proposed supplemental indenture to this Indenture pursuant to Section 8.3; and

(vii)          the “Rating Agency Q&A Forum and Servicer Document Request Tool” pursuant to Section 10.13(d).

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Website or such other website as the Issuer may notify the parties hereto in writing.

(d)            Information shall be posted on the same Business Day of receipt; provided that such information is received by 12:00 p.m. (Eastern Time) or, if received after 12:00 p.m., on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the website. The 17g-5 Information Provider (and the Trustee) has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Website to the extent such information was not produced by it. Access will be provided by the 17g-5 Information Provider to NRSROs upon receipt of an NRSRO Certification in the form of Exhibit O hereto (which certification may be submitted electronically via the 17g-5 Website).

(e)            Upon request of the Issuer or a Rating Agency, the 17g-5 Information Provider shall post on the 17g-5 Website any additional information requested by the Issuer or such Rating Agency to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 14.12. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Website the Rating Agency or NRSRO that requested such additional information.

(f)            The 17g-5 Information Provider shall provide a mechanism to notify each Person that has signed-up for access to the 17g-5 Website in respect of the transaction governed by this Indenture each time an additional document is posted to the 17g-5 Website.

(g)            Any other information required to be delivered to the Rating Agencies pursuant to this Indenture shall be furnished to the Rating Agencies only after the earlier of (x) receipt of confirmation (which may be by email) from the 17g-5 Information Provider that such information has been posted to the 17g-5 Website and (y) two (2) Business Days after such information has been delivered to the 17g-5 Information Provider in accordance with this Section 14.12.

(h)            Notwithstanding anything to the contrary in this Indenture, a breach of this Section 14.12 shall not constitute a Default or Event of Default.

(i)            If any of the parties to this Indenture receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services such party may have provided with respect to the Collateral Interests (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Website. The 17g-5 Information Provider shall post on the 17g-5 Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Indenture, promptly upon receipt thereof.

Section 14.13     Rating Agency Condition. Any request for satisfaction of the Rating Agency Condition made by a Requesting Party pursuant to this Indenture, shall be made in writing, which writing shall contain a cover page indicating the nature of the request for satisfaction of the Rating Agency Condition, and shall contain all back-up material necessary for the Rating Agencies to process such request. Such written request for satisfaction of the Rating Agency Condition shall be provided in electronic format to the 17g-5 Information Provider in accordance with Section 14.12 hereof and after receiving actual knowledge of such posting (which may be in the form of an automatic email notification of posting delivered by the 17g-5 Website to such party), the Requesting Party shall send the request for satisfaction of such Rating Agency Condition to the Rating Agencies in accordance with the instructions for notices set forth in Section 14.3 hereof.

Section 14.14     Patriot Act Compliance. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Trustee and Note Administrator may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee or Note Administrator, as the case may be. Accordingly, each of the parties agrees to provide to the Trustee and the Note Administrator, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee and the Note Administrator, as applicable, to comply with Applicable Law.

ARTICLE XV

ASSIGNMENT OF THE COLLATERAL INTEREST PURCHASE AGREEMENTS

Section 15.1     Assignment of Collateral Interest Purchase Agreement. (a)  The Issuer, in furtherance of the covenants of this Indenture and as security for the Secured Notes and amounts payable to the Secured Parties hereunder and the performance and observance of the provisions hereof, hereby collaterally assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Noteholders (and to be exercised on behalf of the Issuer by persons responsible therefor pursuant to this Indenture and the Servicing Agreement), all of the Issuer’s estate, right, title and interest in, to and under the Collateral Interest Purchase Agreement (now or hereafter entered into) (an “Article 15 Agreement”), including, without limitation, (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Seller or Collateral Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided, however, that the Issuer reserves for itself a license to exercise all of the Issuer’s rights pursuant to the Article 15 Agreement without notice to or the consent of the Trustee or any other party hereto (except as otherwise expressly required by this Indenture, including, without limitation, as set forth in Section 15.1(f)) which license shall be and is hereby deemed to be automatically revoked upon the occurrence of an Event of Default hereunder until such time, if any, that such Event of Default is cured or waived.

(b)            The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of each of the Article 15 Agreement, nor shall any of the obligations contained in each of the Article 15 Agreement be imposed on the Trustee.

(c)            Upon the retirement of the Notes and the release of the Collateral from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under each of the Article 15 Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)            The Issuer represents that it has not executed any assignment of the Article 15 Agreement other than this collateral assignment.

(e)            The Issuer agrees that this assignment is irrevocable, and that it shall not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer shall, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may specify.

(f)            The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Seller in the Collateral Interest Purchase Agreement and the Collateral Manager in the Collateral Management Agreement, as applicable, to the following:

(i)            the Seller consents to the provisions of this collateral assignment and agrees to perform any provisions of this Indenture made expressly applicable to the Seller pursuant to the applicable Article 15 Agreement;

(ii)            the Seller acknowledges that the Issuer is collaterally assigning all of its right, title and interest in, to and under the Collateral Interest Purchase Agreement to the Trustee for the benefit of the Noteholders, and the Seller agrees that all of the representations, covenants and agreements made by the Seller in the Article 15 Agreement are also for the benefit of, and enforceable by, the Trustee and the Noteholders;

(iii)            the Seller shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the applicable Article 15 Agreement;

(iv)            none of the Issuer or the Seller shall enter into any agreement amending, modifying or terminating the applicable Article 15 Agreement, (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error) or selecting or consenting to a successor without notifying the Rating Agencies and without the prior written consent and written confirmation of the Rating Agencies that such amendment, modification or termination will not cause its then-current ratings of the Notes to be downgraded or withdrawn;

(v)            except as otherwise set forth herein and therein (including, without limitation, pursuant to Section 12 of the Collateral Management Agreement), the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement, notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts pursuant to the Priority of Payments. The Collateral Manager agrees not to cause the filing of a petition in bankruptcy against the Issuer for the nonpayment of the fees or other amounts payable to the Collateral Manager under the Collateral Management Agreement until the payment in full of all Notes issued under this Indenture and the expiration of a period equal to the applicable preference period under the Bankruptcy Code plus ten days following such payment; and

(vi)            the Collateral Manager irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Collateral Manager irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The Collateral Manager irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Collateral Manager irrevocably consents to the service of any and all process in any action or Proceeding by the mailing by certified mail, return receipt requested, or delivery requiring signature and proof of delivery of copies of such initial process to it at Lument Investment Management, LLC, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: General Counsel. The Collateral Manager agrees that a final and non-appealable judgment by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

ARTICLE XVI

CURE RIGHTS; PURCHASE RIGHTS

Section 16.1     Collateral Interest Purchase Agreements. Following the Closing Date, unless a Collateral Interest Purchase Agreement is necessary to comply with the provisions of this Indenture, the Issuer may acquire Collateral Interests in accordance with customary settlement procedures in the relevant markets. In any event, the Issuer (or the Collateral Manager on behalf of the Issuer) shall obtain from any seller of a Collateral Interest, all Asset Documents with respect to each Collateral Interest that govern, directly or indirectly, the rights and obligations of the owner of the Collateral Interest with respect to the Collateral Interest and any certificate evidencing the Collateral Interest.

Section 16.2     Operating Advisor. If the Issuer, as holder of a Participation has the right pursuant to the related Asset Documents to appoint the operating advisor, directing holder or Person serving a similar function under the Asset Documents, each of the Issuer, the Trustee and the Collateral Manager shall take such actions as are reasonably necessary to appoint the Collateral Manager to such position.

Section 16.3     Purchase Right; Majority Class H Noteholder. If the Issuer, as holder of a Participation, has the right pursuant to the related Asset Documents to purchase any other interest in the same Participated Loan as the Participation (an “Other Tranche”), the Issuer shall, if directed by the Majority of Class H Noteholder, exercise such right, if the Collateral Manager determines, in accordance with the Collateral Management Standard, that the exercise of the option would be in the best interest of the Noteholders, but shall not exercise such right if the Collateral Manager determines otherwise. The Collateral Manager shall deliver to the Trustee an Officer’s Certificate certifying such determination, accompanied by an Act of the Majority of Class H Noteholder directing the Issuer to exercise such right. In connection with the purchase of any such Other Tranche(s), the Issuer shall assign to the Majority of Class H Noteholder or its designee all of its right, title and interest in such Other Tranche(s) in exchange for a purchase price (such price and any other associated expense of such exercise to be paid by the Majority of Class H Noteholders) of the Other Tranche(s) (or, if the Asset Documents permit, the Issuer may assign the purchase right to the Majority of Class H Noteholder or its designee; otherwise the Majority of Class H Noteholder or its designee shall fund the purchase by the Issuer, which shall then assign the Other Tranche(s) to the Majority of Class H Noteholder or its designee), which amount shall be delivered by such Holder or its designee from its own funds to or upon the instruction of the Collateral Manager in accordance with terms of the Asset Documents related to the acquisition of such Other Tranche(s). The Issuer shall execute and deliver at the direction of such Majority of Class H Noteholder such instruments of transfer or assignment prepared by such Holder, in each case without recourse, as shall be necessary to transfer title to such Majority of Class H Noteholder or its designee of the Other Tranche(s) and the Trustee shall have no responsibility with regard to such Other Tranche(s). Notwithstanding anything to the contrary herein, any Other Tranche purchased hereunder by the Issuer shall not be subject to the Grant to the Trustee under the Granting Clauses.

Section 16.4     Representations and Warranties Related to Reinvestment Collateral Interests and Exchange Collateral Interests.

(a)            Upon the acquisition of any Reinvestment Collateral Interest or Exchange Collateral Interest by the Issuer, the related seller shall be required to make representations and warranties substantially in the form attached as Exhibit B to the Collateral Interest Purchase Agreement with such exceptions as may be relevant and reasonably acceptable to the Collateral Manager.

(b)            The representations and warranties in Section 16.4(a) with respect to the acquisition of any Reinvestment Collateral Interest or Exchange Collateral Interest may be subject to any modification, limitation or qualification that the Collateral Manager determines to be reasonably acceptable in accordance with the Collateral Management Standard; provided that the Collateral Manager, upon the Rating Agencies’ request, will provide the Rating Agencies with a report (by providing such report to the 17g-5 Information Provider) attached to each Monthly Report identifying each such affected representation or warranty and the modification, exception, limitation or qualification received with respect to the acquisition of any Reinvestment Collateral Interest and/or Exchange Collateral Interest during the period covered by such Monthly Report, which report may contain explanations by the Collateral Manager as to its determinations.

(c)            The Issuer (or the Collateral Manager on behalf of the Issuer) shall obtain a covenant from the Person making any representation or warranty to the Issuer pursuant to Section 16.4(a) that such Person shall repurchase the related Collateral Interest if any such representation or warranty is breached (but only after the expiration of any permitted cure periods and failure to cure such breach) at a price equal to the Repurchase Price.

ARTICLE XVII

ADVANCING AGENT

Section 17.1     Liability of the Advancing Agent. The Advancing Agent shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Advancing Agent.

Section 17.2     Merger or Consolidation of the Advancing Agent. (a)  The Advancing Agent will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction in which it was formed, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Indenture to perform its duties under this Indenture.

(b)            Any Person into which the Advancing Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Advancing Agent shall be a party, or any Person succeeding to the business of the Advancing Agent shall be the successor of the Advancing Agent, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (it being understood and agreed by the parties hereto that the consummation of any such transaction by the Advancing Agent shall have no effect on the Backup Advancing Agent’s obligations under Section 10.7, which obligations shall continue pursuant to the terms of Section 10.7).

Section 17.3     Limitation on Liability of the Advancing Agent and Others. None of the Advancing Agent or any of its affiliates, directors, officers, employees or agents shall be under any liability for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; provided, however, that this provision shall not protect the Advancing Agent against liability to the Issuer or Noteholders for any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent shall be indemnified by the Issuer pursuant to the priorities set forth in Section 11.1(a) and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Indenture or the Notes, other than any loss, liability or expense (i) specifically required to be borne by the Advancing Agent pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties hereunder (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Indenture); or (ii) incurred by reason of any breach of a representation, warranty or covenant made herein, any misfeasance, bad faith or negligence by the Advancing Agent in the performance of or negligent disregard of, obligations or duties hereunder or any violation of any state or federal securities law.

Section 17.4     Representations and Warranties of the Advancing Agent. The Advancing Agent represents and warrants that:

(a)            the Advancing Agent (i) has been duly organized, is validly existing and is in good standing under the laws of the State of Maryland, (ii) has full power and authority to own the Advancing Agent’s Collateral and to transact the business in which it is currently engaged, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Advancing Agent’s ownership or lease of property or the conduct of the Advancing Agent’s business requires, or the performance of this Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, Collateral or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under, or on the validity or enforceability of, the provisions of this Indenture applicable to the Advancing Agent;

(b)            the Advancing Agent has full power and authority to execute, deliver and perform this Indenture; this Indenture has been duly authorized, executed and delivered by the Advancing Agent and constitutes a legal, valid and binding agreement of the Advancing Agent, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c)            neither the execution and delivery of this Indenture nor the performance by the Advancing Agent of its duties hereunder conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under: (i) the Articles of Incorporation and bylaws of the Advancing Agent, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Advancing Agent is a party or is bound, (iii) any law, decree, order, rule or regulation applicable to the Advancing Agent of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Advancing Agent or its properties, and which would have, in the case of any of (i), (ii) or (iii) of this Section 17.4(c), either individually or in the aggregate, a material adverse effect on the business, operations, Collateral or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under this Indenture;

(d)            no litigation is pending or, to the best of the Advancing Agent’s knowledge, threatened, against the Advancing Agent that would materially and adversely affect the execution, delivery or enforceability of this Indenture or the ability of the Advancing Agent to perform any of its obligations under this Indenture in accordance with the terms hereof; and

(e)            no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Advancing Agent of its duties hereunder, except such as have been duly made or obtained.

Section 17.5     Resignation and Removal; Appointment of Successor. (a)  No resignation or removal of the Advancing Agent and no appointment of a successor Advancing Agent pursuant to this Article 17 shall become effective until the acceptance of appointment by the successor Advancing Agent under Section 17.6.

(b)            The Advancing Agent may, subject to Section 17.5(a), resign at any time by giving written notice thereof to the Issuer, the Note Administrator, the Trustee, the Servicer, the Collateral Manager, the Noteholders and the Rating Agencies.

(c)            The Advancing Agent may be removed at any time by Act of Supermajority of the Class H Notes upon written notice delivered to the Trustee and to the Issuer.

(d)            If the Advancing Agent fails to make a required Interest Advance and it has not determined such Interest Advance to be a Nonrecoverable Interest Advance, the Note Administrator shall terminate such Advancing Agent and replace such Advancing Agent with a successor Advancing Agent, subject to the satisfaction of the Rating Agency Condition. Following the termination of the Advancing Agent, the Backup Advancing Agent shall make Interest Advances until a successor advancing agent is appointed.

(e)            Subject to Section 17.5(d), if the Advancing Agent shall resign or be removed, upon receiving such notice of resignation or removal, the Issuer shall promptly appoint a successor advancing agent by written instrument, in duplicate, executed by an Authorized Officer of the Issuer, one copy of which shall be delivered to the Advancing Agent so resigning and one copy to the successor Advancing Agent, together with a copy to each Noteholder, the Trustee, the Note Administrator, the Collateral Manager, the Servicer and the Special Servicer; provided that such successor Advancing Agent shall be appointed only subject to satisfaction of the Rating Agency Condition, upon the written consent of a Majority of Class H Noteholders. If no successor Advancing Agent shall have been appointed and an instrument of acceptance by a successor Advancing Agent shall not have been delivered to the Advancing Agent within 30 days after the giving of such notice of resignation, the resigning Advancing Agent, the Trustee, the Note Administrator, or the Majority Class H Noteholder on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Advancing Agent.

(f)            The Issuer shall give prompt notice of each resignation and each removal of the Advancing Agent and each appointment of a successor Advancing Agent by mailing written notice of such event by first class mail, postage prepaid, to the Rating Agencies, the Trustee, the Note Administrator, and to the Holders of the Notes as their names and addresses appear in the Notes Register.

Section 17.6     Acceptance of Appointment by Successor Advancing Agent. (a)  Every successor Advancing Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Collateral Manager and the retiring Advancing Agent an instrument accepting such appointment hereunder and under the Servicing Agreement. Upon delivery of the required instruments, the resignation or removal of the retiring Advancing Agent shall become effective and such successor Advancing Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Advancing Agent hereunder and under the Servicing Agreement.

(b)            No appointment of a successor Advancing Agent shall become effective unless (1) the Rating Agency Condition has been satisfied with respect to the appointment of such successor Advancing Agent and (2) such successor has a long-term unsecured debt rating of at least “A” by Fitch, and whose short-term unsecured debt rating is at least “F1” from Fitch.

Section 17.7     Removal and Replacement of Backup Advancing Agent. The Note Administrator shall replace any such successor Advancing Agent (excluding the Note Administrator in its capacity as Backup Advancing Agent) upon receiving notice that such successor Advancing Agent’s long-term unsecured debt rating at any time becomes lower than “A” by Fitch, and whose short-term unsecured debt rating becomes lower than “F1” by Fitch, with a successor Advancing Agent that has a long-term unsecured debt rating of at least “A” by Fitch, and whose short-term unsecured debt rating is at least “F1” from Fitch.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the day and year first above written.

LMNT CRE 2025-FL3, LLC, as Issuer

By:	/s/James A. Briggs
Name: James A. Briggs
Title: Chief Financial Officer

LMNT 2025-FL3 - Indenture

LUMENT COMMERCIAL MORTGAGE TRUST, as Advancing Agent

By:	/s/James A. Briggs
Name: James A. Briggs
Title: Chief Financial Officer

LMNT 2025-FL3 - Indenture

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Note Administrator

By:	/s/ Amber Nelson
Name: Amber Nelson
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jacob Stapleford
Name: Jacob Stapleford
Title: Assistant Vice President

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Amber Nelson
Name: Amber Nelson
Title: Vice President

LMNT 2025-FL3 - Indenture

SCHEDULE A

CLOSING DATE COLLATERAL INTERESTS

COLLATERAL INTEREST SCHEDULE

#	Collateral Interest Name	Collateral Interest Principal Balance	Collateral Interest Type
1.	Axiom Westwood	$42,905,000.00	Pari Passu Participation
2.	Meridia Lincoln Park 115	$40,000,000.00	Whole Loan
3.	Luxe Park Apartments	$36,800,000.00	Whole Loan
4.	Federal Hill Apartments	$36,000,000.00	Whole Loan
5.	Elandis Daytona Portfolio	$35,000,000.00	Pari Passu Participation
6.	View at Estancia	$34,831,030.00	Pari Passu Participation
7.	Redwood Lockport (S Farrell Rd Il)-Ph I	$27,500,000.00	Whole Loan
8.	Harbor Village	$26,049,290.91	Whole Loan
9.	Redwood Marysville SR 4 (OH) - Phase I	$25,500,000.00	Whole Loan
10.	Imber at Union Mills	$23,370,017.80	Pari Passu Participation
11.	Blossom Towers	$23,348,000.00	Pari Passu Participation
12.	NC13 MHC Portfolio	$22,999,999.93	Pari Passu Participation
13.	Park at Netherley	$22,872,353.84	Pari Passu Participation
14.	Redwood Obetz - Phase I	$21,990,280.67	Pari Passu Participation
15.	Estara Apartments	$21,916,752.63	Pari Passu Participation
16.	Landings at Willowbrook	$21,644,684.06	Pari Passu Participation
17.	Silverado - Hermann Park Memory Care Com	$18,920,000.00	Pari Passu Participation
18.	Silverado Barton Springs Memory Care Community	$18,590,000.00	Whole Loan
19.	South Orange Tower	$18,341,501.70	Pari Passu Participation
20.	Redwood Kannapolis Parkway (NC)-Phase I	$17,030,000.00	Pari Passu Participation
21.	The Reserve at Madison Flatts	$16,260,000.00	Pari Passu Participation
22.	Redwood Delta Township Willow Highway	$15,750,000.00	Pari Passu Participation
23.	Silverado - Southlake Memory Care Commu	$15,735,000.00	Whole Loan
24.	Mallard Creek	$15,449,323.06	Pari Passu Participation
25.	Villa Sierra	$12,851,562.92	Pari Passu Participation
26.	On the Greens	$11,550,000.00	Pari Passu Participation
27.	Town Park Villas	$11,202,535.00	Pari Passu Participation
28.	Cottages Portfolio	$8,500,000.00	Pari Passu Participation
29.	Marina Towers Annex	$6,000,000.00	Whole Loan
30.	Bellflower Terrace	$5,987,732.00	Whole Loan
31.	South Bank at Quarry Trails	$3,100,000.00	Pari Passu Participation

DELAYED ACQUISITION COLLATERAL INTEREST SCHEDULE

Collateral Interest Name	Collateral Interest Principal Balance	Collateral Interest Type
Estara Apartments	$21,916,752.63	Pari Passu Participation
Silverado - Hermann Park Memory Care Com	$18,920,000.00	Pari Passu Participation
Silverado Barton Springs Memory Care Community	$18,590,000.00	Whole Loan
South Orange Tower	$18,341,501.70	Pari Passu Participation
Silverado - Southlake Memory Care Commu	$15,735,000.00	Whole Loan
Mallard Creek	$15,449,323.06	Pari Passu Participation

Sch. A-1

SCHEDULE B

BENCHMARK

Calculation of the Benchmark

For purposes of calculating Term SOFR, the Issuer shall initially appoint the Note Administrator as calculation agent (in such capacity, the “Calculation Agent”). Term SOFR with respect to any Interest Accrual Period shall be determined by the Calculation Agent in accordance with the following provisions:

1.            On each Benchmark Determination Date, Term SOFR shall equal the rate, as obtained by the Calculation Agent, identified as “1 Month CME Term SOFR,” as reported on the Term SOFR Source as of the Reference Time.

2.            If, on any Benchmark Determination Date, Term SOFR does not appear on the Term SOFR Source by 5:00 p.m. (New York City time), then Term SOFR for purposes of calculating Term SOFR shall be the rate published on the last SOFR Business Day preceding such Benchmark Determination Date for which Term SOFR was published.

3.            In no event shall Term SOFR be less than zero.

In making the above calculations, all percentages resulting from the calculation shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point (0.00001%).

Sch. B-1

SCHEDULE C

LIST OF AUTHORIZED OFFICERS OF COLLATERAL MANAGER

Name	Title
Tyler Griffin	President of Mortgage Banking
Travis Krueger	Chief Operating Officer
James P. Flynn	Chief Executive Officer
Robert T. Kirkwood	Chief Financial Officer
Michele Halickman	Chief Compliance Officer
James A. Briggs	Chief Accounting Officer
Scott E. Griffin	Deputy Chief Financial Officer and Treasurer
Sean M. Quinn	Controller
Alexander Lizarazo	Managing Director
Andrew Tsang	Managing Director
Zachary Halpern	Managing Director
Polina Tsaliev	Director
Stephanie Culpepper	General Counsel and Secretary
Jennifer L.E. Bierlein	Deputy General Counsel and Assistant Secretary
Nicole C. Kennedy	Assistant Secretary

Sch. C-1